THIS SIXTH SUPPLEMENTAL AGREEMENT is dated 10th December, 2001 and made between:

(1) TRADER.COM N.V. a company incorporated in The Netherlands with its registered office at Overschiestraat 161, 1062 XD, Amsterdam, The Netherlands (the "Parent");

(2) TRADER.COM GROUP B.V., a company incorporated in The Netherlands with its registered office at Overschiestraat 161, 1062 XD, Amsterdam, The Netherlands, for itself and as agent for each of the Obligors (the "Obligors' Agent");

(3) CREDIT SUISSE FIRST BOSTON as arranger of the Facilities (the "Arranger");

(4) CREDIT SUISSE FIRST BOSTON as agent for the Lenders (in this capacity the "Facility Agent");

(5) DLJ CAPITAL FUNDING, INC. as security agent and trustee for the Lenders (in this capacity the "Security Agent"); and

(6) CREDIT SUISSE FIRST BOSTON as syndication manager (in this capacity the "Syndication Agent").

WHEREAS:

(A) This Agreement is supplemental to a credit agreement originally dated 11th December, 1998 (as novated, supplemented, amended and restated from time to time including without limitation by supplemental agreements dated 20th October, 1999, 14th February, 2000, 5th April, 2000, 30th June, 2000 and 25th May, 2001 the "Credit Agreement").

(B) The Parties have agreed to the giving of various waivers and to supplement and amend the Credit Agreement on and subject to the terms set out below.

IT IS AGREED as follows:

1. INTERPRETATION

1.1 Definitions

(a) Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(b) "Effective Date" means the date on which the Facility Agent confirms to the Obligors' Agent that it has received all of the documents referred to in Schedule 1 in form and substance satisfactory to it (or waived the requirement to receive any such document prior to the Effective Date).

1.2 Construction

The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Credit Agreement are to be construed as references to this Agreement.

2. AMENDMENTS

(a) Subject as set out below, the Credit Agreement will be amended from the Effective Date so that it shall then be in the form set out in Appendix 1 (the "Amended Credit Agreement").

(b) The Credit Agreement will not be amended by this Agreement unless the Facility Agent notifies the Obligors' Agent and the Lenders that it has received (or waived the requirement to receive such document prior to the Effective Date) all of the documents set out in Schedule 1 in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification as soon as reasonably practicable.

3. REPRESENTATIONS AND WARRANTIES

By the Obligors' Agent's execution of this Agreement, it and each other Obligor represents and warrants to each Finance Party on the date of this Agreement and on the Effective Date that:

(a) Powers and authority: It has the power to enter into and perform this Agreement and the Amended Credit Agreement and the transactions to be implemented pursuant thereto, and has taken all necessary action to authorise the entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement (including, without limitation, under the Amended Credit Agreement).

(b) Legal Validity: Subject to the Reservations, this Agreement constitutes, and the Amended Credit Agreement will constitute, its legal, valid and binding obligations enforceable against it and no limit on its powers will be exceeded as a result of the transactions and matters provided for in the Agreement and the Amended Credit Agreement.

(c) Non-conflict: The entry into and performance by it of, and the transactions contemplated by the Agreement and the Amended Credit Agreement, do not:

(i) conflict with any law or judicial or official regulation applicable to it; or

(ii) conflict with its constitutional documents; or

(iii) conflict in any respect with, or entitle any third party to terminate, any agreement or document which is binding upon it, any other member of the Group or any asset of any member of the Group in a manner or to an extent which would be reasonably likely to have a Material Adverse Effect or in a manner or to an extent which could result in any liability on the part of any Finance Party to any third party.

(d) Authorisations: All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by this Agreement (including, without limitation, under the Amended Credit Agreement) have been obtained or effected (as appropriate) and are in full force and effect or will be obtained before any of the contemplated transactions are carried out.

(e) No default: No Default is outstanding or is reasonably likely to result from the amendment and restatement of the Credit Agreement provided for in this Agreement.

(f) Obligors' Agent: The Obligors' Agent is duly authorised and empowered by each other Obligor to execute this Agreement on its behalf.

(g) Representations in the Credit Agreement: With the exception of Clause 20.1(e), (j), (w) and (x) of the Credit Agreement, the representations and warranties set out in Clause 20 (Representations and Warranties) of the Credit Agreement are repeated on and are true as if made on the date of this Agreement and on the Effective Date. The representations and warranties set out in Clause 20.1(e) are repeated on and true if made on the Effective Date.

4. INCORPORATION

(a) This Agreement is designated as a Senior Finance Document.

(b) This Agreement shall, from the Effective Date, be deemed to be incorporated as part of the Credit Agreement so that references in the Credit Agreement to "this Agreement", "herein" and like terms shall include this Agreement and the Credit Agreement as supplemented and amended by this Agreement.

(c) Except as otherwise provided in this Agreement, the Senior Finance Documents remain in full force and effect.

5. GUARANTORS

The Obligors' Agent agrees on behalf of each Guarantor to the amendment of the Credit Agreement provided for in this Agreement and confirms that the guarantee given by such Obligor under the Credit Agreement (and any Guarantor Accession Agreement entered into by such Obligor) remains in full force and effect and covers all amounts outstanding from time to time under the Amended Credit Agreement (subject to any limitation originally provided for in relation to it in the Credit Agreement (or any Guarantor Accession Agreement entered into by it)).

6. SECURITY

The Obligors' Agent agrees on behalf of each Obligor that each Security Document granted by the Obligors remains in full force and effect and secures all amounts outstanding from time to time under the Amended Credit Agreement (subject to any limitation set out in such Security Document or under the Amended Credit Agreement or any Guarantor Accession Agreement).

7. FEES AND EXPENSES

The Company shall reimburse the Facility Agent for the reasonable out-of-pocket charges and expenses (including, without limitation, the fees and expenses of legal advisers) incurred by it in connection with the negotiation, preparation, printing and execution of this Agreement, together with all value added and similar taxes applicable to the same.

8. MISCELLANEOUS

(a) The provisions of Clauses 26 (Expenses), 29 (Amendments and Waivers), 36 (Notices) and 37 (Jurisdiction) of the Credit Agreement shall apply to this Agreement as though they were set out in this Agreement in full, but as if references in those Clauses to the Credit Agreement were references to this Agreement.

(b) The terms of this Agreement may only be enforced by a party to it and the operations of the Contracts (Rights of Third Parties) Act 1999 are excluded.

9. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10. GOVERNING LAW

This Agreement is governed by English law. This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

1.A certificate of an authorised signatory of the Obligors' Agent confirming that the copy of the constitutional documents of each Obligor in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2. A copy of a resolution of the board of directors and the shareholders of the Obligors' Agent approving the terms of this Agreement and authorising a specified person or persons to execute it on its behalf.

SIGNATORIES TO SUPPLEMENTAL AGREEMENT

Parent

TRADER. COM N.V.
By: DIDIER BRETON

Obligors' Agent
(for and on behalf of each of the Obligors)

TRADER.COM GROUP B.V .
By: RUUD WAALS

Arranger

CREDIT SUISSE FIRST BOSTON
By: NICK BURNHAM
STEVE MARTIN

Facility Agent
(for and on behalf of the Lenders)

CREDIT SUISSE FIRST BOSTON
By: NICK BURNHAM
STEVE MARTIN

Security Agent

DLJ CAPITAL FUNDING, INC.
By: HOWARD SHAMS

APPENDIX 1

AMENDED AND RESTATED CREDIT AGREEMENT

DATED 11th December, 1998

Between

TRADER.COM N.V.
and others as Borrowers and/or Guarantors

CREDIT SUISSE FIRST BOSTON
as Arranger

THE LENDERS

CREDIT SUISSE FIRST BOSTON
as Facility Agent and Syndication Agent

and

DLJ CAPITAL FUNDING, INC.
as Security Agent

ALLEN & OVERY
London

THIS CREDIT AGREEMENT is an amended and restated agreement which sets out the terms on which the Agreement dated 11th December, 1998 has been amended and restated and sets out the terms and conditions on which certain facilities continue to be made available, and in its amended and restated form is made between:

(1) TRADER.COM N.V. a company incorporated in the Netherlands with its registered office at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, The Netherlands (the "Parent");

(2) THE COMPANIES listed in Part I of Schedule 1 (if any) as borrowers and drawers (in this capacity each an "Original Borrower");

(3) THE COMPANIES listed in Part II of Schedule 1 as guarantors (in this capacity each an "Original Guarantor");

(4) CREDIT SUISSE FIRST BOSTON. as arranger of the Facilities (the "Arranger");

(5) THE BANKS AND FINANCIAL INSTITUTIONS set out in Schedule 2 as the original providers of the Facilities (as defined below) (in this capacity the "Original Lenders");

(6) CREDIT SUISSE FIRST BOSTON. as agent for the Lenders (in this capacity the "Facility Agent");

(7) DLJ CAPITAL FUNDING, INC. as security agent and trustee for the Lenders (in this capacity the "Security Agent"); and

(8) CREDIT SUISSE FIRST BOSTON as syndication manager (in this capacity the "Syndication Agent").

IT IS AGREED as follows:

1. INTERPRETATION

1.1 Definitions

In this Agreement terms defined above or in Clause 22 have the same meaning when used in this Agreement and:

"Acceptable Equity Issue" has the meaning given to that term in Clause 21.18.

"Acceptable Equity Proceeds" means the amount received in cash by the Parent pursuant to an Acceptable Equity Issue.

"Accession Agreement" means a Borrower Accession Agreement, Guarantor Accession Agreement, Agent's Accession Agreement, LC Bank Accession Agreement or Obligor's Accession Agreement, or any of them as the context requires (together the "Accession Agreements").

"Accounting Date" means each 31st March, 30th June, 30th September and 31st December, save as any such date may be adjusted by the Parent by not more than 4 days forward or backward to avoid an Accounting Date falling on a day which is not a Business Day and/or to ensure that all Accounting Dates fall on the same day of the week.

"Accounting Period" in relation to any person means any period of approximately one month, three months or one year for which Accounts of such person are required to be prepared ending, in the case of each three month and each one year period, on an Accounting Date.

"Accounts" means at any time the latest audited or unaudited, as the case may be, consolidated accounts of the Group and any other consolidated or unconsolidated accounts of any member of the Group or the Internet Group or combined or as the case may be aggregated accounts of the Group or the Internet Group in each case delivered or required to be delivered to the Facility Agent pursuant to this Agreement, as the context requires.

"Acquired Assets" means the shares and assets acquired or to be acquired by Tivana Holding BV and Montaigne VII BV pursuant to the terms of the Share Purchase Agreements and all other rights, assets and liabilities (tangible and intangible, present and future, actual and contingent) acquired by the Parent or its Subsidiaries pursuant to the Share Purchase Agreements.

"Acquisition" means the acquisition of the Acquired Assets by the Parent or its Subsidiaries pursuant to the Share Purchase Agreements.

"Acquisition Costs" means all fees, costs, expenses, stamp, registration and capital taxes incurred by the Parent (or any other member of the Group and including any amount required to be reimbursed by any Newco to Floscule in respect of any such costs and expenses) in connection with the structuring of the transactions contemplated in the Transaction Documents, due diligence and the negotiation, preparation, execution, notarisation and registration of the Transaction Documents.

"Acquisition Target" means any company or corporation whose shares or stock are to be acquired by any member of the Group, the consideration for which acquisition is to be provided (in part) from out of the proceeds of a Tranche E Advance, together with any Subsidiaries of any such company or corporation.

"Additional Borrower" means a member of the Group which becomes a Borrower in accordance with Clause 19.1.

"Additional Cost" means:

(a) in relation to each Utilisation or overdue amount, the cost as calculated by the Facility Agent in accordance with Schedule 9 imputed to each Lender participating in such Utilisation or overdue amount through a Facility Office in the United Kingdom of compliance with the Mandatory Cost requirements of the Bank of England and/or the banking supervision or other costs of the Financial Services Authority during that Interest Period, expressed as a percentage rate per annum; and

(b) in relation to each Utilisation or overdue amount denominated in Dollars made to or owed by a U.S. Obligor, the rate per annum determined from the formula (A)(i) LIBOR applicable to such Utilisation or amount for the relevant Interest Period divided by (ii) 1 minus the Euro-Dollar Reserve Percentage minus (B) LIBOR applicable to such Utilisation or overdue amount for that Interest Period; and

(c) without double counting, in relation to each Utilisation or overdue amount the rate per annum certified by any Lender to the Facility Agent to be the cost to that Lender of compliance with all reserve assets, liquidity or cash margin or other requirements of any applicable monetary or other authority with whose requirements that Lender is required or accustomed to comply in relation to that Utilisation or overdue amount.

"Additional Guarantor" means a member of the Group which becomes a Guarantor in accordance with Clause 19.2.

"Additional Subordinated Debt" means the cash proceeds of (a) any issue or borrowing of subordinated debt or subordinated securities by any Holdco (such subordinated debt or securities being on terms which comply with Clause 21.10(a) or (f)) and being borrowed from or issued to a person who is not a member of the Group or (b) any issue of shares for cash by the Parent, in each case made after 15th December, 1998 and net in each case of any costs and expenses reasonably incurred by such member of the Group in connection with such issue or borrowing; provided that the following shall not constitute Additional Subordinated Debt for the purposes of this definition and the Senior Finance Documents;

(i) the proceeds of any issue or borrowing of subordinated debt or securities by the Parent or any other Holdco which are or have been used to refinance any subordinated debt of any Holdco; or

(ii) any Acceptable Equity Proceeds which are or have been:

(A) used to fund any acquisition under Clause 21.34(a) within six months of receipt by the Parent of such Acceptable Equity Proceeds;

(B) used to fund any Capital Expenditure which is part of or in connection with the Internet Group within six months of receipt by the Parent of such Acceptable Equity Proceeds; or

(C) retained by any one or more members of the Group in an aggregate amount not exceeding in any annual Accounting Period of the Group or four consecutive quarterly Accounting Periods of the Group (taken together as one period) the amount of any negative Internet EBITDA for such period; or

(D) the IPO Proceeds.

"Adjusted Consolidated Cash Flow" for any annual Accounting Period means Consolidated Cash Flow (as defined in Clause 22.1) for such period, adjusted by deleting sub-paragraph (ii) of the definition of Consolidated Cash Flow and replacing it with "(ii) minus all Acceptable Equity Proceeds included in the calculation of Consolidated EBITDA for such period" and by deleting sub-paragraph (iv) of the definition and replacing it with "(iv) minus the Permitted Capital Expenditure for such period;".

"Advance" means the principal amount of each borrowing under this Agreement from:

(a) the Tranche A Commitments (each a "Tranche A Advance"); or

(b) the Tranche B Commitments (each a "Tranche B Advance"); or

(c) the Tranche C Commitments (each a "Tranche C Advance"); or

(d) the Tranche D Commitments (each a "Tranche D Advance"); or

(e) the Tranche E Commitments (each a "Tranche E Advance"); or

in each case, the principal amount thereof outstanding from time to time and without any such designation means a Tranche A Advance, a Tranche B Advance, a Tranche C Advance, a Tranche D Advance or a Tranche E Advance as the context requires.

"Affiliate" in relation to any person means a Subsidiary or a Holding Company of that person and any other Subsidiary of a Holding Company of that person.

"Agent" means the Facility Agent, the Syndication Agent or the Security Agent, as the context requires.

"Agent's Accession Agreement" means an accession agreement substantially in the form of Part VI of Schedule 6 with such amendments as the Facility Agent may approve or reasonably require.

"Agent's Spot Rate of Exchange" with respect to any Optional Currency on any day means the spot rate of exchange of the Facility Agent (as determined by the Facility Agent) for the purchase of the appropriate amount of such Optional Currency with Euros in the London Foreign Exchange Market in the ordinary course of business at or about 10.00 a.m. on the day in question for delivery two Business Days thereafter.

"Agreed Form Accounts" means the form of monthly and quarterly consolidated management Accounts of the Group in the format and with the headings and level of information agreed by the Parent and the Facility Agent from time to time (or if not so agreed as reasonably required by the Facility Agent).

"Agreed Form Acquisition Target Accounts" means either (a) the audited and/or proforma management accounts of the Acquisition Target for the twelve month period preceding the date of acquisition of the Acquisition Target by a member of the Group restated by the Auditors in accordance with the Applicable Accounting Principles or (b) such other financial information relating to the Acquisition Target prepared on a basis consistent with the Applicable Accounting Principles as is acceptable to the Facility Agent (acting reasonably).

"Agreed Form Internet Accounts" means the form of the monthly, quarterly and annual aggregated financial statements of the Internet Group in the format and with the heading and level of information agreed by the Parent and the Facility Agent from time to time (or if not so agreed as reasonably required by the Facility Agent (acting reasonably)).

"Ancillary Bank" means any Lender which becomes an Ancillary Bank by operation of Clause 7.

"Ancillary Commitment" means, at any time, the maximum principal amount permitted to be made available under the Ancillary Facility relative thereto (which shall not, in any event exceed the Tranche D Commitment of the relevant Ancillary Bank) to the extent not cancelled or reduced under this Agreement.

"Ancillary Documents" means the documents and other instruments pursuant to which the Ancillary Facility is made available and the Ancillary Outstandings are evidenced.

"Ancillary Outstandings" means, at any time and with respect to any Ancillary Bank, the aggregate in Euros (as calculated by such Ancillary Bank) of all of the following amounts outstanding at such time under the Ancillary Facility of such Ancillary Bank then in force:

(a) all amounts of principal then outstanding under any overdraft, cheque drawing or other current account facilities determined on the same basis (whether net or gross) as that for determination of any limit on such facilities imposed by the terms thereof;

(b) the maximum potential liability (excluding amounts stated to be in respect of interest) under all guarantees, bonds and letters of credit then outstanding under any guarantee, bond, letter of credit or acceptance facilities comprised in the Ancillary Facility; and

(c) in respect of any other facility or financial accommodation, such other amount as fairly represents the aggregate exposure of that Ancillary Bank with respect thereto under its Ancillary Facility, as reasonably determined by that Ancillary Bank from time to time in accordance with its usual banking practice for facilities or accommodation of the relevant type.

"Applicable Accounting Principles" means for the purposes of the preparation and/or audit of any Accounts (whether consolidated or unconsolidated):

(a) of the Parent or of any member of the Group incorporated in the United States of America to be delivered hereunder, accounting principles and practices generally accepted in the United States of America applied consistently and any variation to such accounting principles and practices which has been approved under Clause 21.5(d);

(b) of the Internet Group, the accounting principles and practices set out in Schedule 12 applied consistently; and

(c) of any other member of the Group, accounting principles and practices generally accepted in the country in which such member is incorporated and approved by the relevant local accounting standards board or other applicable authority consistently applied, and any variation to such accounting principles and practices which have been approved under Clause 21.5(d).

"Approved Bank" means in the case of any member of the Group incorporated or established in the United States of America, Canada, Australia or any member state of the European Community (or any part of any such country or state), the current banks providing local banking facilities used by members of the Group in each such jurisdiction and notified to the Arranger in writing prior to the Effective Date (unless the Majority Lenders notify the Obligors' Agent prior to Closing that they do not so approve of any such current bank) or any other bank in such jurisdiction from time to time notified by the Parent to the Facility Agent which is a Lender or which has a short term rating of A1/P1 from Standard & Poors Corporation or Moody's Investor Services Inc.

"Auditors" means any of KPMG, PricewaterhouseCoopers, Ernst & Young, Arthur Andersen or Deloitte & Touche, or any successor firm of any of them appointed to audit the annual consolidated Accounts of the Parent.

"Australian Dollars" and "AUD" means the lawful currency for the time being of Australia.

"Available Additional Subordinated Debt" means at any time the aggregate amount of Additional Subordinated Debt, minus each of:

(i) the aggregate amount already applied or required to be applied in prepayment of the Utilisations under Clause 9.5(a)(iv); and

(ii) the aggregate amount which has already been applied by members of the Group in making acquisitions or investments (or repaying any Borrowings in relation thereto or paying any related acquisition costs or expenses) permitted under Clause 21.15(d)(iii) or (iv); and

(iii) the aggregate amount which has already been applied under Clause 4.3(e)(i)(I) by members of the Group in making Permitted Acquisitions (or in repaying any Borrowings in relation thereto or paying any related acquisition costs or expenses); and

(iv) the aggregate amount already applied in curing any breach of Clause 22.2 as contemplated in Clause 23.1(b)(ii).

"Available Excess Cash Flow" means at any time the aggregate amount of Excess Cash Flow which the Group has generated in previous annual Accounting Periods as determined by reference to the audited consolidated Accounts of the Group delivered to the Facility Agent under Clause 21.2(a)(i) for each such annual Accounting Period, minus:

(i) the aggregate amount applied or required to be applied by any member of the Group in prepayment of the Utilisations under Clause 9.7 in respect of the Excess Cash Flow generated in such previous annual Accounting Periods; and

(ii) the aggregate amount which has been applied by members of the Group in making acquisitions or investments (or repaying any Borrowings in relation thereto or paying any related acquisition costs or expenses) permitted under Clause 21.15(d)(ii) or (v); and

(iii) the aggregate amount which has been applied under Clause 4.3(e)(i)(III) by members of the Group in making Permitted Acquisitions (or in repaying any Borrowings in relation thereto or paying any related acquisition costs or expenses).

"Available Facility Amount" means the amount of the Tranche D Commitments less the Original Euro Amount of the then outstanding Tranche D Utilisations at such time taking into account any Tranche D Utilisations scheduled to be made, repaid or prepaid by assuming that the same occurs when due.

"Availability Period" means:

(a) the period from the date of this Agreement to:

(i) in respect of the Tranche A Commitments, close of business in London on 31st December, 2005 (the "Tranche A Availability Period"); and

(ii) in respect of the Tranche D Commitments, close of business in London on the date one month prior to the Final A Repayment Date or if earlier the date that all amounts outstanding under the Tranche A Facility have been repaid or prepaid in full (the "Tranche D Availability Period"); and

(iii) in respect of the Tranche E Commitments, close of business in London on 30th June, 2001 unless extended under Clause 9.1(c) (the "Tranche E Availability Period");

(b) in respect of the Tranche B Commitments, the Effective Date (the "Tranche B Availability Period").

"Beginning Internet Maximum Amount" means for the quarterly Accounting Period ended 31st March, 2001, euro 50,000,000 and thereafter shall be taken from the End Internet Maximum Amount for the previous quarterly Accounting Period, except for the quarter ended 31st March, 2002 for which the Beginning Internet Maximum Amount is the End Internet Maximum Amount for the previous quarterly Accounting Period, plus euro10,000,000.

"Bonds" has the meaning given to that term in Clause 21.10(f).

"Borrower" means an Original Borrower or an Additional Borrower.

"Borrower Accession Agreement" means a letter substantially in the form of Part II of Schedule 6 with such amendments as the Facility Agent may approve or reasonably require.

"Borrowings" means any indebtedness (including any interest and other charges relating thereto) in respect of:

(a) moneys borrowed or raised and debit balances at banks;

(b) any debenture, bond, bill, note, loan stock or other security;

(c) any acceptance or documentary credit;

(d) receivables sold or discounted (otherwise than on a non-recourse basis);

(e) the acquisition cost of any asset or service to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment (i) is arranged primarily as a method of raising finance or financing the acquisition of that asset or service or (ii) is normal in the trade concerned and the advance is expressed to be payable more than 90 days before, or the deferred payment is payable more than 90 days after, the date of acquisition or possession of such asset;

(f) finance leases, capital leases and hire purchase and other arrangements treated as finance leases or capital leases in accordance with the Applicable Accounting Principles or which are entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g) currency or interest rate swap, or hedging arrangements or financial futures transactions provided that any such arrangements or transactions shall be valued at the net amount owing to any counterparty under any such arrangement or transaction (to the extent that the underlying contract provides for net payments);

(h) any other transaction having the commercial effect of a borrowing (whether involving money or commodities); or

(i) any guarantee, indemnity, letter of credit or similar assurance against financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (h) inclusive and any legally binding agreement to maintain the solvency of any person whether by investing in, lending to or purchasing any assets of such person, provided that for the purposes of the definitions of "Senior Debt", "Total Cash Pay Debt" and "Total Cash Pay Debt Service" in Clause 22 the term "Borrowings" when used in such definitions shall not include any amounts outstanding under the Hedging Documents (or any other interest rate swaps entered into in connection with the Facilities) or any amounts outstanding under any forward foreign exchange contract with a maturity of less than 12 months.

"Business Day" means:

(a) a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in London and New York of the type contemplated by this Agreement including for the giving and receiving of notices under this Agreement; and

(b) in respect of a day on which a payment or other transaction in an Optional Currency is required under this Agreement a day (not being a Saturday or Sunday) on which banks and foreign exchange markets are open for business in the principal financial centre in the country of that Optional Currency; and

(c) in respect of a day on which a payment or other transaction involving a sum denominated in Euros is required under this Agreement, a TARGET Day.

"Business Plan" means the Banking Base Case dated 23rd February, 2000 in the agreed form.

"Canadian Borrower" means a Borrower incorporated under the federal laws of Canada or the laws of any Province of Canada, as the case may be.

"Canadian Dollars" and "CAD" means the lawful currency for the time being of Canada.

"Canadian Reorganisation" means the transactions described in Schedule 11.

"Canco" means Tivana Holding (Canada) Inc. a company incorporated under the Canada Business Corporations Act.

"Capital Expenditure" means any expenditure which should be treated as capital expenditure in the audited consolidated Accounts of the Group in accordance with the Applicable Accounting Principles.

"Cash Equivalent Investments" means:

(a) debt securities (denominated in Canadian Dollars, Australian Dollars, French Francs, Spanish Pesetas, Euros, Dollars or an Optional Currency in which a then outstanding Advance is denominated) issued by the government of Canada, the United States of America, Australia, France or Spain having not more than six months to final maturity and which are not convertible into any other form of security;

(b) debt securities (denominated in Canadian Dollars, Australian Dollars, French Francs, Spanish Pesetas, Euros, Dollars or an Optional Currency in which a then outstanding Advance is denominated) which have not more than 60 days to final maturity, are not convertible into any other form of security, are rated P1 (Moody's Investor Services Inc.) and A-1 (Standard & Poor's Corporation) and are not issued or guaranteed by any member of the Group; and

(c) such other securities (if any) as are approved as such in writing by the Facility Agent in its reasonable discretion.

"CGIP" means Compagnie Generale d'Industrie et de Participations.

"Chief Financial Officer" means the chief finance officer of the Parent from time to time (being Francois Jallot at the Effective Date) or in his absence a nominated party (being a member of the senior management of the Group).

"Commitment" in relation to a Lender means:

(a) when designated "Tranche A", "Tranche B", "Tranche C", "Tranche D" or "Tranche E", the amount appearing and designated as such against that Lender's name in Schedule 2 or in a Transfer Agreement or other document by which it became party to or acquired rights under this Agreement; or

(b) without any such designation, a Lender's Tranche A Commitment or Tranche B Commitment or Tranche C Commitment or Tranche D Commitment or Tranche E Commitment, as the context requires,

in each case as reduced or increased from time to time pursuant to any Transfer Agreement or other transfer pursuant to Clause 30 to which such Lender is party and in the case of the Tranche A Commitments subject to Clause 2.6 (Tranche A Commitment Amount), and to the extent not cancelled, reduced, transferred or terminated under this Agreement (collectively the "Total Commitments").

"Dangerous Substance" means any radioactive emissions, noise and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

"Default" means (a) an Event of Default or (b) an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (where such other condition is specified in this Agreement as being applicable) or combination of the foregoing, would constitute an Event of Default provided that any such event which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default until that condition is satisfied.

"Disposals Group" means Target Media of Puerto Rico, Inc, HM Auto Market Inc, and Hebdo Sports Inc.

"Documentary Credit" means any letter of credit, guarantee or bond issued or to be issued pursuant to Clause 5.5 in each case as varied from time to time.

"Dollar Equivalent" means in relation to an amount expressed or denominated in Euros or an Optional Currency (other than Dollars), the equivalent thereof in Dollars converted at the spot rate of exchange of the Facility Agent (as determined by the Facility Agent) for the purchase of the appropriate amount of such currency with Dollars in the London Foreign Exchange Market in the ordinary course of business at or about 10.00am on the date two Business Days prior to the Effective Date for delivery on the Effective Date.

"Dollars" and "USD" means the lawful currency for the time being of the United States of America.

"Effective Date" means 5th April, 2000.

"EMU" means European Economic and Monetary Union as contemplated by the Treaty establishing the European Community.

"EMU Legislation" means legislative measures of the European Council in relation to EMU.

"Encumbrance" means any mortgage, pledge, lien, charge (fixed or floating), assignment for the purpose of providing security, hypothecation, right in security, security interest or trust arrangement for the purpose of providing security, and any other security agreement or other arrangement having the effect of providing security (including, without limitation, the deposit of monies or property with a person with the primary intention of affording such person a right of set-off or lien).

"End Internet Maximum Amount" means at the end of any quarterly Accounting Period ending on an Accounting Date falling on or prior to 30th September, 2003 an amount which shall be calculated by subtracting from the Beginning Internet Maximum Amount for the quarterly Accounting Period the aggregate amount applied or deemed to be applied by members of the Group in funding Capital Expenditure on the Internet Group or in funding negative Internet EBITDA during the quarterly Accounting Period.

Provided, however, that if the End Internet Maximum Amount is a positive amount as of 31st December, 2002, this amount shall not be reduced by subsequent amounts applied or deemed to be applied by members of the Group in funding Capital Expenditure on the Internet Group or in funding negative Internet EBITDA during any subsequent quarterly Accounting Period.

"Environment" means all, or any of, the following media, the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation surface and sub-surface soil).

"Environmental Claim" means any claim by any person:

(a) in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

(b) that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings.

"Environmental Contamination" means each of the following and their consequences:

(a) any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any site owned, occupied or used by any member of the Group into any part of the Environment; or

(b) any accident, fire, explosion or sudden event at any site owned, occupied or used by any member of the Group which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c) any other pollution of the Environment.

"Environmental Law" means all laws (including, without limitation, common law), regulations, directives, codes of practice, circulars, guidance notices and the like giving rise to legal obligations or where breach or non-compliance with which could give rise to liabilities concerning the protection of human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

"Environmental Licence" means any permit, licence, authorisation, consent or other approval required by any Environmental Law.

"ERISA" means the United States Employee Retirement Income Security Act of 1974 as amended from time to time, or any successor statute thereto and any regulations promulgated thereunder.

"ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA), whether or not incorporated which would be considered a single employer with any Obligor domiciled in the United States within the meaning of Section 414(b), (c), (m) or (o) of the IRC and regulations promulgated under those sections or within the meaning of Section 4001(b) of ERISA but not including an Investor or any company (other than a member of the Group) which is owned, in whole or in part, by an Investor.

"Euro" means the single currency of the Participating Member States.

"Euro Equivalent" means, in relation to an amount expressed or denominated in an Optional Currency, the equivalent thereof in Euros converted at the Agent's Spot Rate of Exchange on the date of the relevant calculation (and if used in relation to an amount expressed or denominated in Euros, such amount).

"Euro unit" means a currency unit of the Euro as defined in EMU Legislation.

"Euro-Dollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System of the United States of America (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of "Eurocurrency liabilities" as specified in Regulation D (or in respect of any other category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

"Event of Default" means an event or circumstance specified as such in Clause 23.1.

"Excess Cash Flow" for any annual Accounting Period means Adjusted Consolidated Cash Flow for such annual Accounting Period less Total Cash Pay Debt Service for such Accounting Period.

"Executive" means each of Mr MacBain and Mrs MacBain (or any of their replacements from time to time as contemplated in Clause 21.33).

"Expiry Date" means the date stated in a Documentary Credit to be its expiry date or the latest date on which demand may be made thereunder.

"Facility" means each and any of:

(a) the term loan facility referred to in Clause 2.1(a) (the "Tranche A Facility");

(b) the term loan facility referred to in Clause 2.1(b) (the "Tranche B Facility");

(c) the term loan facility referred to in Clause 2.1(c) (the "Tranche C Facility");

(d) the revolving credit facility referred to in Clause 2.1(d) (the "Tranche D Facility");

(e) the term loan facility referred to in Clause 2.1(e) (the "Tranche E Facility"); and

(f) an ancillary facility referred to in Clause 2.1(f) (an "Ancillary Facility"),

(together the "Facilities").

"Facility Agent" means Credit Suisse First Boston. or any bank or financial institution which becomes the Facility Agent pursuant to Clauses 24.15 or 30.7.

"Facility Office" means in relation to any Lender the office or offices specified as such in Schedule 2 or in the Transfer Agreement by which such Lender became a party hereto or such other office notified by such Lender to the Facility Agent by not less than five Business Days' notice as the office through which it will perform all or any of its obligations under this Agreement.

"Fee Letter" means the letter referred to in Clause 25.2.

"Fifth Supplemental Agreement" means the Supplemental Agreement entered into between, inter alia, the Obligors' Agent and the Facility Agent dated 25th May, 2001 supplementing and amending the terms of this Agreement.

"Final Maturity Date" means 31st December, 2007.

"Final A Repayment Date" means 31st December, 2005.

"Finance Documents" means:

(a) when designated "Senior" means this Agreement, the Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Fee Letters, the Ancillary Documents, the Transfer Agreements, the Documentary Credits, the Accession Agreements, the Spanish Guarantees, the Security Documents, the Hedging Documents, the Intercreditor Agreement, the Fifth Supplemental Agreement, the Sixth Supplemental Agreement and any other document designated as such by the Facility Agent and the Obligors' Agent.

(b) when designated "Subordinated", any agreement, document or instrument under which any other subordinated debt or securities of any Holdco is outstanding or evidenced as the context requires; and

(c) without any such designation the Senior Finance Documents and/or the Subordinated Finance Documents as the context requires,

in each case as amended, novated or supplemented from time to time.

"Finance Party" means the Arranger, a Lender (including a Lender in its capacity as a Hedging Bank and any Affiliate of a Lender which makes any Advance as contemplated in Clause 2.3(c)), an Ancillary Bank, the LC Bank and the Agents (together the "Finance Parties"), provided that for the purposes of any of the Security Documents the term "Finance Party" or "Finance Parties" when used in such Security Document includes each Hedging Bank (whether or not such Hedging Bank is also a Lender).

"Floscule" means Floscule BV a company incorporated in the Netherlands directly or indirectly owned or controlled by the MacBains.

"Fourth Supplemental Agreement" means the supplemental agreement entered into between, inter alia, the Obligors' Agent and the Facility Agent dated 30th June, 2000, amending and restating the terms of this Agreement.

"Funds Flow Statement" means the memorandum in the agreed form showing the payments to be made by any member of the Group at or immediately prior to or immediately after the IPO.

"Group" means the Parent and its Subsidiaries from time to time, but excluding any member of the Russian Group, the Disposals Group or the Winding-up Group.

"Group Business" means (a) the publication, printing and distribution, via print and electronic media, of branded classified and related display advertising information, in a publication in which such advertising is its primary purpose, featuring cars, trucks, vehicles, boats, equipment, computer hardware and software and related equipment and services, real estate sales and rentals, employment opportunities and other household and business goods and services, whether in a print or electronic format, including publishing, printing and distributing classified and related display advertising publications and distributing classified advertising information through cable television programming and electronic on-line interactive formats; (b) the publication of free distribution newspapers; (c) all existing lines of business carried on by members of the Group as at the Effective Date including related activities and services; and (d) businesses which are ancillary or complementary to any of the businesses referred to in (a), (b) or (c). Except as described in (a) above, Group Business shall not include the publishing of any paid circulation daily, weekly or monthly newspapers.

"Guarantor" means an Original Guarantor or an Additional Guarantor.

"Guarantor Accession Agreement" means a deed substantially in the form of Part III of Schedule 6 with such amendments as the Facility Agent may approve or reasonably require.

"Hedging Bank" has the meaning given to that term in the Intercreditor Agreement.

"Hedging Documents" means any and all currency or interest rate swap and/or interest cap and/or other hedging agreements entered into or to be entered into by any member of the Group as may from time to time be agreed in writing between the Parent and the Facility Agent to constitute the Hedging Documents.

"Holdco" means each of the Parent, Trader.com International B.V. the Issuer, Trader.com Inc. and Trader.com Finance Inc.

"Holding Company" means an entity of which another person is a Subsidiary.

"Information Package" means the Business Plan and, when and to the extent agreed between the Parent and the Syndication Agent, an information memorandum relating to the Group to be prepared for the purposes of syndication of the Facilities.

"Insolvent Group Member" means any member of the Group to whom any of the events or circumstances referred to in Clauses 23.1(f) to (l) inclusive occurs or applies as if in each case any reference in any such Clause to an Obligor or a Material Operating Company was a reference to a member of the Group, but excluding NSC, Publications D'Occasion A.D. Inc. or any member of the Winding-Up Group which is liquidated on a solvent basis.

"Insurance Report" means the insurance report dated on or before 15th December, 1998 prepared by J&H Marsh & McLennan in connection with the Group.

"Intellectual Property Rights" means all know-how, patents, trademarks, service marks, designs, business names, topographical or similar rights, copyrights, domain names and other intellectual property rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same) of any member of the Group.

"Intercreditor Agreement" means the intercreditor agreement dated 15th December, 1998 between the Parent, the Borrowers and Guarantors, the Agents, the Lenders, the Hedging Banks, the Subordinated Lenders, the Investors (and any new investor with a minority interest in the Parent which has become party to the intercreditor agreement) and the Intercompany Creditors and Intercompany Debtors (each as defined therein) (as supplemented, novated, amended or restated from time to time).

"Interest" means:

(a) interest and amounts in the nature of interest accrued;

(b) prepayment penalties or premiums incurred in repaying or prepaying any Borrowings;

(c) discount fees and acceptance fees payable or deducted in respect of any Borrowings (and/or all fees payable in connection with any letter of credit or guarantee); and

(d) any other costs, expenses and deductions of the like effect (including, without limitation, the interest element of finance or capital leases) and any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including without limitation under the Hedging Documents), taking into account any premiums payable for the same and the interest element of any net payment (plus or minus any accrued exchange gains or losses) under any currency hedging instrument or arrangement, and "Interest" includes commitment, non-utilisation and annual agency fees (including, without limitation, those payable under this Agreement) but excludes front-end, management, arrangement and participation fees with respect to any Borrowings (including, without limitation, those payable under this Agreement) and also excludes any up-front premium or front-end fee payable pursuant to any Hedging Document.

"Interest Date" means, in relation to any Advance or any overdue amount, the last day of an Interest Period relating thereto.

"Interest Period" means, in relation to any Advance, each period determined in accordance with Clause 11.1 and, in relation to any overdue amount, each period determined in accordance with Clause 10.3.

"Internet" means the internet (including, for the avoidance of doubt, the worldwide web and user net news groups).

"Internet Business" means the Group Business of members of the Group conducted through the Internet.

"Internet Group" means that part of the Group which carries on the Internet Business, provided that no part of the Russian Group may form part of the Internet Group.

"Internet Maximum Amount" means:

(a) during the period from 1st January, 2001 to 31st December, 2001 an amount of euro 50,000,000;

(b) during the period from 1st January, 2002 to 31st December, 2002 an aggregate amount equal to euro 60,000,000 less the Year 1 Amount; and

(c) for the period falling after 31st December, 2002, an amount of zero.

"Investors" means CGIP and Floscule or any of their Permitted Transferees (as defined in the Shareholders Agreement as in force on the Effective Date).

"IPO" means the initial public offering by the Parent of the Issue Shares on or before the Effective Date.

"IPO Proceeds" means the amount received in cash by the Parent pursuant to the IPO net of all costs and expenses incurred in connection with the IPO.

"IRC" means the United States Internal Revenue Code of 1986 as amended from time to time or any successor statute thereto and any regulations promulgated thereunder.

"Issuer" means Trader.com Finance B.V. (a company incorporated in the Netherlands).

"Issue Shares" means the Class A Common Shares in the Parent's issued share capital to be issued to the public on the terms set out in the Offering Circular.

"Issuing Obligor" has the meaning given to it in Clause 5.10.

"Japanese Yen" means the lawful currency for the time being of Japan.

"Joint Venture" means any joint venture entity which is not a member of the Group, whether a company, unincorporated firm, undertaking, association, joint venture or partnership in which any member of the Group has an interest from time to time.

"Joint Venture Investment" has the meaning given to it in Clause 21.34.

"LC Bank" means any bank which becomes the LC Bank pursuant to Clause 5.9.

"LC Bank Accession Agreement" means an accession agreement substantially in the form of Part VI of Schedule 6 with such amendments as the Facility Agent may approve or reasonably require.

"Lender" means each bank, trust, fund which is regularly engaged in making, purchasing or investing in loans or securities or other financial institution or Affiliate of such bank, trust, fund or financial institution whose name is set out in Schedule 2 or to which rights and/or obligations under this Agreement are assigned or transferred pursuant to Clause 30 or which assumes rights and obligations pursuant to a Transfer Agreement, and any successor or successors in title to any of the foregoing, PROVIDED THAT upon (i) cancellation, termination or transfer in full of all the Commitments of any such bank, trust, fund or financial institution or Affiliate of such bank, trust, fund or financial institution, and (ii) irrevocable payment in full of all amounts which may be or become payable to such bank, trust, fund or financial institution or Affiliate of such bank, trust, fund or financial institution under the Senior Finance Documents, such bank, trust or financial institution or Affiliate of such bank, trust, fund or financial institution shall not be regarded as being a Lender for the purposes of determining whether any provision of any of the Senior Finance Documents requiring consultation with or the consent or approval of or instructions from the Lenders or the Majority Lenders has been complied with, and (iii) for the purposes of any indemnity obligation under Clauses 13, 14, 15, 16 or 27 a Lender shall cease to be a Lender three months after it has been so irrevocably paid in full and all its Commitments cancelled, terminated or transferred unless it has by then made a claim on any Obligor under any such Clause but without prejudice to such Lender's right to claim should it be subject to any repayment or clawback obligation or liability on the insolvency of any Obligor.

"LIBOR" in relation to any Advance or overdue amount for any Interest Period relative thereto, means:

(a) the annual rate of interest which appears on:

(i) Telerate page 3750 or Telerate page 3740 (as appropriate); or

(ii) in the case of an Advance or overdue amount denominated in Canadian Dollars, the Bankers Acceptance Rate on Telerate page 3197,

or any equivalent successor to such page, as appropriate, (the "Telerate Screen") as determined by the Facility Agent at or about 11.00 a.m. (London time) two Business Days before the commencement of such Interest Period as being the interest rate offered in the London Interbank Market for the offering of deposits in the currency of such Advance for a period comparable to such Interest Period; and

(b) (if the relevant rate does not appear on the Telerate Screen for the purposes of paragraph (a) or the Facility Agent determines that no rate for a period of comparable duration to the relevant Interest Period appears on the Telerate Screen) the arithmetic mean (rounded upward to four decimal places) of the rates supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London Interbank Market at or about 11.00 a.m. (London time) two Business Days before the commencement of such Interest Period for the offering of deposits in the currency of such Advance for a period comparable to its Interest Period, provided that if any of the Reference Banks fails to supply such offered rate to the Facility Agent by 1.00 p.m. (London time) on the required date, "LIBOR" for the relevant Interest Period shall be determined on the basis of the quotations of the remaining Reference Banks.

"MacBains" means each of Mr. MacBain and Mrs. MacBain (and any corporation, partnership or other entity 100% of the voting and beneficial interests in which are owned by Mr. MacBain and Mrs. MacBain or any trust whose only beneficiaries are one or more of Mr. MacBain, Mrs MacBain and any of their descendants).

"Mr. MacBain" means John H. MacBain.

"Mrs. MacBain" means Louise T. Blouin MacBain.

"Majority Lenders" means, at any time, Lenders the aggregate of whose Commitments:

(a) represent by value at least 66 2/3 per cent. of the Dollar Equivalent (calculated using exchange rates applicable on the Effective Date) of the Total Commitments; or

(b) if the Total Commitments have been reduced to zero, represented by value at least 66 2/3 per cent. of the Dollar Equivalent (calculated using exchange rates applicable on the Effective Date) of the Total Commitments immediately before the reduction, provided that Clause 2.2(e) shall be ignored for the purposes of this definition.

"Margin" means: (a) in respect of any Tranche A Advance or Tranche D Utilisation, two point two five zero per cent. (2.25%) per annum, save as adjusted pursuant to Clause 10.4;

(b) in respect of any Tranche B Advance, three point zero per cent. (3.00%) per annum;

(c) in respect of any Tranche C Advance, three point five zero per cent. (3.50%) per annum; and

(d) in respect of any Tranche E Advance, two point seven five per cent. (2.75%) per annum in each case as adjusted pursuant to Clause 10.7.

"Material Adverse Effect" means any effect which is, or is reasonably likely to be, (i) materially adverse to the business, assets, or financial condition of the Parent, any Material Operating Company or of the Group taken as a whole, or (ii) be materially adverse to the ability of any Obligor to comply with its payment obligations under any of the Senior Finance Documents or its obligations under Clause 22.2 (taking into account any Additional Subordinated Debt lent or subscribed to or contributed to the capital of any Holdco or irrevocably committed to be lent or subscribed to or contributed to the capital of any Holdco) or (iii) result in any of the Finance Documents not being legal, valid and binding on and enforceable substantially in accordance with their material terms against any party thereto or to materially and adversely affect the value of the security provided pursuant to the Security Documents.

"Material Operating Company" means each of:

(a) NSC (or following the transfer of NSC's business and undertaking to Canco, Canco), Expressz Kiado Rt, Gula Tidningen AB, Trader.Com France SA, Editoriale Secondamano Srl, Hebdo Spain S.L., Segundamano Argentina S.C., Melbourne Trading Post Pty Ltd and Hebdo Mag Brisbane Pty Ltd; and

(b) any other member of the Group which contributed five per cent. (5.0%) or more of (i) the consolidated gross turnover of the Group or (ii) the Consolidated EBITDA of the Group, as determined by the Facility Agent by reference to the most recently available audited Accounts of the Group (and such Group member if available) delivered to the Facility Agent under Clause 21.2(a)(i).

"Mirabridge 12% Note" means the 12% USD17,412,000 convertible promissory note issued by Mirabridge International BV dated as of 1st January, 2000.

"Multiemployer Plan" means a Plan which is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA.

"National currency unit" means the currency unit (other than a Euro unit) of a Participating Member State.

"Net Proceeds" means:

(a) the consideration received by any member of the Group in respect of the disposal to any person who is not a member of the Group of all or any part of its business, undertaking or assets (including the amount of any intercompany debt repaid to continuing members of the Group), net of all Taxes applicable on, or to any gain resulting from, the disposal and of all third party costs, fees and expenses properly incurred by members of the Group in arranging and effecting that disposal and any reasonable provision for post-disposal liabilities directly relating to such business, undertaking or assets only for the period during which such liability may, and to the extent such liabilities do, arise (provided that (A) any payments received by any member of the Group pursuant to any intellectual property licence permitted by Clause 21.19(c) shall not constitute Net Proceeds and (B) any payments received by any member of the Group pursuant to a disposal of the whole or part of the Russian Group or any distribution received by a member of the Group from a member of the Russian Group shall not constitute Net Proceeds); and/or

(b) the proceeds of any claim:

(i) against the Vendor or any of its Affiliates under the Share Purchase Agreements (including, without limitation, any adjustment to the purchase price); and/or

(ii) made by a member of the Group under any insurance policy (excluding the proceeds of any claim for loss of profits or business interruption or any proceeds received under any public liability or employer's liability policy), in each case, save where the claim is for the reimbursement or payment on account of monies lawfully and properly disbursed or to be disbursed (including for the reinstatement of or the purchase of replacement assets) and/or payments or liabilities lawfully and properly made or incurred or to be made or incurred by any member of the Group, in which case the proceeds shall only be taken into account for the purposes of this definition if (and to the extent that) (A) they exceed the amount of the monies and/or payments or liabilities actually so disbursed and/or made or incurred and/or (B) such monies or payments are not so disbursed or made within 12 months of the date of receipt of the proceeds of any such claim; and/or

(c) the amount of any Additional Subordinated Debt, save to the extent that such amount (A) is utilised (directly or indirectly) to fund any Permitted Acquisition or any other acquisition permitted to be made under Clause 21.15(d) or (e) within 6 months of the date of receipt by the relevant Holdco of such amount of Additional Subordinated Debt (provided that pending utilisation of such amount it is deposited in an account of a member of the Group which is charged to the Security Agent and the Lenders and if such amount of Additional Subordinated Debt has not been so utilised within 3 months of such receipt and the Parent shall not have delivered a written confirmation to the Facility Agent stating the proposed acquisition(s) for which such Additional Subordinated Debt was incurred and the proposed timetable for such acquisition(s), such amount of Additional Subordinated Debt shall constitute Net Proceeds) or (B) has been retained by the Group in order to cure a breach of Clause 22.2.

"Newco" means each of the Parent, Trader.com International B.V., the Issuer, Trader.com Group B.V., Montaigne VII BV, Tivana Holding BV and Canco (together the "Newcos").

"NSC" means 3012013 Nova Scotia Company, an unlimited liability company incorporated in Nova Scotia, Canada (to be renamed Hebdo Mag Company).

"NSC Share Purchase Agreement" means the share purchase agreement dated as of 21st October, 1998 made between the Vendor and Tivana Holding BV regarding the sale of the shares of NSC.

"Novation Agreement" has the meaning given to it in Clause 30.3.

"Obligor" means a Borrower or a Guarantor.

"Obligors' Agent" means Trader.com Group BV, a company incorporated in the Netherlands whose registered office is at Parnassustoren, Locatellikade 1, 1076AZ, Amsterdam, The Netherlands appointed to act on behalf of each Obligor pursuant to Clause 2.5.

"Offering Circular" means the offering circular in the agreed form setting out the terms on which the Issue Shares are to be offered to the public.

"Optional Currency" means Canadian Dollars, Swiss Francs, Japanese Yen, Dollars and Australian Dollars and any other currency including national currency units (other than Euros) which is readily available and freely transferable in the London Foreign Exchange Market in sufficient amounts to fund the relevant Advance (but for the avoidance of doubt not including the currencies of Hungary, Poland, Argentina or Taiwan unless in the opinion of the Majority Lenders any one or more of those currencies are readily available and freely transferable in the London Foreign Exchange Market).

"Original Euro Amount" means in relation to any amount:

(a) (if denominated in Euros) the principal amount which is, or is to be, outstanding, drawn or issued; or

(b) (if denominated in an Optional Currency) the Euro Equivalent of the principal amount which is, or is to be, outstanding, drawn or issued calculated, in the case of an Advance, two Business Days prior to the Utilisation Date for that Utilisation and in the case of a Documentary Credit, on the Utilisation Date for that Utilisation.

"Outstanding Liability Amount" in relation to any Documentary Credit at any time means the maximum amount for which the LC Bank or the Lenders, as the case may be, could be actually and/or contingently liable thereunder less the aggregate of (i) all amounts thereof repaid or prepaid under this Agreement and (ii) all amounts (if any) paid out by the LC Bank (or the Lenders) thereunder for which the LC Bank and/or the Lenders have been reimbursed by the Obligors (whether or not out of the proceeds of a Tranche D Advance).

"Participating Member State" means a member state of the European Communities that adopts or has adopted the Euro as its currency in accordance with the legislation of the European Union relating to European Economic and Monetary Union.

"Party" means a party to this Agreement (including, without limitation, any entity or person which becomes a party to this Agreement by means of an Accession Agreement or a Transfer Agreement).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Pension Plan" means a Plan that is subject to Title IV of ERISA.

"Permitted Acquisitions" means the acquisition of those titles, companies or corporations specified in Schedule 4 or such other title, company or corporation as the Majority Lenders may approve in writing.

"Permitted Capital Expenditure" for any annual Accounting Period means the aggregate amount of Capital Expenditure which members of the Group are permitted to expend or incur during such annual Accounting Period under Clause 22.3 (but ignoring for these purposes any amount permitted to be carried forward from the previous annual Accounting Period).

"Plan" means an "employee benefit plan" within the meaning of Section 3(3) of ERISA and which is subject to ERISA with respect to which any U.S. Obligor, any Subsidiary of a U.S. Obligor or any ERISA Affiliate may have any liability (other than a Multiemployer Plan).

"Reference Banks" means the principal London offices of West Deutsche Landesbank Girozentrale and ABN-AMRO Bank and of such other Lenders as may become Reference Banks pursuant to Clause 30.4 or as the Facility Agent may appoint in consultation with the Parent.

"Repayment Date" means a Tranche A Repayment Date, or the date for the scheduled repayment of the Tranche B Advances, the Tranche C Advances, or the Tranche E Advances, or such of them as the context requires.

"Reportable Event" means a "reportable event" described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC and other than a reportable event described in Section 4043(c)(9) to (12) of ERISA).

"Request" means a request made by a Borrower or by the Obligors' Agent on behalf of a Borrower for a Utilisation, substantially in the form of Schedule 5.

"Reservations" means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Acts, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence, (in the case of default interest) representing a penalty or similar reasons and any other reservations or qualifications of law (but not of fact) expressed in any of the legal opinions issued pursuant to Schedule 3, Part I, paragraph 12.

"Russian Group" means Mirabridge International BV and each Subsidiary of it or any other company incorporated in Russia (or any state which previously formed part of the Soviet Union).

"Second Supplemental Agreement" means the supplemental agreement entered into between inter alia, the Parent, the Obligors' Agent and the Facility Agent dated 14th February, 2000 supplementing and amending the terms of this Agreement.

"Security Agent" means DLJ Capital Funding Inc. or any bank or financial institution which becomes the Security Agent pursuant to Clauses 24.15 or 30.8.

"Security Documents" means all share charges and other security documents granted in favour of the Security Agent by a member of the Group, together with such other security documents as may from time to time be required to be entered into by any Obligor pursuant to any of the Senior Finance Documents (including without limitation, the Additional Security Documents as defined in the Third Supplemental Agreement).

"Senior Discharge Date" has the meaning given to that term in the Intercreditor Agreement.

"Service Contracts" means the contracts of service (in the agreed form) made between each of Mr. MacBain and Mrs MacBain and the Parent (or any consulting contract entered into by a company with the Parent under which such company provides the services of Mr MacBain to the Parent, which services are substantially the same as those required to be provided by Mr MacBain under the service contract in the agreed form) on or before the Effective Date.

"Shareholders Agreement" means the shareholders agreement dated on or before the Effective Date made between the Parent and the Investors.

"Share Purchase Agreements" means:

(a) the NSC Share Purchase Agreement; and

(b) the share purchase agreement between the Vendor and Montaigne VII BV regarding the sale of Co-Investment Companies, dated as of 21st October, 1998; and

(c) the share purchase agreement in the agreed form between Mirabridge International BV and Montaigne VII BV dated on or before 14th December, 1998.

"Shares" means each and any of the shares in the capital of the Parent.

"Sixth Supplemental Agreement" means the supplemental agreement entered into between the Obligors' Agent for itself and on behalf of each Obligor and the Facility Agent dated 10th December, 2001 supplementing and amending the terms of this Agreement.

"Spanish Guarantee" means any guarantee in the agreed form entered into by any member of the Group incorporated or established in Spain.

"Structure Chart" means the chart in the agreed form set out in Schedule 10 setting out the legal and beneficial capital and share ownership of all members of the Group (and giving details of any minority shareholdings in any Subsidiary) and identifying all interests of members of the Group in other companies and partnerships (including, without limitation, members of the Disposals Group, the Russian Group and the Winding-up Group) all as of and immediately after Closing and showing all reorganisational steps with respect to members of the Group to be taken shortly after Closing (save for any detailed in Schedule 11).

"Subordinated Lenders" means the holders of or creditors in respect of any Additional Subordinated Debt (other than the holders of the Issue Shares) or other subordinated debt or securities of any Holdco as the context requires.

"Subsidiary" means in relation to any person, any entity which is controlled directly or indirectly by that person or of whose dividends or distributions that person is entitled to receive more than 50 per cent. and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and "control" for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise, PROVIDED THAT for the purposes of Clauses 20, 21, 22 and 23 no member of the Russian Group, the Disposals Group or the Winding-up Group shall be included as or deemed to be a Subsidiary of any member of the Group.

"Substitution Certificate" means a duly completed certificate substantially in the form of Part I of Schedule 6.

"Supplemental Agreement" means the supplemental agreement dated 20th October, 1999 and made between, inter alia, the Parent and others as Borrowers and Guarantors, the Arranger, the Lenders, the Facility Agent, the Security Agent and the Syndication Agent, which amended and restated this Agreement.

"Swedish Kronor" or "SEK" means the lawful currency for the time being of Sweden.

"TARGET Day" means a day on which the Trans-European Automated Real Settlement Express Transfer (TARGET) System is open.

"Taxes" means all taxes, imposts, duties, levies, charges, deductions and withholdings in the nature or on account of tax, together with all interest thereon and penalties with respect thereto and "Tax" shall be construed accordingly.

"Term Advances" means the Tranche A Advances, the Tranche B Advances and the Tranche C Advances.

"Third Supplemental Agreement" means the supplemental agreement dated 5th April, 2000 and made between, inter alia, the Parent and others as Borrowers and Guarantors, the Arranger, the Lenders, the Facility Agent, the Security Agent and the Syndication Agent, which amended and restated this Agreement.

"Tranche A Repayment Date" means each of the dates referred to in Clause 8.1.

"Transaction Documents" means the Finance Documents, the Shareholders Agreements and the Service Contracts.

"Transfer Agreement" means a Novation Agreement or a Substitution Certificate.

"U.S. Obligor" means each Obligor incorporated in the United States of America (or any of its states or territories or any political or legal sub-division thereof).

"U.S. Person" means a person who is a citizen or resident of the United States of America and any corporation or other entity created or organised in or under the laws of the United States of America or any political or legal sub-division thereof.

"Utilisation" means a utilisation under this Agreement of the Tranche A Facility (a "Tranche A Advance") and/or a utilisation under this Agreement of the Tranche B Facility (a "Tranche B Advance") and/or a utilisation under this Agreement of the Tranche C Facility (a "Tranche C Utilisation") and/or a utilisation under this Agreement of the Tranche D Facility (a "Tranche D Utilisation") and/or a utilisation under this Agreement of the Tranche E Facility (a "Tranche E Utilisation") or such of them as the context requires.

"Utilisation Date" means in relation to each Utilisation, the date specified as such in the relative Request or, on and after the making and/or issue thereof pursuant to such Request, the date on which it was made and/or issued.

"Vendor" means Cendant Membership Services, Inc. or any of its Affiliates.

"Winding Up Group" means each of HM Auto Market, Inc., Trader.com (US) Finance, Inc., Car News Publications Co. Ltd., HM ZP Holdings, Inc., Free Ads Papers Srl, Hebdo Mag Switzerland S.A., The Target Media of Puerto Rico, Hebdo Mag Florida Inc., HMTC Acquisition Corp and Zart Publications, Inc.

"Withheld Amount" has the meaning given to that term in Section 10.05 of the NSC Share Purchase Agreement.

"Withholding Period" means in relation to a Tranche B Advance or a Tranche E Advance made available to a Canadian Borrower, the period beginning on the date of Utilisation of such Tranche B Advance or Tranche E Advance and ending on the date five years and one day from the date of the last Utilisation made to such Canadian Borrower under the relevant Facility.

"Year 1 Amount" means the amount spent or deemed to be spent by the Group in funding Capital Expenditure on the Internet Group or in funding negative Internet EBITDA during the financial year ending 31st December, 2001 as certified by the Chief Financial Officer in the certificate referred to in Clause 21.2(a)(iv)(A)(II) delivered together with the annual audited consolidated Accounts for such financial year.

1.2 Construction

(a) In this Agreement, unless the contrary intention appears, a reference to:

(i) "assets" includes properties, revenues and rights of every description present, future and contingent;

an "authorisation" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if such period starts on the last day in a calendar month or there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in such later calendar month;

a "regulation" includes any regulation, rule, order, official directive, request or guideline (whether or not having the force of law but if not having the force of law with which or being of a type with which the relevant party is accustomed or required to comply) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ii) a provision of a law is a reference to that provision as amended or re-enacted;

(iii) a Clause or a Schedule is, unless otherwise specified, a reference to a clause of or a schedule to this Agreement;

(iv) a Transaction Document or any other document is a reference to that Transaction Document or that other document as amended, novated or supplemented from time to time (including, where relevant by any Accession Agreement and/or Transfer Agreement);

(v) a time of day is a reference to London time and a reference to close of business is to close of business in London;

(vi) words importing the singular shall include the plural and vice versa;

(vii) a document in an "agreed form", is a reference to such document either in a form previously agreed in writing by or on behalf of the Parent and the Facility Agent each acting reasonably;

(viii) an outstanding Documentary Credit is "repaid" or "prepaid" by providing (in accordance with the terms hereof) cash cover therefor to the LC Bank or the Lenders, as applicable, on terms satisfactory to the LC Bank or the Facility Agent (as the case may be) in the same currency as that in which such Documentary Credit is denominated or expressed to be payable, by reducing (in accordance with the terms hereof) the Outstanding Liability Amount of such Documentary Credit or by cancelling such Documentary Credit and returning the original to the LC Bank or the Facility Agent on behalf of the Lenders or providing other evidence (in form and substance satisfactory to the LC Bank or, as the case may be, Facility Agent) that no further liability exists thereunder; references to Utilisations being repaid or prepaid are to be construed accordingly insofar as those Utilisations involve Documentary Credits;

(ix) an amount "outstanding" at any time under or in respect of a Documentary Credit (or the "principal amount" thereof at any time) is the Outstanding Liability Amount of such Documentary Credit and a "drawing" under the Tranche D Facility includes the issue of a Documentary Credit and each provision of this Agreement which contains reference to the concepts contained in this paragraph (ix) shall be construed accordingly;

(x) where the LC Bank is also a Lender (the "Indemnifying Lender") which has a Tranche D Commitment, as the case may be, then the LC Bank in its capacity as such shall be treated as a separate entity from such Indemnifying Lender and for all the purposes of the Finance Documents the Indemnifying Lender shall be treated as having a liability to the LC Bank under Clause 5.7 (and Schedule 8) in respect of Documentary Credits issued under the applicable Facility by the LC Bank;

(xi) any reference to a Party or other person includes, unless otherwise provided in this Agreement, such Party's or person's permitted successors, assigns, transferees or substitutes;

(xii) reference to the "equivalent in other currencies" or like terms shall, unless otherwise agreed or the context otherwise requires, mean the Euro Equivalent of the relevant amount in other currencies; and

(xiii) references to members of the Group providing copies of Accounts or other documents or information in "sufficient numbers for each of the Lenders" or similar terms shall, unless otherwise agreed with the Facility Agent, mean that one copy of such Accounts, documents or information shall be provided for each Lender, five copies shall be provided for the Facility Agent and two copies for the Arranger.

(b) Unless the contrary intention appears, a term used in any other Senior Finance Document or in any notice given under or in connection with any Senior Finance Document has the same meaning in that Senior Finance Document or notice as in this Agreement.

(c) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d) The terms of this Agreement may be enforced only by a party to it or a party's successors and permitted assigns.

2. THE FACILITIES

2.1 Facilities

Subject to the terms of this Agreement, the Lenders grant:

(a) Tranche A Facility: A term loan facility under which the Lenders shall, when requested by the relevant Borrowers pursuant to a Request, make to the relevant Borrower Tranche A Advances denominated in Euros and/or an Optional Currency or Optional Currencies up to an aggregate Original Euro Amount outstanding at any time which does not exceed the Tranche A Commitments;

(b) Tranche B Facility: A term loan facility under which on the Effective Date the Lenders shall, subject to the repayment in full of all Tranche B Advances (other than the Advance in USD's made to The Trader Enterprises, Inc.) then outstanding (together with all accrued interest) make to HM Amber Holding Corp. and The Trader Enterprises Inc. on receipt of a Request, Tranche B Advances denominated in Dollars in an aggregate amount not exceeding the Tranche B Commitments;

(c) Tranche C Facility: A term loan facility under which on the Effective Date Tranche C Advances in an aggregate principal amount of USD50,000,000 are outstanding lent to The Trader Enterprises Inc. and HM Amber Holding Corp.;

(d) Tranche D Facility: A revolving credit facility under which the Lenders shall, when requested by the Obligors' Agent pursuant to a Request, make to the relevant Borrower, Tranche D Advances or, subject to Clause 5.5, procure the LC Bank to issue for the account of such Borrower, Documentary Credits denominated in Euros and/or an Optional Currency or Optional Currencies up to an aggregate Original Euro Amount outstanding at any time which does not exceed the Tranche D Commitments;

(e) Tranche E Facility: A term loan facility under which the Lenders shall, when requested by the Obligors' Agent pursuant to a Request, make to the relevant Borrower Tranche E Advances denominated in Euros or in Optional Currencies. The aggregate Original Euro Amount of all Tranche E Advances shall not exceed the Tranche E Commitments; and

(f) Ancillary Facilities: Ancillary facilities under which an Ancillary Bank may provide to certain Borrowers:

(i) overdraft, cheque drawing and other current account facilities;

(ii) forward foreign exchange facilities;

(iii) guarantee, bonding, documentary or stand-by letter of credit facilities; and/or

(iv) such other facilities or financial accommodation as the relevant Ancillary Bank may agree.

2.2 Limitations

(a) No more than twenty Tranche A Advances may be made.

(b) No more than ten Tranche D Utilisations may be outstanding at any time.

(c) No more than twenty Tranche E Advances may be made.

(d) No Tranche A Advance, Tranche D Utilisation or Tranche E Advance may be drawn down by a Holdco.

(e) The Tranche D Commitment of each Ancillary Bank shall be reduced by the amount of its Ancillary Commitment but shall automatically increase upon any amount of its Ancillary Commitment being cancelled or otherwise ceasing to be available to the relevant Borrower.

(f) The aggregate of the Original Euro Amount of the Tranche D Utilisations and the Ancillary Outstandings at any time may not exceed the Tranche D Commitments then in effect (ignoring for this purpose the effect of Clause 2.2(e)).

(g) No Tranche A Advance shall be made to or issued for the account of a Canadian Borrower.

(h) No Tranche A Advance, Tranche D Utilisation or Tranche E Advance may be made by a Borrower incorporated in France unless all of the Lenders with a Tranche A Commitment or Tranche D Commitment or a Tranche E Commitment, as appropriate, are then able to lend to such Borrower without breach of applicable law or regulation.

2.3 Nature of a Finance Party's rights and obligations

(a) No Lender is obliged to participate in the making of any Utilisation (i) in the case of a Tranche A Advance, if the aggregate Original Euro Amount of its participation in such Tranche A Advance would exceed its Tranche A Commitment, or (ii) in the case of a Tranche D Utilisation, if to do so would cause the aggregate of the Original Euro Amount of its participation in the Tranche D Utilisations outstanding under this Agreement at such time to exceed its Tranche D Commitment, provided that for the purpose of this Clause 2.3(a) its participation in an outstanding Documentary Credit issued under the Tranche D Facility by the LC Bank shall be its maximum potential liability under Clause 5.7 in respect of or participation in such Documentary Credit, or (iii) in the case of a Tranche E Advance if the aggregate Original Euro Amount of its participation in the Tranche E Advances would exceed its Tranche E Commitment, or (iv) in the case of a Tranche B Advance if the aggregate amount of its participation in all of the Tranche B Advances would exceed its Tranche B Commitment.

(b) The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(c) (i) The obligations of each Lender under this Agreement in respect of each Advance to be made available by it under this Agreement may be discharged by such Lender procuring that an Affiliate (which is itself a party to this Agreement and which is named in Schedule 2 (or, as the case may be, the assignment or transfer document or Transfer Agreement by which such Lender (and Affiliate) became a party hereto) as being the lender of any Advance to be made to any Borrower incorporated in a jurisdiction specified opposite the name of such Affiliate in Schedule 2 (or in any such transfer or assignment document or Transfer Agreement)), of such Lender lends or otherwise makes available to the relevant Borrower in accordance with and subject to the terms of this Agreement the amount which such Lender is otherwise obliged to lend or so make available hereunder.

(ii) The provisions of Clauses 10, 12, 13, 14, 15, 16, 17, 18, 27 and 33 shall apply to any Affiliate of any Lender which is named in Schedule 2 (or, as the case may be, such assignment or transfer document or Transfer Agreement) and to any Advance made by any such Affiliate as if such Affiliate were a Lender.

(d) The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.4 Obligors' Agent

(a) Each Obligor (other than Trader.com Group B.V.) by its execution of this Agreement (including by way of execution of an Accession Agreement) irrevocably authorises Trader.com Group B.V. to act on its behalf as its agent in relation to the Senior Finance Documents and irrevocably authorises:

(i) Trader.com Group B.V. on its behalf to supply all information concerning itself, its financial condition and otherwise to the Lenders as contemplated under this Agreement and to give all notices and instructions (including, in the case of a Borrower, Requests and notices pursuant to Clause 11.1) to be given by such Obligor under the Senior Finance Documents (and the Finance Parties may rely on any Requests or other notices given by Trader.com Group B.V. on behalf of such Obligor), to execute on its behalf any Senior Finance Document (other than Security Documents) and to enter into any agreement in connection with the Senior Finance Documents notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor; and

(ii) each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Senior Finance Documents to Trader.com Group B.V. on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have notice thereof) as though such Obligor itself had given such notice and instructions, executed such agreement or received any such notice, demand or other communications.

(b) Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by Trader.com Group B.V. under this Agreement, or in connection with this Agreement (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under this Agreement) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same (and irrespective of whether Trader.com Group B.V. has complied with its obligations under paragraph (c) below). In the event of any conflict between any notices or other communications of Trader.com Group B.V. and any other Obligor, those of Trader.com Group B.V. shall prevail.

(c) Without prejudice to the foregoing, Trader.com Group B.V. shall at all times keep each Obligor informed of all such actions taken or notices or instructions given by Trader.com Group B.V. on behalf of such Obligor and to the extent practicable or desirable consult with and take instructions from such Obligor.

2.5 Tranche A Commitment Amount

(a) The Tranche A Commitments shall automatically be increased by an aggregate amount (the "Increased Amount") (A) not exceeding euro 45,000,000 in respect of all increases on or before 29th June, 2000 and (B) not exceeding euro 40,000,000 in respect of all increases made on or after 30th June, 2000 but before 30th September, 2000 when aggregated with all increases prior to such date on:

(i) a Lender or Lenders (the "Increasing Lenders") notifying the Facility Agent in writing not less than 5 Business Days before 30th September, 2000 of their agreement to take a Tranche A Commitment or to an increase in their Tranche A Commitments by the Increased Amount; and

(ii) the Obligors' Agent notifying the Facility Agent in writing not less than 5 Business Days before 30th September, 2000 that it wishes the Tranche A Commitments to be increased by the Increased Amount.

(b) On satisfaction of the conditions referred to in paragraph (a) above, the Increasing Lender(s) shall have their Tranche A Commitments increased by the amount agreed to by them and by an aggregate amount for all of the Increased Lenders not exceeding the Increased Amount.

3. PURPOSE

(a) The proceeds of the Tranche A Advances shall be applied in or towards the development of the Internet Business. This shall not include the making of investments in or the acquisition of shares in or of entities, that are not members of the Group or the acquisition of internet businesses. The proceeds of the Tranche B Advances made on the Effective Date shall be applied in refinancing all of the Tranche B Advances outstanding immediately prior to the Effective Date.

(b) The proceeds of the Tranche D Utilisations shall be applied in or towards financing the working capital and general corporate purposes of the relevant Borrower and its Subsidiaries.

(c) The proceeds of the Tranche E Utilisations shall be applied in or towards financing Permitted Acquisitions.

(d) Each Borrower undertakes that no Utilisation shall be used in any way which would be illegal under or cause the invalidity or unenforceability of any Senior Finance Document under any applicable law.

(e) Without affecting the obligations of any Obligor in any way, no Finance Party is bound to monitor or verify the application of any Utilisation.

(f) Documentary Credits shall only be opened in favour of Approved Banks or of persons from time to time notified by the Obligors' Agent to the Facility Agent and approved by the Majority Lenders.

4. CONDITIONS PRECEDENT

4.1 Conditions precedent to each Utilisation

The obligations of the Finance Parties in respect of each Utilisation are subject to the further condition precedent that both at the date of the Request for such Utilisation and at the Utilisation Date therefor:

(a) in respect of each Tranche D Advance (a "Rollover Utilisation") requested to be made to a Borrower which is matched by a Tranche D Advance of the same (or a greater) amount and denominated in the same currency which is repaid by such Borrower under Clause 8.4 on the proposed Utilisation Date for such Advance, no Event of Default has occurred and is continuing or would result from the making of such Rollover Utilisation which has not been waived by the Majority Lenders; and

(b) in respect of each Utilisation (other than a Rollover Utilisation), the representations and warranties in Clause 20 to be repeated on those dates are correct and will be correct immediately after the Utilisation is made and no Default has occurred and is continuing or would result from the making of such Utilisation which has not been waived.

4.2 Utilisation Tranche A Facility

Without prejudice to Clause 4.1, the obligations of the Finance Parties in respect of each Tranche A Advance are subject to the further condition precedent that the Parent shall have delivered to the Facility Agent with each Request for a Tranche A Advance, confirmation from the Chief Financial Officer that the proceeds of such Tranche A Advance will be used in the development of the Internet Business together with a summary of the use of proceeds which may include both prospective and past uses of the funds.

4.3 Utilisation of Tranche E Facility

Without prejudice to Clause 4.1, the obligations of the Finance Parties in respect of each Tranche E Advance are subject to the further conditions precedent that:

(a) the amount of the Tranche E Advance proposed to be made does not exceed the product of (i) five times the Consolidated EBITDA of the Acquisition Target (calculated on a basis consistent with the Applicable Accounting Principles and as if the definition of Consolidated EBITDA in Clause 22 referred to the Acquisition Target rather than the Group) for the last twelve complete calendar months prior to the date of the Request for such Tranche E Advance and (ii) the percentage of the share capital of the Acquisition Target proposed to be acquired, and the Parent has provided to the Facility Agent a certificate signed by the Chief Financial Officer confirming that this condition is satisfied;

(b) the Parent shall have provided a certificate signed by the Chief Financial Officer to the Facility Agent not less than five nor more than thirty Business Days before the closing date for the proposed acquisition or if there is a delay between signing the acquisition agreement and completing the proposed acquisition, the proposed signing date (provided that if the delay between signing and completion of such acquisition exceeds 2 months the Chief Financial Officer must provide another such certificate not less than five Business Days before the closing date for such proposed acquisition) providing calculations in reasonable detail showing that the Parent would remain in compliance with Clause 22.2 if the covenant tests in such clause were recalculated at and tested (at the levels applying on the then most recent Accounting Date) for the twelve month period ending at the end of the last complete calendar month for which consolidated Accounts of the Group are available prior to the closing date of the proposed acquisition (or the proposed signing date as the case may be), such consolidated Accounts having been consolidated on a pro-forma basis with the Agreed Form Acquisition Target Accounts and as if the proposed Tranche E Advance had been made at the start of such twelve month period;

(c) the Facility Agent has received not later than fifteen Business Days (or, if the Original Euro Amount of such proposed Tranche E Advance is an amount of euro 2,000,000 (or its equivalent in other currencies) or less, not less than five Business Days) before the date on which the Request for such Tranche E Advance is delivered to the Facility Agent copies (in sufficient number for each of the Lenders) of (I) the unaudited consolidated management accounts of the proposed Acquisition Target for the previous 12 months ending on the last date that accounting information on the Acquisition Target is available to the Parent together with the most recent set of audited consolidated accounts of the Acquisition Target, (II) the accountants' due diligence report and the legal due diligence report prepared on the Acquisition Target, and (III) any other due diligence report on the Acquisition Target prepared by or on behalf of or delivered to the Parent (or any other member of the Group);

(d) in the case of a proposed Tranche E Advance with an Original Euro Amount in excess of euro 2,000,000:

(i) the Majority Lenders, acting reasonably, shall have confirmed that the information provided to the Facility Agent pursuant to paragraph (c) above is satisfactory (such confirmation being deemed to be given if within fifteen Business Days of the date of delivery to the Facility Agent of all of the information specified in paragraph (c) above the Obligors' Agent has not been notified by or on behalf of the Majority Lenders that further information on the Acquisition Target is required by the Lenders or that such initial information is unsatisfactory); and

(ii) the Facility Agent shall have confirmed receipt of a letter (in substantially the same form as any such reliance letter delivered in respect of the Reports or otherwise in form and substance satisfactory to the Facility Agent) from each entity which has prepared a report provided in accordance with paragraph (c)(II) and (III) above confirming that such report may be relied on by the Facility Agent and the Lenders;

(e) (i) the amount of any Tranche E Advance drawn down relating to any Permitted Acquisition shall not exceed seventy per cent. of the aggregate consideration payable by members of the Group for such Acquisition Target at the time of acquisition (including the amount of any Borrowings of the Acquisition Target repaid or prepaid at the time of acquisition and any costs or expenses relating to the acquisition) and the remainder of the consideration payable (including repayment of Borrowings and related acquisition costs and expenses and to the extent payable in cash any deferred payment) shall be funded by (I) Available Additional Subordinated Debt and/or (II) the proceeds of Borrowings permitted to be made under Clause 21.10(f) or (g) and/or (III) from out of the cash resources of the Group in an amount not exceeding the Available Excess Cash Flow;

(ii) the Chief Financial Officer shall have provided to the Facility Agent a certificate showing the sources of funding for the acquisition of such Acquisition Target;

(f) each Tranche E Advance shall be a minimum Original Euro Amount of euro 1,000,000;

(g) unless the Majority Lenders otherwise agree, at least 50.1% of the issued shares or stock of the Acquisition Target must be purchased by members of the Group and all of such shares must be pledged forthwith to the Security Agent pursuant to Clause 19.3;

(h) the Acquisition Target (I) is not located in a jurisdiction from which it is prohibited from paying dividends or other distributions to its Holding Company or making loans to other members of the Group for the purposes of paying any amounts of principal or interest under the Utilisations or which operates exchange controls which would prevent it from remitting or paying amounts denominated in the currency of (or a currency which is freely convertible into the currency of) any Advance to an account of another member of the Group in another jurisdiction and (II) is engaged in or is a similar business to the Group Business; and

(i) the Acquisition Target is a Permitted Acquisition.

5. DRAWDOWN

5.1 Receipt of Requests

(a) A Borrower may make a Utilisation if the Facility Agent receives from such Borrower or the Obligors' Agent, not later than 11.00 a.m. three Business Days before the proposed Utilisation Date a Request complying with Clause 5.2.

(b) Unless the relevant Documentary Credit is substantially in the form set out in Schedule 7, no Request may be made hereunder requesting the issuance of a Documentary Credit until the form of the Documentary Credit has been agreed by the Facility Agent, the Obligors' Agent, the beneficiary and the LC Bank.

5.2 Completion of Requests

Each Request will specify the name of the relevant Borrower and:

(a) the Utilisation Date, being a Business Day in the relevant Availability Period;

(b) whether the Utilisation is a Tranche A Advance, a Tranche B Advance, a Tranche D Utilisation, or a Tranche E Advance;

(c) the principal amount of the Utilisation being, in the case of a Tranche A Advance an amount the Euro Equivalent of which (calculated on the date of such Request) shall not be less than euro 2,000,000 and if more shall be an integral multiple of euro 500,000 or the available undrawn amount of the Tranche A Commitments, in the case of a Tranche D Utilisation or a Tranche E Advance an amount the Euro Equivalent of which (calculated on the date of such Request) shall not be less than euro 1,000,000 and if more shall be an integral multiple of euro 500,000 (or its equivalent in other currencies) or the available undrawn amount of the Tranche D Commitments or Tranche E Commitments, as the case may be, provided always that the requested amount for a Tranche D Utilisation may not exceed the then Available Facility Amount;

(d) in relation to an Advance the duration of its (or its first) Interest Period;

(e) whether the Utilisation is by way of Advance or Documentary Credit;

(f) the currency of the Advance or Documentary Credit requested;

(g) in the case of a Documentary Credit, the name and address of the beneficiary, the beneficiary's receiving bank account and reasonable details of the liabilities payment of which is to be assured by the Documentary Credit, as well as the Expiry Date of the Documentary Credit (which in the case of a Documentary Credit issued under the Tranche D Facility shall be less than one year from the Utilisation Date therefor unless the Facility Agent shall otherwise agree); and

(h) in the case of an Advance, payment instructions.

The Facility Agent shall promptly notify the relevant Lenders of the details of the requested Utilisation and, in the case of an Advance, the currency and amount of its participation in such Advance. The Facility Agent and the Obligors' Agent may agree to round the amount of any Advance not denominated in Euros on such basis as they may reasonably agree to be appropriate. Each Request shall be irrevocable and the Borrower named therein shall be bound to borrow the Advance or accept the issue of the Documentary Credit referred to therein.

5.3 Amount of each Lender's participation in Advance

The amount of a Lender's participation in any Advance will be the proportion of the Advance which its Commitment bearing the same designation bears to the aggregate of the Lenders' Commitments bearing such designation on the date of receipt of the relevant Request.

5.4 Payment of Proceeds

Subject to the terms of this Agreement, each Lender shall make its participation in each Advance available to the Facility Agent for the relevant Borrower on the relevant Utilisation Date.

5.5 Issue of Documentary Credits

(a) Subject to the terms of this Agreement, on the proposed Utilisation Date for a Documentary Credit, the LC Bank will when requested issue a Documentary Credit, in the form set out in Schedule 7 or otherwise in an agreed form, as specified in the relevant Request by delivering the same to or to the order of the beneficiary.

(b) The LC Bank shall not be obliged to issue a Documentary Credit under the Tranche D Facility if it has not approved the identity of any assignee or transferee of or substitute for any Lender with respect to its Tranche D Commitment or any part thereof.

(c) No Obligor may request the issue of any Documentary Credit and no Documentary Credit will be issued unless there is then an LC Bank.

5.6 Counter-Indemnity from Account Party

(a) Without prejudice to Clause 5.7, the Borrower for whose account any Documentary Credit is opened or issued (the "Account Party") will indemnify and hold harmless and keep each Finance Party indemnified and held harmless from and against all liabilities, losses, damages, claims and costs which such Finance Party may suffer or incur in connection with such Documentary Credit and any payment made pursuant to it or under Clause 5.7 (or Schedule 8), except to the extent that any such liability, loss, damage, claim or cost results from such Finance Party's gross negligence or wilful misconduct or a breach of its obligations under the Uniform Customs and Practice for Documentary Credits (1993) (ICC Publication No. 500) (the "Code").

(b) Each Account Party irrevocably authorises each Finance Party to pay without further confirmation or investigation from or by it any demand appearing on its face to be validly made pursuant to any Documentary Credit. Where any Documentary Credit calls for certificates or other documents each Finance Party may assume, without investigation, that the certificates or documents tendered are duly signed by the person by whom they appear or purport to be signed and that such certificates or documents and any matters or facts stated therein are genuine and correct. Without prejudice to the rights under the Code (which shall apply in relation to all Documentary Credits issued under this Agreement), the relevant Account Party agrees to reimburse each Finance Party forthwith on written demand for any amounts paid by such Finance Party pursuant to any such demand in the currency paid by such Finance Party, together with interest on such amounts at a rate determined in accordance with Clause 10.3 from the date such amounts are paid by such Finance Party until reimbursement as aforesaid.

(c) The obligations of each Account Party under this Clause 5.6 shall not be impaired by (i) any waiver or time granted to or by any Finance Party, (ii) any release or dealings with any rights or security by any Finance Party (including, without limitation, under the Finance Documents), (iii) any invalidity of any Documentary Credit, or (iv) any other circumstances which might impair such obligations.

(d) So long as any amount is or is capable of becoming outstanding by any Obligor to any of the Finance Parties under any of the Finance Documents or any Commitment is in force, no Account Party shall by virtue of any payment made by it pursuant to this Clause 5.6 or by virtue of any realisation of security made in respect of its obligations under this Clause 5.6, claim or exercise any right of subrogation, contribution or indemnity against any member of the Group in competition with any Finance Party.

5.7 Lenders' Counter-guarantee

(a) Each Lender as primary obligor guarantees to the LC Bank, on demand by the LC Bank from time to time, the due performance by each Account Party in relation to each Documentary Credit issued by the LC Bank, of its obligations under Clause 5.6, provided that:

(i) the liability of each Lender in relation to any particular default in performance of such obligations by such Account Party shall not exceed the proportion of the amount in default, which such Lender's Tranche D Commitment bears to the aggregate of the Tranche D Commitments at the date the Documentary Credit was issued; and

(ii) provided further that to the extent that a Lender may not pursuant to applicable law guarantee to the LC Bank such due performance by each Account Party of its obligations under Clause 5.6 such Lender hereby accepts from the LC Bank, without further action on the part of the LC Bank or any other person, and shall be deemed to have a participation (which participation shall be without recourse to the LC Bank or any other Lender) in such Documentary Credit equal to the proportion which such Lender's Tranche D Commitment bears to the aggregate of the Tranche D Commitments at the date the Documentary Credit was issued) of such Documentary Credit, effective upon the issuance of such Documentary Credit. Each such Lender absolutely and unconditionally assumes, as primary obligor and not as a surety, and agrees to pay the LC Bank on demand by the LC Bank made at any time when the Account Party is in default of its obligations under Clause 5.6 in respect of any Documentary Credit an amount equal to such Lender's participation (or deemed participation) in such Documentary Credit and to indemnify and hold the LC Bank harmless from liability in respect of such participation (or deemed participation).

(b) (i) Unless the LC Bank has confirmed in writing to any Lender (not being an Original Lender) which has a Tranche D Commitment (a "Tranche D Lender") that it would not require such Tranche D Lender to make any deposit with it, the LC Bank may require that any such Tranche D Lender which has a long term credit rating of less than A- (when rated by Standard and Poor's Corporation) or A3 (when rated by Moody's Investor Services Inc.) deposits (free of Encumbrances or third party claims) with the LC Bank prior to 10.00 a.m. on the Utilisation Date for any Documentary Credit to be issued pursuant to the Tranche D Facility by the LC Bank (or if later within 3 Business Days of any such request by the LC Bank) an amount equal to the maximum potential liability of such Tranche D Lender to the LC Bank under this Clause 5.7 in respect of such Documentary Credit.

(ii) The LC Bank shall be entitled to apply such deposit (by application of funds, set-off, combination of accounts or otherwise as the LC Bank shall determine) against amounts due to it from such Tranche D Lender under this Clause 5.7.

(iii) Any such deposit shall be on terms that the LC Bank shall only be required to repay such deposit to or to the order of such Tranche D Lender on the expiry (if no demand has then been made under such Documentary Credit) or repayment in full of the relevant Documentary Credit or on compliance in full by such Tranche D Lender with its obligations to the LC Bank under Clause 5.7(a) and (d) (as supplemented by Schedule 9).

(iv) Any such deposit shall be denominated in the same currency as payments are to be made under such Documentary Credit and shall bear interest at a rate of
LIBID minus 0.125% per annum calculated on the aggregate amount of the deposit, on the basis referred to in Clause 10.6. Such interest shall be payable (subject to deduction of Tax if so required by applicable law) by the LC Bank to such Tranche D Lender quarterly in arrears (or as otherwise agreed) until repayment of the deposit or application of the deposit by the LC Bank against the obligations of such Tranche D Lender to it under Clause 5.7(a) and (d) (as supplemented by
Schedule 9).

(c) The LC Bank shall promptly notify each Lender, the Facility Agent and the Obligors' Agent of any demand served on it under any Documentary Credit and each payment made pursuant thereto and of any failure by any Account Party in performing its obligations under Clause 5.6.

(d) The guarantees and participations of each of the Lenders contained in this Clause 5.7 shall be as supplemented by the terms set out in Schedule 8. The provisions of Clauses 12.4 and 13.1 shall apply, mutatis mutandis, in relation to payments to be made by each Lender to the LC Bank pursuant to this Clause.

(e) Each Obligor agrees that, to the extent that any Lender makes any payment to the LC Bank pursuant to this Clause 5.7 (or Schedule 8), that Lender will thereupon be subrogated to any rights the LC Bank may then have against any Obligor in respect of the amount so paid by that Lender, and each Account Party will indemnify such Lender in respect of the amount so paid by that Lender. Each Account Party shall also indemnify that Lender against all costs and expenses incurred by that Lender in recovering or attempting to recover any amount pursuant to its rights of subrogation referred to above.

5.8 LC Bank's Position

To the extent not inconsistent with the LC Bank acting as principal and not as agent in issuing and agreeing to issue any Documentary Credit under this Agreement, the provisions of Clause 24 excluding or restricting liability and responsibility shall apply mutatis mutandis for the benefit of the LC Bank in its relations with the Lenders and each Account Party.

5.9 Change of LC Bank

(a) The Facility Agent may designate any Lender (if such Lender agrees so to act) as the LC Bank. Such Lender shall become the LC Bank by executing and delivering to the Facility Agent an LC Bank Accession Agreement.

(b) The Facility Agent, with the prior approval of the Obligors' Agent and the Majority Lenders, may designate any Lender (if such Lender agrees so to act) as a replacement LC Bank, but not with respect to Documentary Credits already issued by an existing LC Bank. Any Lender so designated shall become the LC Bank by executing and delivering to the Facility Agent an LC Bank Accession Agreement.

(c) The LC Bank may resign at any time after the Effective Date on giving not less than three months' prior written notice to the Facility Agent and the Parent to expire on or after such first anniversary if (i) the Parent and the Majority Lenders consent, or (ii) there is in the reasonable opinion of the LC Bank an actual or potential conflict of interest in it continuing to act as LC Bank, or (iii) it ceases to have a Commitment in effect.

6. OPTIONAL CURRENCIES

6.1 Selection of Optional Currency

The Obligors' Agent may in any Request in relation to any Tranche A Advance, Tranche D Utilisation or Tranche E Advance, specify an Optional Currency in which it wishes that Advance or Documentary Credit to be denominated and the Facility Agent shall promptly notify the Lenders of that request.

6.2 Notification of Agent's Spot Rate of Exchange

If a Tranche A Advance, Tranche D Utilisation or Tranche E Advance is to be denominated or issued in an Optional Currency, the Facility Agent shall promptly notify the Obligors' Agent and the Lenders of the applicable Agent's Spot Rate of Exchange, the Optional Currency amount and the Euro Equivalent of such Utilisation as soon as practicable after they are ascertained.

6.3 Determination of Currency

If a Lender (the "Determining Lender") gives notice to the Facility Agent (which shall promptly notify the Obligors' Agent) before 10.00 a.m. at least two Business Days prior to the Utilisation Date relative to any Advance certifying in that notice that by reason of circumstances affecting the London Interbank Market deposits in the currency specified in the relevant Request of an amount of not less than its participation in such Advance will not be readily available to it in the London Interbank Market for the Interest Period relative to such Advance (such certification being, in the absence of manifest error, conclusive against the relevant Borrower), then the Obligors' Agent and the Facility Agent may agree before 11.00 a.m. two Business Days prior to the proposed Utilisation Date that the drawdown shall not be made (and the Facility Agent shall promptly notify the Lenders of such fact) or that the Determining Lender's portion of such Advance shall be denominated in Euros (if not initially requested) or a different Optional Currency, and in the absence of such agreement with the Obligors' Agent by such time the Determining Lender's portion of such Advance shall be denominated in Euros. Such changes shall be deemed to be made to the definition of LIBOR as the Facility Agent may reasonably determine to be necessary for the purpose of determining LIBOR to apply to the Determining Lender's portion of such Advance, which rate it shall notify to the Obligors' Agent and the relevant Lenders.

6.4 Revocation of currency

If prior to 10.00 a.m. on the second Business Day prior to the proposed Utilisation Date there shall occur any changes in national or international, financial, political or economic conditions, currency availability, currency exchange rates or exchange controls which, in the reasonable opinion (which shall be conclusive) of the Facility Agent after consultation with the Reference Banks, render it impracticable for any Advance to be denominated in Euros or the Optional Currency concerned, the Facility Agent shall give notice to the Obligors' Agent to that effect before 10.30 a.m. two Business Days prior to the Utilisation Date for the making of that Advance. In that event the Obligors' Agent and the Facility Agent may agree before 11.00 a.m. two Business Days prior to the proposed Utilisation Date that the drawdown shall not be made (and the Facility Agent shall promptly notify the Lenders of such fact) and in the absence of such agreement the relevant Advance shall be denominated in Euros unless the Obligors' Agent, the Facility Agent and the Lenders participating in such Advance agree that it shall be denominated in another Optional Currency (in which case, for the purpose only of determining LIBOR to apply to that Advance, such changes shall be deemed to be made to the definition of LIBOR as the Facility Agent may reasonably determine, and which it shall notify to the Obligors' Agent and the Lenders).

6.5 Amount

Subject as otherwise provided in this Agreement if a Tranche A Advance, a Tranche D Advance or a Tranche E Advance (or pursuant to Clauses 6.3 or 6.4 any
Term Advance) is to be made in an Optional Currency, each Lender will make available to the Facility Agent an amount in that Optional Currency determined by notionally converting into that Optional Currency such Lender's participation in the Original Euro Amount of that Advance on the basis of the Agent's Spot Rate of Exchange two Business Days before the proposed Utilisation Date.

7. ANCILLARY FACILITIES

7.1 Ancillary Facility

(a) The Obligors' Agent may, at any time during the Tranche D Availability Period, by notice in writing to the Facility Agent request the establishment of an Ancillary Facility by the conversion of any Lender's undrawn Tranche D Commitment (or part thereof) into an Ancillary Commitment with effect from the date (the "Ancillary Effective Date") specified in such notice (being a date not less than five Business Days after the date such notice is received by the Facility Agent). Any such notice shall specify:

(i) the proposed Borrower;

(ii) the proposed start and expiry date for the Ancillary Facility concerned (and the expiry date must fall on or prior to 31st December, 2005);

(iii) the type of the proposed Ancillary Facility;

(iv) the proposed Ancillary Bank;

(v) the amount of the proposed Ancillary Commitment (which must not exceed the undrawn portion of such Lender's Tranche D Commitment); and

(vi) such other details as to the nature, amount and operation of the proposed Ancillary Facility as the Facility Agent may reasonably require,

and the Facility Agent shall promptly notify each Lender upon receipt of any such notice.

(b) Any Lender so nominated shall become an Ancillary Bank authorised to make the proposed Ancillary Facility available with effect on and from the Ancillary Effective Date subject to the approval of the Facility Agent (acting reasonably) and the Facility Agent having received notification in writing from the Lender so nominated that it approves of the proposed Ancillary Facility. Such Lender shall have no obligation to give such an approval.

(c) Any material variation in any Ancillary Facility or any proposed increase or reduction in the Ancillary Commitment relating thereto shall be effected on and subject to the provisions, mutatis mutandis, of this Clause 7.

(d) Until notice has been served under any of Clauses 23.2(b), (c) (and a demand for payment has been made as referred to therein), (d) or (e), no Ancillary Bank may demand repayment of any moneys or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility, or take any analogous action under its Ancillary Facility, save to the extent that there is at such time a Tranche D Advance available to be drawn down under this Agreement (and for the purposes of determining whether or not a Tranche D Advance is so available the Tranche D Commitment of the Ancillary Bank shall be deemed to be increased by the amount, not exceeding the amount of its Ancillary Commitment, so demanded, such Tranche D Advance shall be deemed to be a Rollover Advance and Clause 2.2(d) shall not apply), and such Tranche D Advance shall be used to repay or provide cash cover in respect of the amount so demanded under the Ancillary Facility. Each Lender will participate in such Tranche D Advance in such amount (as determined by the Facility Agent) as will result as nearly as possible in the aggregate amount of its participation in all of the Tranche D Advances and its maximum potential liability in respect of Documentary Credits issued under the Tranche D Facility (whether under such Documentary Credits or under Clause 5.7) then outstanding bearing the same proportion to the aggregate amount of the Tranche D Utilisations then outstanding as its Tranche D Commitment bears to the aggregate of the Tranche D Commitments.

(e) The Ancillary Commitment of any Ancillary Bank shall terminate no later than the Final A Repayment Date. Any Ancillary Outstanding on the Final A Repayment Date shall be repaid in full by the relevant Borrower on such date.

7.2 Operation of Ancillary Facilities

(a) The rate of interest, fees and other remuneration in respect of each Ancillary Facility shall be determined by agreement between the Ancillary Bank and the Borrower concerned and the fees and other remuneration for all Ancillary Facilities shall be based upon the normal market rates and terms from time to time of the Ancillary Bank.

(b) In the case of inconsistency between any term of an Ancillary Facility and of this Agreement, the terms of this Agreement shall prevail.

(c) Subject to paragraphs (a) and (b) above, the terms governing the operation of any Ancillary Facility shall be those determined by agreement between the Ancillary Bank and the Borrower concerned, save as may be varied by this Agreement. A copy of any such terms shall on request by the Facility Agent be provided by the Ancillary Bank to the Facility Agent (and each Borrower consents to such copies being provided to the Facility Agent and, if requested, any Lender).

(d) Each Borrower and the Ancillary Bank agrees with and for the benefit of each Lender that the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Bank shall not exceed the Ancillary Commitment applicable to that Ancillary Facility.

(e) Each Borrower and each Ancillary Bank will, promptly upon request by the Facility Agent, supply the Facility Agent with such information relating to the operation of each Ancillary Facility provided by such Ancillary Bank (including, without limitation, the Ancillary Outstandings thereunder) as the Facility Agent may from time to time reasonably request. Each Borrower consents to all such information being released to the Facility Agent and each Lender.

8. REPAYMENT

8.1 Tranche A Facility

(a) Subject to Clause 9, the Tranche A Commitments shall reduce at each of the dates specified below (each a "Tranche A Repayment Date") (or if such date is not a Business Day, the preceding Business Day) to such percentage of (A) the aggregate Tranche A Commitments as at 29th September, 2000 in respect of the first Tranche A Repayment Date and (B) the aggregate Tranche A Commitments as at 29th September, 2000 in respect of each subsequent Tranche A Repayment Date, as is set out opposite such Tranche A Repayment Date (the "Permitted Amount"). Each such reduction shall be applied pro rata against and in cancellation of the Tranche A Commitments of each Lender on the relevant Tranche A Repayment Date.

(b) To the extent that the aggregate of the Original Euro Amount of all Tranche A Advances outstanding on such Tranche A Repayment Date (the "Actual Amount") is greater than the Permitted Amount, an amount equal to the amount by which the Actual Amount exceeds the Permitted Amount shall be repaid in full by the Borrowers on such Tranche A Repayment Date.

Tranche A Repayment Dates	Tranche A Commitment Amounts
30th June, 2000	95.0%
31st December, 2000	90.0%
30th June, 2001	84.0%
31st December, 2001	78.0%
30th June, 2002	70.5%
31st December, 2002	63.0%
30th June, 2003	54.5%
31st December, 2003	46.0%
30th June, 2004	35.5%
31st December, 2004	25.0%
30th June, 2005	12.5%
31st December, 2005	0.0%

Any amount of the Tranche A Advances outstanding on the Final A Repayment Date shall be repaid in full on the Final A Repayment Date.

8.2 Tranche B Facility

Subject to Clause 9, the Borrowers shall repay the Tranche B Advances in full on 31st December, 2006 (or if not a Business Day, on the preceding Business Day).

8.3 Tranche C Facility

Subject to Clause 9, the Borrowers shall repay the Tranche C Advances in full on 31st December, 2007 (or if not a Business Day, on the preceding Business Day).

8.4 Tranche D Advances

(a) Each Borrower shall repay the full amount of each Tranche D Advance made to it on the Interest Date relating to that Advance. Any Tranche D Utilisation then outstanding shall be repaid in full on the earlier of the Final A Repayment Date and the day on which the Tranche A Advances are repaid or prepaid in full.

(b) Without prejudice to each Borrower's obligations to repay the full amount of each Tranche D Advance made to it on the due date, on the date of any Rollover Utilisation made by any Borrower the amount to be repaid and the amount to be drawn down by such Borrower on such date shall be netted off against each other so that the amount of cash which such Borrower is actually required to repay or, as the case may be, the amount of cash which the Lenders are actually required to advance to such Borrower, shall be the net amount.

8.5 Tranche E Facility

Subject to Clause 9, the Borrowers shall repay the Tranche E Advances in full on 31st December, 2006 (or if not a Business Day, on the preceding Business Day).

9. PREPAYMENT AND CANCELLATION

9.1 Automatic Cancellation of the Total Commitments

(a) Any part of the Tranche A Commitments, the Tranche B Commitments, the Tranche C Commitments or (subject to paragraph (c) below) the Tranche E Commitments not borrowed hereunder before the expiry of the Tranche A Availability Period, Tranche B Availability Period, Tranche C Availability Period or Tranche E Availability Period respectively shall be automatically cancelled at close of business on such expiry.

(b) The Tranche D Commitments shall be automatically cancelled at close of business on the expiry of the Tranche D Availability Period.

(c) (i) Not less than fifteen Business Days before the end of the Tranche E Availability Period (nor more than twenty-five Business Days before the end of such period) the Obligors' Agent may by notice to the Facility Agent request that the Tranche E Availability Period be extended to 31st December, 2001.

(ii) The Facility Agent shall promptly notify the Lenders of any such request. If prior to the expiry of the then current Tranche E Availability Period:

(A) the Majority Lenders confirm to the Facility Agent that they consent to such request; and

(B) the Parent delivers a certificate signed by the Chief Financial Officer to the Facility Agent confirming that a member of the Group is in negotiations to acquire one or more specified businesses and that such acquisitions are to be funded from Tranche E, the Tranche E Availability Period shall be extended to 31st December, 2001.

(iii) Notwithstanding any extension of the Tranche E Availability Period under this Clause 9.1(c) the undrawn Tranche E Commitment of any Lender which has not notified the Facility Agent that it consents to such request for an extension shall automatically be cancelled at close of business in London on 30th June, 2001.

9.2 Voluntary Cancellation

The Obligors' Agent may, by giving not less than thirty Business Days prior notice to the Facility Agent, cancel the unutilised portion of the Tranche A Commitments, the Tranche D Commitments or the Tranche E Commitments in whole or in part (but, if in part, in a minimum amount of euro 5,000,000 and integral multiples of euro 500,000) without incurring any penalty or other cost, but subject in the case of the Tranche D Commitments to:

(a) a minimum aggregate amount of euro 5,000,000 of the Tranche D Commitments remaining uncancelled; and

(b) providing to the Facility Agent evidence (such evidence to include projections based on the most recent budget delivered to the Facility Agent under Clause 21.3(a), updated to the extent necessary to ensure that the projections cover a period of at least six months from the proposed cancellation date) demonstrating that notwithstanding such cancellation the Group will have sufficient working capital facilities available to it to enable the Obligors to pay all amounts falling due under the Finance Documents on or before the due date for each such amount.

Any cancellation in part of the Tranche A Commitments or the Tranche D Commitments or the Tranche E Commitments shall be applied against the undrawn Tranche A Commitments, Tranche D Commitments or the Tranche E Commitments, as the case may be, of the Lenders pro rata.

9.3 Voluntary Prepayment

(a) On giving at least ten Business Days prior written notice to the Facility Agent, specifying the Utilisation and amount to be prepaid, any Borrower may prepay any Utilisation made by it in whole or in part on the date and in the amount so specified. Such payment of a Utilisation shall be, if in part, in an Original Euro Amount of not less than euro 5,000,000 (or if more shall be in an integral multiple of euro 1,000,000).

(b) Any such prepayment shall be applied to such Advances as the Obligors' Agent may specify PROVIDED THAT, until the Tranche A Advances and the Tranche B Advances have been repaid or prepaid in full, in the case of any proposed prepayment of the Tranche C Advances any Lender (the "Notifying Lender") having a participation in the Tranche C Advances then outstanding may by notice to the Facility Agent decline to accept such prepayment of its participation (the amount of such prepayment being the "Declined Amount") in such Tranche C Advances. The Declined Amount shall be treated as a new prepayment under this Clause 9.3 and shall be applied in prepayment of the outstanding Tranche A Advances or the Tranche B Advances as the Obligors' Agent may specify.

9.4 Right of prepayment and cancellation

If any Borrower is required to pay any amount to a Lender under Clauses 13, 14 or 15 the Obligors' Agent may, while the circumstances giving rise to the requirement continue, serve a notice of prepayment and cancellation on that Lender through the Facility Agent. On the date falling ten Business Days after the date of service of the notice:

(a) each Borrower shall prepay that Lender's participation in any Utilisation (including any participation or liability through the operation of Clause 5.7) made to it together with all other amounts payable by it to that Lender under this Agreement; and

(b) such Lender's Commitments in the relevant Facility shall be cancelled (but without prejudice to such Lender's obligations under Clause 5.7).

9.5 Mandatory Prepayment from Net Proceeds

(a) If:

(i) any of the assets, business or undertaking of any member of the Group are disposed of; or

(ii) any funds are recovered from the Vendor (or any Affiliate of it) under the Share Purchase Agreements which represent Net Proceeds; or

(iii) any funds which represent Net Proceeds are recovered pursuant to a claim by a member of the Group under any insurance policy; or

(iv) any amount of Additional Subordinated Debt which constitutes Net Proceeds is received by any Holdco;

the Parent, unless the Majority Lenders shall otherwise consent in writing, shall apply, or shall procure that a Subsidiary of it shall apply, forthwith:

(A) subject to sub-paragraph (B), an amount equal to 100% of the Net Proceeds arising from such disposal or recovery or receipt, in or towards prepayment of the Utilisations in accordance with this Clause 9, PROVIDED THAT this shall not apply to Net Proceeds arising from:

(I) a disposal of trading stock or services on arm's length terms in the course of trading; or

(II) a disposal of assets not constituting trading stock which are to be replaced by other like assets (not constituting trading stock) being acquired for use in the business carried on by a member of the Group and which are so replaced within twelve months of the date of such disposal (save to the extent the Net Proceeds exceed the acquisition cost of those replacement assets and provided that, except in the case of the disposal of any printing presses, the value of such assets disposed of shall not exceed euro1,000,000 (or its equivalent in other currencies)); or

(III) any disposal permitted by Clause 21.8(b)(i), (iii), (iv), (v), (vi) or (vii); or (IV) any disposal of any member of the Russian Group; or

(V) any other disposal (not being of a type referred to in sub-paragraphs (I) - (IV) (inclusive) above) the Net Proceeds from which, when taken together with the Net Proceeds for any other such disposals, does not exceed euro1,000,000 (or its equivalent in other currencies) in aggregate in any financial year;

(B) (I) an amount equal to 50% of the Net Proceeds arising from an issue of shares by the Parent, in or towards prepayment of the Utilisations in accordance with this Clause 9, PROVIDED THAT there shall be no obligation to prepay such amount where the unaudited quarterly consolidated management Accounts of the Group for the quarterly Accounting Period during which such issue occurs (the "Relevant Accounting Period") delivered to the Facility Agent pursuant to Clause 21.2(a)(ii) (Financial Information) together with the corresponding certificate delivered to the Facility Agent pursuant to Clause 21.2(iv)(C) (Financial Information), shows that the ratio of Total Cash Pay Debt to Consolidated EBITDA for the four consecutive quarterly Accounting Periods ending on the last day of the Relevant Accounting Period is less than 3.0:1.0;

(II) if the ratio of Total Cash Pay Debt to Consolidated EBITDA for any twelve month period ending on an Accounting Date falling on or before the first anniversary of the last day of the Relevant Accounting Period is equal to or greater than 3.0:1.0, the Parent shall apply, or shall procure that a Subsidiary of it shall apply forthwith in prepayment of the Utilisations the amount which it would otherwise be required to prepay under paragraph (I).

(b) The Parent shall not be required to apply or procure that there is applied in prepayment of the Utilisations under Clause 9.5(a) any amount which would otherwise be required to be applied in prepayment if such amount is less than euro 500,000 (or its equivalent in other currencies) (an "Unapplied Amount") unless and until the aggregate of all such Unapplied Amounts which have not been so applied in prepayment equals or exceeds euro 500,000 (or its equivalent in other currencies) when the Parent shall apply or procure that there is applied in prepayment of the Utilisations in accordance with this Clause 9 an amount equal to the aggregate amount of such Unapplied Amounts.

(c) (i) A Canadian Borrower shall not be obliged to prepay any Tranche E Advance made to it from any funds received by it under Clause 9.5 if such prepayment would cause more than 25% of the amount of such Tranche E Advance to be repaid during a Withholding Period taking into account all prepayments of such Tranche E Advance already made (except as a consequence of an Event of Default).

(ii) No Canadian Borrower shall fail to prevent an event which would entitle a claim to be made by it under any insurance policy as contemplated in Clause 9.5(a)(iii) above. Failure by any such Canadian Borrower to avoid such event shall result (only) in such Canadian Borrower being required to repay an amount of the Utilisations in an amount equal to the Net Proceeds of any such claim.

9.6 Mandatory Prepayment on Change of Control or Listing

If:

(a) Shares representing twenty per cent. or more in aggregate of the voting rights in the issued and outstanding share capital of the Parent, or shares representing twenty per cent. or more in aggregate of the voting rights in the issued and outstanding share capital of any other member of the Group or in any Holding Company of the Parent shall be listed on any recognised stock exchange or shall be sold or issued by way of flotation or public offering; or

(b) there is a sale of all or substantially all of the assets or business of the Group; or

(c) CGIP (or funds managed by CGIP) and the MacBains shall, together, cease:

(i) to hold, directly or indirectly, legally and beneficially and have the right to vote as they see fit at least fifty point one per cent. (50.1%) of the issued share capital of the Parent; or

(ii) to hold the right or ability to direct management of the Parent to comply with the type of material restrictions and obligations imposed in this Agreement or to determine the composition of a majority of the management and supervisory boards of the Parent, in each case by virtue of ownership of share capital, contract or otherwise,

then all of the Commitments shall be cancelled and the Obligors' Agent shall procure that all of the Utilisations are prepaid in full together with any other amounts outstanding under this Agreement forthwith in accordance with this Clause 9.

9.7 Mandatory Prepayment from Excess Cash Flow

(a) Subject to paragraphs (b) and (c), the Parent shall apply, or procure that there is applied, within ten Business Days of the delivery to the Facility Agent under Clause 21.2(a)(i) of the audited consolidated Accounts of the Group for each annual Accounting Period an amount equal to fifty per cent. (50%) of the amount by which the Excess Cash Flow for such period (the "Relevant Accounting Period") exceeds euro 5,000,000, in or towards prepayment of the Utilisations in accordance with this Clause 9.

(b) Subject to paragraph (c), if the ratio of Total Cash Pay Debt to Consolidated EBITDA for the annual Accounting Period by reference to which such Excess Cash Flow is calculated is less than 3.0:1.0, the Parent shall not be obliged to make the prepayment referred to in paragraph (c) and for the avoidance of doubt, these funds may be used for the general corporate purposes of the Group.

(c) If the ratio of Total Cash Pay Debt to Consolidated EBITDA for any twelve month period ending on an Accounting Date falling on or before the first anniversary of the last day of the Relevant Accounting Period is equal to or greater than 3.0:1.0, the Parent shall apply, or shall procure that a Subsidiary of it shall apply forthwith in prepayment of the Utilisations the amount which it would otherwise be required to prepay under paragraph (a).

9.8 Order of Application

(a) Any amount required to be applied in prepayment pursuant to Clauses 9.5 shall be applied as follows:

(i) first, in prepayment of the Tranche A Advances and the Tranche B Advances pro rata until repaid or prepaid in full provided that if no Tranche A Advances are outstanding at such date, each Permitted Amount determined pursuant to Clause 8.1 shall be permanently reduced by an amount equal to the prepayment amount that would have been applied against Tranche A Advances had any such Tranche A Advances been outstanding;

(ii) second, in prepayment of the Tranche E Advances pro rata until prepaid in full;

(iii) third, in prepayment of the Tranche C Advances pro rata until prepaid in full; and

(iv) fourth, in prepayment of the Tranche D Utilisations.

(b) Any amount required to be applied in prepayment pursuant to Clause 9.7 shall be applied either in prepayment of the Tranche E Advances or in prepayment of the Term Advances (in the order of application set out at paragraphs (a)(i) and (a)(iii) above) as the Obligors' Agent shall from time to time notify the Facility Agent.

9.9 Adjustment of Permitted Amounts

Each prepayment of a Tranche A Advance made pursuant to any provision of this Agreement shall result in a permanent reduction of each Permitted Amount determined pursuant to Clause 8.1 for any Tranche A Repayment Date falling after the date of such prepayment by an amount equal to such prepayment.

9.10 Date for Prepayment

(a) If any Borrower becomes obliged to prepay or procure the prepayment of any amount under Clause 9 the prepayment shall be made on the next Interest Date relating to the Advance to be repaid (or forthwith in the case of an outstanding Documentary Credit) and pending such application shall be deposited in an interest bearing blocked account in the name of the relevant Borrower held with the Facility Agent in London (or such other account in the name of the relevant Borrower charged in favour of the Security Agent with such bank in London or the Netherlands as the Facility Agent may specify) (the "Blocked Account"), unless the Obligors' Agent by not less than five Business Days' written notice to the Facility Agent has specified that it wishes to make an immediate prepayment in which case the prepayment shall be made on the date of such disposal, recovery, listing, sale or issue, as the case may be.

(b) So long as any Utilisation remains outstanding or any of the Commitments are available for drawing (whether or not subject to conditions precedent), no amount shall be withdrawn from any Blocked Account by any member of the Group except for immediate application in making any required prepayment (which the relevant Borrower may do by giving five Business Days' written notice to the Facility Agent) or accelerated repayment of any Utilisation or as provided in paragraph (c) below.

(c) The Facility Agent shall be entitled (but not obliged) to apply the whole or any part of the sums standing to the credit of any Blocked Account in the name of any Obligor in or towards payment of any unpaid sums then due from that Obligor under this Agreement.

9.11 Miscellaneous provisions

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Facility Agent shall notify the Lenders promptly of receipt of any such notice.

(b) All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid.

(c) No prepayment of any Utilisation or cancellation of any Commitment is permitted except in accordance with the express terms of this Agreement.

(d) No amount of any Tranche A Advance, Tranche B Advance, Tranche C Advance or Tranche E Advance repaid or prepaid under this Agreement may subsequently be re-borrowed (but without prejudice to the provisions of Clause 5.10). No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

10. INTEREST

10.1 Interest rate

The rate of interest on each Advance for each Interest Period relative thereto shall be the rate per annum determined by the Facility Agent to be the aggregate of:

(a) the applicable Margin;

(b) the applicable LIBOR; and

(c) the Additional Cost relative to such Advance during such Interest Period.

10.2 Due dates

Except as otherwise provided in this Agreement, accrued interest on each Advance for each Interest Period relative thereto shall be paid by the relevant Borrower on the Interest Date relating to such Interest Period and also, in the case of an Advance with an Interest Period of longer than six months, on the last day of each consecutive period of six months from the first day of such Interest Period.

10.3 Default interest

(a) If an Obligor fails to pay when due any amount payable by it under this Agreement:

(i) it shall forthwith on demand by the Facility Agent from time to time pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgement, at a rate determined by the Facility Agent to be the higher of:

(A) the rate of interest on the overdue amount under Clause 10.1 immediately before the due date (if of principal) or the rate of interest under Clause 10.1 on the principal amount in respect of which such overdue amount has accrued due (if of interest); and

(B) the rate of interest which would have been payable if the overdue amount had, during the period of non-payment, constituted a Tranche D Advance, in each case for successive Interest Periods of such duration as the Facility Agent may determine having regard to its estimate of the likely duration of the default (each a "Designated Period"); and

(ii) the applicable Margin relating to any outstanding Utilisations and to such overdue amount shall be increased by one per cent. (1.0%) per annum above the rate which would otherwise apply under Clause 10.1 (the interest rate applicable to such overdue amount being the "Default Rate") until all such overdue amounts have been repaid in full.

(b) The Default Rate will be determined on each Business Day or on the date two Business Days prior to the commencement of or on the first day of the relevant Designated Period, as the Facility Agent shall determine, and interest will be compounded at the end of each Designated Period if not paid.

(c) If the Facility Agent determines that Clause 14 would apply if the overdue amount were an Advance during the Designated Period, the rate to be used pursuant to sub-paragraph (a)(i)(B) above will be determined in accordance with Clause 14.

10.4 Margin Adjustment

(a) If at any time any consolidated annual or quarterly Accounts of the Group for an Accounting Period ending on or about 30th June or 31st December in any year delivered to the Facility Agent pursuant to Clause 21.2(a)(i) or (ii) disclose that the ratio of Consolidated EBITDA to Total Net Cash Interest Payable for a period comprising an annual Accounting Period or four consecutive quarterly Accounting Periods ending on any such date which falls on or after the Effective Date is:

(I) greater than 3.00:1 but less than or equal to 4.00:1; or

(II) greater than 4.00:1 but less than or equal to 5.00:1; or

(III) greater than 5.00:1 but less than or equal to 6.00:1; or

(IV) greater than 6.00:1,

then (subject as mentioned below and in paragraph (b) of this Clause 10.4 and subject to there being no outstanding Event of Default at such time and subject to Clause 10.7) the Margin in respect of any Tranche A Advance or Tranche D Utilisation shall be reduced such that:

(w) if the test in sub-paragraph (I) above is met the Margin shall be two point zero per cent. (2.0%) per annum;

(x) if the test in sub-paragraph (II) above is met the Margin shall be one point seven five per cent. (1.75%) per annum;

(y) if the test in sub-paragraph (III) above is met the Margin shall be one point five per cent. (1.50%) per annum; and

(z) if the test in sub-paragraph (IV) above is met the Margin shall be one point two five per cent. (1.25%) per annum,

in each case during (but only during) the period from (and including) the date falling 10 Business Days after the date on which the Facility Agent has received the relevant Accounts pursuant to Clauses 21.2(a)(i)(A) or 21.2(a)(ii), as the case may be, and the reports and certificates relating thereto pursuant to Clause 21.2(a)(iv)(A) or (B), as the case may be, until (but excluding) the earlier of the following dates:

(i) the date falling 10 Business Days after the date on which the Facility Agent next receives the relevant Accounts for an annual Accounting Period or four consecutive quarterly Accounting Periods ending on or about 30th June or 31st December in any year pursuant to Clauses 21.2(a)(i)(A) or Clause 21.2(a)(ii), as the case may be, and a report and certificate relating thereto pursuant to Clause 21.2(a)(iv)(A) or (B); and

(ii) the latest date (the "Latest Date") by which the Facility Agent should have received any such Accounts and certificates in accordance with the terms of such Clauses where the Facility Agent has not received the same by such date.

(b) (i) If the Margin has been reduced in reliance on the unaudited consolidated Accounts of the Group (and corresponding certificate) for four consecutive quarterly Accounting Periods together constituting an annual Accounting Period and the audited consolidated Accounts of the Group for such annual Accounting Period (and corresponding report and certificate) do not justify that reduction, such reduction shall be reversed with retrospective effect so that the Margin shall be that justified by the audited consolidated Accounts of the Group and amounts calculated by reference to the reduced Margin (whether or not already paid) shall be recalculated by reference to the Margin justified by such audited Accounts and the Borrowers shall be required to make a payment to the Facility Agent to cover any shortfall in amounts which should have been received by the Lenders following any such recalculation.

(ii) Any reduced Margin which would otherwise apply by virtue of the provisions of this Clause shall be suspended and the Margin in respect of any Tranche A Advance or Tranche D Utilisation shall be increased to two point two five zero per cent. (2.250%) per annum from the date on which the Facility Agent gives notice pursuant to Clause 23.2 until the Facility Agent has waived the Event of Default or the Facility Agent is notified in writing by the Obligors' Agent that the Event of Default is otherwise remedied.

(c) There shall be no change to the Margin pursuant to Clause 10.4 before the Facility Agent shall have received the consolidated Accounts of the Group for the quarterly Accounting Period ended 30th September, 2000 pursuant to Clause 21.2(a)(ii) together with the Certificate relating to such Accounts pursuant to Clause 21.2(a)(iv).

10.5 Determination conclusive; notification

Each determination of a rate of interest by the Facility Agent under this Agreement shall, in the absence of manifest error, be conclusive and shall be promptly notified to the Obligors' Agent by the Facility Agent.

10.6 Lender basis

Interest shall accrue from day to day and be computed on the basis of a year of 360 days (or 365 days in the case of a sum denominated in any currency in respect of which interest is customarily calculated on the basis of a year of 365 days in the London Interbank Market) for the actual number of days elapsed.

10.7 Margin Step-Up

(a) In this Clause 10.7

"First Step-Up Date" means the 30th November, 2001.

(b) On the First Step-Up Date the Margin for all Advances made or outstanding under each Facility shall be increased by zero point two five per cent. (0.25%) per annum.

(c) Ninety days after the First Step-Up Date (the "Second Step-Up Date") the Margin for all Advances made or outstanding under each Facility shall be increased by a further zero point two five per cent. (0.25%) per annum.

(d) Ninety days after the Second Step-Up Date the Margin for all Advances made or outstanding under each Facility shall be increased by a further zero point two five per cent. (0.25%) per annum.

(e) Any adjustment to the Margin in respect of any Tranche A Advance or Tranche D Utilisation referred to in Clause 10.4 shall be subject to and increased by the increases in the Margin referred to in this Clause 10.7 (so that there shall be added to the Margin rates specifically referred to in Clause 10.4, the increases in the Margin rates referred to in this Clause 10.7).

11. INTEREST PERIODS

11.1 Selection and agreement

The Obligors' Agent shall give notice to the Facility Agent not later than 11.00 a.m. on the third Business Day prior to the commencement of each Interest Period relative to any Advance (or in the Request therefor) specifying the duration of such Interest Period, which (except in the case of a Tranche C Advance) shall be one, two, three or six months (and in the case of a Tranche C Advance six months) or such other duration as may be agreed by the Facility Agent or as may be required in order to comply with Clause 11.3 (provided that if such duration is over six months the Facility Agent may only agree with the unanimous consent of the Lenders participating in such Advance). If the Obligors' Agent fails to specify the duration of an Interest Period for any Advance the duration of that Interest Period shall be three months.

11.2 Splitting

The Obligors' Agent may, in any notice given pursuant to Clause 11.1, split a Tranche A Advance into up to two Tranche A Advances, provided that one of such Tranche A Advances shall be in an amount at least equal to the amount which is due to be repaid with respect to such Tranche A Advance on the next Repayment Date (and shall have an Interest Period ending on such Repayment Date). No more than 20 Tranche A Advances may be outstanding at any time.

11.3 Restrictions on selection

(a) The Obligors' Agent (on behalf of the relevant Borrower) shall select the duration of Interest Periods pursuant to Clause 11.1 so as to ensure that (i) each Tranche A Repayment Date will also be an Interest Date in relation to an amount of the Tranche A Advances at least equal to the amount of the Tranche A Advances due to be paid on such Tranche A Repayment Date, (ii) no Tranche C Advance shall have an Interest Period expiring after the Final Maturity Date, and (iii) no Tranche A Advance or Tranche D Advance shall have an Interest Period expiring after the Final A Repayment Date.

(b) For the first three months after the Effective Date the Interest Periods for each of the Tranche A Advances, the Tranche B Advances and the Tranche C Advances shall be of one month's duration or such other period as the Facility Agent may specify after consultation with the Obligors' Agent in order to facilitate syndication of the Facilities.

(c) If it appears to the Facility Agent in good faith that the requirements of paragraphs (a) or (b) above, or that the requirements of the Original Lenders (in consultation with the Obligors' Agent) for an orderly primary syndication of the Facilities, will not be met by the Obligors' Agent's selection of any Interest Period, the Facility Agent, on behalf of and after consultation with the Obligors' Agent to the extent practicable, shall select a different duration for such Interest Period.

11.4 Duration

The (or the first) Interest Period relative to each Advance shall commence on its Utilisation Date and end on the last day of the period selected therefor and any subsequent Interest Period relative to a Term Advance or a Tranche E Advance shall commence on the expiry of the immediately preceding Interest Period relating thereto and end on the last day of the period so selected therefor, provided that if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end instead on the next Business Day in the same calendar month (if there is one) or on the preceding Business Day (if there is not).

11.5 Notification

The Facility Agent will notify the relevant Lenders and the Obligors' Agent of the duration of each Interest Period relating to an Advance and of the rate of interest applicable thereto promptly after ascertaining the same (and such duration and rate shall, in the absence of manifest error, be conclusive).

12. PAYMENTS

12.1 Funds

(a) Payments under this Agreement to the Facility Agent shall be made in freely transferable funds for same day value on the due date, at such times and in such manner as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the currency in which the amount concerned is denominated, to the account of the Facility Agent:

(i) if in Euros to such account at such bank or office as the Facility Agent shall designate by at least five Business Days' notice to the Party liable; and

(ii) if in an Optional Currency, at such bank or office in the principal financial centre in the country of such Optional Currency as the Facility Agent may designate by not less than five Business Days' notice to the Party liable.

(b) Payments by the Obligors shall, unless otherwise specified in this Agreement, be made to the Facility Agent for the account of the relevant Party.

12.2 Distribution

(a) Each payment received by the Facility Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Facility Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such bank as it may notify to the Facility Agent for this purpose by not less than ten Business Days' prior notice.

(b) The Facility Agent may apply any amount received by it for an Obligor in or towards payment of any amount due (but unpaid) from an Obligor under this Agreement.

(c) Where a sum is to be paid under this Agreement to the Facility Agent for the account of another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Facility Agent may, at its sole discretion, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated at a rate determined by the Facility Agent to reflect its cost of funds.

12.3 Currency

(a) Interest accrued under this Agreement shall be payable in the currency in which the relevant amount in respect of which it has accrued was denominated during the period of accrual.

(b) The principal of each Advance shall be repaid or prepaid in the currency in which it is denominated when drawn down (subject to paragraph (f) below).

(c) Any amount (other than of principal and/or interest) calculated on or by reference to or payable in respect of another amount shall be payable in the currency in which that other amount is denominated at the time of payment.

(d) Amounts payable in respect of costs, expenses, Taxes and the like are payable in the currency in which they are incurred.

(e) Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in Dollars.

(f) (i) All Advances requested in the currency of a Participating Member State shall, subject to the terms of this Agreement, be made in Euros; and

(ii) Payments by the Facility Agent to the Lenders in the currency of a Participating Member State shall be made in Euros.

12.4 Set-off and counterclaim

All payments to be made by an Obligor under any Senior Finance Document shall be made without set-off or counterclaim.

12.5 Non-Business Days

(a) If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall, unless otherwise provided in this Agreement, instead be the next Business Day.

(b) During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

12.6 Partial payments

(a) If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under this Agreement, the Facility Agent shall apply that payment towards the obligations of the Obligors in the following order:

(i) first, in or towards payment pro rata of any unpaid costs and expenses of the Agents under the Senior Finance Documents;

(ii) secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 25;

(iii) thirdly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iv) fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(v) fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

(b) The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (v) above.

(c) Paragraphs (a) and (b) above shall override any appropriation made by an Obligor.

12.7 Security Agent as Joint Creditor

(a) Each of the Obligors and each of the Finance Parties agree that the Security Agent shall be the joint creditor (together with the relevant Finance Party) of each and every obligation of any Obligor towards each of the Finance Parties under the Senior Finance Documents, and that accordingly the Security Agent will have its own independent right to demand performance by the relevant Obligor of those obligations following the giving of any notice or the taking of any other action by the Facility Agent under Clause 23.2. However, any discharge of any such obligation to one of the Security Agent or the relevant Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(b) Without limiting or affecting the Security Agent's rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Finance Party except with the consent of the relevant Finance Party. Nothing in the previous sentence shall in any way limit the Security Agent's right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement, the Intercreditor Agreement and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

13. Taxes

13.1 Gross-up

All payments by an Obligor under the Senior Finance Documents shall be made without any deduction or withholding and free and clear of and without deduction or withholding for or on account of any Taxes except to the extent that the Obligor is required by law to make payment subject to any Tax. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made or Tax accounted for, from or in respect of any amounts payable or paid by an Obligor, or paid or payable by the Facility Agent to a Finance Party, under the Senior Finance Documents, the Obligor shall pay such additional amounts (save as referred to in Clause 13.3), as may be necessary to ensure that the relevant Finance Party receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax.

13.2 Tax receipts

All Taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Senior Finance Documents shall be paid by the relevant Obligor when due and the Obligor shall, as soon as reasonably practicable after the payment being made, deliver to the Facility Agent for the relevant Lender evidence satisfactory to that Lender (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

13.3 Tax on Facility Office

No Obligor is liable to pay to a Lender any amount under Clause 13.1 in respect of Taxes (not being withholding taxes) imposed on the overall net income or gains of a Lender by the jurisdiction in which the Lender's principal office is located or on the overall net income or gains of the Lender's Facility Office by the jurisdiction in which that Facility Office is located.

13.4 Tax Saving

(a) If, following the imposition of any Tax on any payment by any Obligor (or any corresponding payment by the Facility Agent to any Finance Party under this Agreement) in consequence of which such Obligor pays an additional amount under Clause 13.1, any Finance Party shall as a result of such payment receive or be granted a credit against or remission for or deduction or relief from or in respect of any Tax payable by it or a repayment of any Tax which in such Finance Party's sole opinion (acting in good faith) is both identifiable and quantifiable by it without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so identifiable and quantifiable, being referred to as a "saving"), such Finance Party shall, to the extent that it can do so without prejudice to the retention of the relevant saving and subject to such Obligor's obligation to repay promptly on demand by the Finance Party the amount to such Finance Party if the relevant saving is subsequently disallowed or cancelled, reimburse such Obligor promptly after receipt of such saving by such Finance Party with such amount as such Finance Party shall in its sole opinion but in good faith have concluded to be the amount or value of the relevant saving.

(b) Nothing contained in this Agreement shall interfere with the right of any Finance Party to arrange its Tax and other affairs in whatever manner it thinks fit. No Finance Party shall be required to disclose any confidential information relating to the organisation of its tax or other affairs or business.

13.5 Double tax treaty filings

Each Finance Party shall, and the Parent shall ensure that each relevant Borrower (and if a payment falls or is likely to fall to be made by it, each Guarantor) shall, file all such forms, make all such applications and take all such other action, in each case as it may reasonably be able to file, make or take, pursuant to all relevant treaties for the avoidance of double taxation in order that payments by it hereunder to which such treaties apply (or would apply were such filings, applications or other action made or taken) may be made without (or, where complete avoidance is not possible, with a reduced rate of) withholding tax. Each Finance Party shall give to each relevant Obligor and each relevant Obligor shall give to each Finance Party such assistance as the other may reasonably require in connection with the completion and filing of such forms, the making of such applications and the taking of such other actions as aforesaid.

13.6 U.S. Taxation - delivery of forms and statements

(a) Each Finance Party which is not a U.S. Person shall, subject as otherwise provided in Clause 13.6(d), use its reasonable endeavours to deliver (through the Facility Agent) to each U.S. Obligor within 21 days of a request from the Facility Agent, duly completed, two copies of such form or forms as may be required to indicate that such Finance Party is entitled to receive payments under this Agreement without deduction, withholding or payment by the U.S. Obligor of any United States federal Taxes, including, without limitation, either:

(i) two copies of Form 1001 of the Internal Revenue Service of the United States of America (relating to an applicable double revenue tax treaty concluded by the United States of America); or

(ii) two copies of Form 4224 of the Internal Revenue Service of the United States of America (relating to income effectively connected with the conduct of a trade or business in the United States of America); or

(iii) two copies of Form W.8 of the Internal Revenue Service of the United States of America (relating to the certification by a Finance Party of non United States status).

Each such Finance Party, subject as otherwise provided in Clause 13.6(d), shall use its reasonable endeavours to deliver (through the Facility Agent) to each U.S. Obligor additional duly completed copies of any of the above forms and/or such additional or successor forms as shall be adopted from time to time by the Internal Revenue Service of the United States of America if it is notified by the U.S. Obligor or the Internal Revenue Service of the United States of America that any previous such form delivered by it pursuant to this Clause 13.6 has expired or that Finance Party becomes aware that any such form shall have become incomplete or inaccurate in any respect unless prior to that delivery any event occurs which renders the relevant form inapplicable.

(b) Each Finance Party which is a U.S. Person shall use its reasonable endeavours to deliver (through the Facility Agent) to each U.S. Obligor a statement signed by an authorised signatory of the Finance Party to the effect that it is a U.S. Person and if necessary to avoid United States backup withholding, a duly completed copy of Internal Revenue Service Form W-9 (or successor form) establishing that such Finance Party is not subject to United States backup withholding.

(c) The Facility Agent shall have no responsibility or liability for and no obligation to check the accuracy or appropriateness of any form or statement delivered by any Finance Party pursuant to Clause 13.6(a) or (b) respectively.

(d) If any Finance Party determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to any U.S. Obligor any form or certificate that the Finance Party is obliged to submit pursuant to Clause 13.6(a) or 13.6(b), or that such Finance Party is required to withdraw or cancel any form or certificate previously submitted, the Finance Party shall promptly notify each U.S. Obligor of that fact and such Finance Party shall not be required to submit any such form or certificate.

14. MARKET DISRUPTION

(a) If, in relation to any Advance:

(i) no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate for the purposes of determining the applicable LIBOR (where LIBOR is being determined pursuant to paragraph (b) of that definition) or the Facility Agent otherwise determines that adequate and fair means do not exist for ascertaining the applicable LIBOR; or

(ii) the Facility Agent receives notification from Lenders (the "Disrupted Lenders") whose participations in an Advance exceed fifty per cent. (50%) by value of that Advance that, by reason of circumstances affecting the London Interbank Market:

(A) matching deposits in the relevant currency are not readily available to them in the London Interbank Market in the ordinary course of business in amounts sufficient to fund their participations in that Advance for the relevant Interest Period; or

(B) the cost to the Disrupted Lenders of such matching deposits in the relevant currency in the London Interbank Market for that Interest Period will be in excess of the applicable LIBOR,

the Facility Agent shall promptly notify the Obligors' Agent and the Lenders of that fact and that this Clause 14 is in operation.

(b) After any notification under paragraph (a) above:

(i) if Clause 14(a)(ii)(A) applies, (A) provided that the Disrupted Lenders are able to obtain matching funding (or funding for a comparable period) in an amount equal to their participations in such Advance (from whatever source which are available to them and which they select and in Euros or an Optional Currency), such Disrupted Lenders will fund their participations in such Advance in Euros or such other Optional Currency, or (B) if the Disrupted Lenders are not able to obtain such matching funding (or funding for a comparable period) no Lender shall be obliged to participate in the Advance to which such notification relates, unless such Advance is already outstanding, until the Facility Agent notifies the Obligors' Agent that the event specified in the notification no longer prevails;

(ii) if the Obligors' Agent so requires, within five Business Days of receipt of any such notification under paragraph (a), the Obligors' Agent and the Facility Agent (on behalf of the Lenders) shall, in good faith, enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis (the "Substitute Basis") for determining the rate of interest and/or funding applicable to any future Advance and to maintaining any existing Advances to which such notification relates;

(iii) any Substitute Basis agreed under sub-paragraph (ii) above shall be, with the prior consent of all the Lenders, binding on all the Parties; and

(iv) until and unless a Substitute Basis is so agreed, each Lender's participation in each outstanding Advance to which such notification related shall bear interest during the current Interest Period relative thereto at the rate certified by such Lender to be its cost of funds (from such source as it may reasonably select) for such Interest Period in relation to such Advance, plus the applicable Margin and if sub-paragraph (i)(A) above applies the relevant Borrower shall promptly enter into such currency hedging in relation to such Advance as the Facility Agent (on the instructions of the Majority Lenders) may require.

(c) The Facility Agent, in consultation with the Obligors' Agent shall, not less often than monthly, review whether or not the circumstances referred to in Clause 14(a) still prevail with a view to returning to the normal interest provisions of this Agreement.

15. INCREASED COSTS

15.1 Increased costs

(a) Subject to Clause 15.2, the Parent shall forthwith on demand by a Finance Party pay (or procure that there is paid to) that Finance Party the amount of any increased cost incurred by it (or any Holding Company of it) as a result of:

(i) the introduction of or change in or change in the interpretation, administration or application of any law, directive or regulation (including any law or regulation relating to taxation, change in currency of a country or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control) whether or not having the force of law but, if not having the force of law, being a directive or regulation with which it is the practice of banks in the relevant jurisdiction to comply; or

(ii) compliance by any Finance Party (or any Holding Company of such Finance Party) with any such law, directive or regulation or change in or in the interpretation, administration or application thereof.

(b) In this Agreement "increased cost" means:

(i) an additional cost incurred by a Finance Party (or any Holding Company of it) as a result of it having entered into, or performing, maintaining or funding its obligations under, any Senior Finance Document; or

(ii) that portion of an additional cost incurred by a Finance Party (or any Holding Company of it) in making, funding or maintaining all or any advances, deposits, letters of credit or guarantees comprised in a class of advances, deposits, letters of credit or guarantees formed by or including the participations in the Advances or deposits or Documentary Credits made or to be made under this Agreement which is attributable to it making, funding or maintaining those participations; or

(iii) a reduction in any amount payable to a Finance Party (or any Holding Company of it) or the effective return to a Finance Party (or any Holding Company of it) under any Finance Document or on its (or such Holding Company's) capital; or

(iv) the amount of any payment made by a Finance Party (or any Holding Company of it), or the amount of interest or other return foregone by a Finance Party (or any Holding Company of it), calculated by reference to any amount received or receivable by a Finance Party from any other Party under this Agreement.

15.2 Exceptions

Clause 15.1 does not apply to any increased cost:

(a) compensated for by the operation of Clause 13 or Clause 10.1(c); or

(b) attributable to any change in the rate of tax on the overall net income or gains of a Lender imposed in the jurisdiction in which its principal office is located or on the overall net income or gains of the Lender's Facility Office by the jurisdiction in which that Facility Office is located.

15.3 Regulation D Compensation

Unless such additional interest is paid in accordance with Clause 10.1(c) any Lender which is required by Regulation D issued by the Board of Governors of the Federal Reserve System of the United States of America to maintain and does maintain any reserves against "Eurocurrency liabilities" (as defined in such Regulation) pursuant to such Regulation may require any U.S. Obligor to pay, contemporaneously with each payment of interest on any Advance (in respect of which the Eurodollar Reserve Percentage applies) made to such U.S. Obligor for any Interest Period relative thereto, additional interest on the participation of such Lender in that Advance at the rate per annum determined from the formula (A)(i) LIBOR applicable to such Advance for that Interest Period divided by (ii) one minus the Euro-Dollar Reserve Percentage minus (B) LIBOR applicable to such Advance for that Interest Period. Any Lender requiring payment by any U.S. Obligor of such additional interest shall notify such U.S. Obligor and the Facility Agent at least five Business Days prior to the last day of each Interest Period for each relevant Advance of the amount due to be paid to it with respect to such Advance pursuant to this Clause 15.3 (certifying in that notice that the amount claimed does not exceed such part of the cost to such Lender of maintaining such reserves as in the opinion of that Lender should fairly and reasonably be apportioned to such Advance), which notice shall be final and binding in the absence of manifest error. No Lender shall be required to disclose in support of any claim hereunder any information reasonably regarded by such Lender as being confidential.

16. ILLEGALITY

16.1 Illegality

If it becomes (or any change in the interpretation, administration or application of any law or regulation makes it apparent that it is) unlawful in any applicable jurisdiction or contrary to any applicable regulation (if not having the force of law, being one which it is the practice of banks, trusts or financial institutions in the relevant jurisdiction to comply), for a Finance Party to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation at any time after the Signing Date then:

(a) the Finance Party may notify the Obligors' Agent through the Facility Agent accordingly;

(b) (i) each Borrower shall forthwith or by such later date as is immediately prior to the illegality taking effect prepay that Finance Party's participation in all Utilisations (including, without limitation, any such participation or liability by virtue of Clause 5.7) made to it together with all other amounts payable by it to that Finance Party under this Agreement; and

(ii) such Finance Party's Commitments shall be cancelled (but without prejudice to any liability contingent or otherwise under Clause 5.7) and the obligations of the Finance Party to the Obligors hereunder shall cease;

(c) if the unlawfulness referred to in this Clause 16 relates only to Utilisations made available to a particular Borrower, under a particular Facility or in a particular currency, the Borrower shall only be obliged to prepay Utilisations in respect of that Borrower, Facility and/or currency and the obligation of the Lenders to make Utilisations available to that Borrower shall be cancelled and discharged in each case only to the extent considered by the affected Lender to be necessary or desirable to remove, remedy or mitigate the unlawfulness.

17. MITIGATION

17.1 Mitigation

If Clauses 13, 14, 15 or 16 operate in relation to any Finance Party to the detriment of any Borrower then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors under Clauses 13, 14, 15 or 16, the Facility Agent or such Lender, as the case may be, shall upon written request from such Obligor, take such steps as may be reasonably practical to mitigate the effect of those circumstances including (without limitation) submitting all forms required by a national taxation authority in connection with the payment of gross sums under any applicable double tax treaty, the transfer of its Facility Office to another jurisdiction or the transfer and assignment of all its rights and obligations hereunder to another bank or financial institution, which is willing to participate in the Facilities in its place, provided that neither the Facility Agent nor the Finance Party concerned shall be under any obligation to take any such steps or to submit any such forms or to make any such transfer or assignment and transfer to another bank or financial institution if, in its opinion, it would or might have an adverse effect upon its business, operations or financial condition or the management of its tax affairs or cause it to incur any material costs or expenses which might not be reimbursed pursuant to Clause 17.3 and nothing in this Clause shall require any Finance Party to disclose any confidential information relating to its business or tax affairs.

17.2 Transfer

If Clauses 13, 14, 15 or 16 apply, the Obligors' Agent shall be entitled to request one or more of the other Lenders, or designate a replacement lender, to accept the transfer of all or a rateable part of the affected Finance Party's Commitments and participations in outstanding Utilisations in accordance with Clause 30. If one or more Lenders, or a replacement lender (a "willing transferee") is willing to accept such a transfer and comply with Clause 30 in respect of such transfer then, subject only to the consent of the Facility Agent, the affected Lender shall be obliged to transfer by means of a Substitution Certificate at par and against payment in full in cash all or such part of its rights and obligations under the Finance Documents (being a rateable part of its Commitment and its participation in outstanding Utilisations) as one or more willing transferees will accept.

17.3 Costs and Expenses

Any reasonable costs and expenses incurred by any Finance Party pursuant to this Clause 17 shall be paid by the Obligors' Agent within five Business Days after receipt of a demand specifying the same in reasonable detail.

18. GUARANTEE

18.1 Guarantee

Each Guarantor irrevocably, unconditionally, jointly and severally:

(a) as principal obligor, and not merely as surety, guarantees to each Finance Party prompt performance by each other Obligor of all its obligations under the Senior Finance Documents and the payment when due of all sums from time to time payable by each other Obligor;

(b) undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Senior Finance Document, that Guarantor shall forthwith on demand by the Facility Agent pay that amount as if that Guarantor instead of the relevant Obligor were expressed to be the principal obligor; and

(c) indemnifies each Finance Party on demand against any loss or liability suffered by such Finance Party if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal,

subject in the case of any Additional Guarantor to any limitation specified in the Guarantor Accession Agreement by which it became a party to this Agreement.

18.2 Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Obligors or any of them under the Senior Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3 Reinstatement

(a) Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, bankruptcy, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause 18 shall continue as if the discharge or arrangement had not occurred.

(b) Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4 Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by any act, circumstance, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 18 or prejudice or diminish those obligations in whole or in part, including without limitation (whether or not known to it or any other Party):

(a) any time, indulgence or waiver granted to, or composition with, any Obligor or other person, or the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights or remedies against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c) any legal limitation, disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(d) any variation (however fundamental and whether or not involving an increase in liability of any Obligor) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 18 shall include each variation or replacement;

(e) any unenforceability, illegality, invalidity or frustration of any obligation of any person under any Finance Document or any other document or security or any failure of any Obligor or proposed Obligor to become bound by the terms of any Finance Document;

(f) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any insolvency, bankruptcy, liquidation or dissolution proceedings or from any law, regulation or order, so that each such obligation shall, for the purposes of the Guarantor's obligations under this Clause 18, remain in full force and be construed as if there were no such act, circumstance, variation, omission, matter or thing.

18.5 Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from or file any proof or claim in any insolvency proceedings of any person before claiming from that Guarantor under this Clause 18.

18.6 Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Senior Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b) hold in an interest bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.7 Non-competition

Until all amounts which may be or become payable by the Obligors under or in connection with the Senior Finance Documents have been irrevocably paid in full, no Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 18:

(a) be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor's liability under this Clause 18 and, to the extent that any Guarantor is so subrogated or entitled by law, that Guarantor (to the fullest extent permitted by law) waives and agrees not to exercise or claim those rights, security or money or that right of contribution or indemnity;

(b) claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf) unless otherwise required by the Facility Agent or by law (in which case any proceeds of any claim in respect of any rights, security or monies of any Finance Party to which such Guarantor was subrogated will be paid by such Guarantor to the Facility Agent to be applied in accordance with the provisions of the Senior Finance Documents); or

(c) receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor (and without prejudice to the foregoing, each Guarantor shall forthwith pay to the Facility Agent for the benefit of the Finance Parties an amount equal to any amount so set-off by it).

Each Guarantor shall hold in trust for and forthwith pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 18.7.

18.8 Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by any Finance Party.

18.9 Limitations

Notwithstanding any other provision of this Clause 18:

(a) the obligations of each U.S. Obligor in its capacity as a Guarantor under this Clause 18 shall be limited to a maximum aggregate amount equal to the greater of (A) two thirds of the amount by which the fair saleable value of the property of such Guarantor from time to time exceeds the total liabilities of such Guarantor (including contingent liabilities, but excluding the obligations of such Guarantor hereunder) from time to time and (B) the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Bankruptcy Code or any applicable provisions of comparable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of such U.S. Obligor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such U.S. Obligor in respect of intercompany indebtedness to the Borrowers or Affiliates of the Borrowers to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such U.S. Obligor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such U.S. Obligor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such U.S. Obligor and other Affiliates of the Borrowers of obligations arising under guarantees by such parties;

(b) (i) the obligations of any company existing under the Canada Business Corporations Act, the Business Corporations Act (Ontario) or the Company Act (British Columbia) in its capacity as a Guarantor under this Clause 18 shall be limited to guaranteeing only the liabilities of each other Obligor:

(A) which is now or hereafter becomes, in the case of a company existing under the Company Act (British Columbia) a wholly-owned subsidiary (as defined below) of that company, or in the case of a company existing under the Canada Business Corporations Act or the Business Corporations Act (Ontario) a subsidiary (as defined below) of that company, whether or not that other Obligor later ceases to be a wholly-owned subsidiary or a subsidiary, as the case may be; or

(B) of which that company is now or hereafter becomes a wholly owned subsidiary (as defined below), whether or not that company later ceases to be a wholly owned subsidiary of that other Obligor,

For the purposes of this Clause 18.9(b) only, "subsidiary" and "wholly owned subsidiary" have the same meanings as is attributed to each of those terms in the business corporation statute under which that company is existing;

(ii) if a company existing under the Canada Business Corporations Act, the Business Corporations Act (Ontario), the Company Act (British Columbia) or the Companies Act (Nova Scotia) is continued to another jurisdiction (whether one of those named or another jurisdiction) (the "New Jurisdiction"), that continuance shall not limit or terminate the liability of that company in its capacity as Guarantor under this Clause 18 notwithstanding any more restrictive financial assistance rules under the laws of the New Jurisdiction;

(c) the obligations of any company incorporated in Sweden in its capacity as a Guarantor shall be limited, if (and only if) required by the provisions of the Swedish Companies Act (Aktiebolagslagen (1975:1385)) regulating prohibited loans and guarantees (Chapter 12, Section 7 (or its equivalent from time to time)) and distribution of assets (Chapter 12, Section 2 (or its equivalent from time to time)) (assuming that all steps open to that Guarantor and all its shareholders to authorise its obligations under this Clause 18 have been taken) and it is understood that the liability of each Guarantor incorporated in Sweden under this Clause 18 only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act;

(d) in the case of a Guarantor incorporated in France, its obligations under this Clause 18 in its capacity as Guarantor of each other Obligor shall be limited in an aggregate amount, not exceeding fifty per cent. (50%) of its net asset value ("capitaux propres") from time to time, in each case as reflected in its latest audited approved financial statements preceding the date of payment by the Guarantor under this Clause. For the purposes of this Clause, the obligations of any Guarantor incorporated in France shall not include any indebtedness which would constitute financial assistance within the meaning of Article 217.9 of the French Company Law. For the purposes of this Clause, all terms used herein shall have the meaning usually given to them in accordance with French accounting laws and rules consistently applied;

(e) in the case of a Guarantor incorporated in Australia (each an "Australian Guarantor") its obligations under this Clause 18 shall take effect on the following basis:

(i) the guarantee shall take effect immediately in so far as such Australian Guarantor guarantees any indebtedness arising under or in connection with the Facilities except to the extent that any such Facilities are used to finance or assist in financing the acquisition of shares in such Australian Guarantor or any holding company (as defined in the Corporations Law of Australia) of such Australian Guarantor; and

(ii) to the extent that such Australian Guarantor guarantees any such indebtedness arising under or in connection with financing or assisting in the financing of the acquisition of shares in such Australian Guarantor or any holding company (as defined in the Corporations Law of Australia) of such Australian Guarantor, the guarantee shall take effect upon the expiry of 14 days following notification to the Australian Securities & Investments Commission pursuant to Section 260B of the Corporations Law of Australia of shareholder approval to the giving of financial assistance in connection with such acquisition;

(f) the obligations of any member of the Target Group incorporated in The Netherlands in its capacity as Guarantor shall not include any obligation or liability to the extent that it would constitute financial assistance within the meaning of Section 2:207(c) of the Dutch Civil Code.

19. ADDITIONAL BORROWERS, GUARANTORS AND SECURITY

19.1 Additional Borrowers

(a) If any wholly-owned Subsidiary of the Parent wishes to become a Borrower, it and the Obligors' Agent (for itself and on behalf of the existing Borrowers and Guarantors) shall execute and deliver to the Facility Agent a duly completed Borrower Accession Agreement. The Parent shall procure that prior to the delivery to the Facility Agent of each such Borrower Accession Agreement entered into after the Effective Date each Obligor which grants security over the shares of any French company under the Security Documents and each Obligor incorporated in France signs such Borrower Accession Agreement by way of acknowledgement and reconfirmation of the Security Documents governed by French law.

(b) If the Majority Lenders confirm to the Facility Agent their agreement to the relevant Subsidiary becoming a Borrower and provided that no Lender with a Tranche A Commitment or a Tranche D Commitment or a Tranche E Commitment notifies the Facility Agent that to lend to such proposed Additional Borrower would breach any applicable law or regulation or breach such Lender's internal lending policies or regulations the Facility Agent shall execute such Borrower Accession Agreement for itself and on behalf of the other Finance Parties.

(c) Subject to Clause 19.1(d), upon execution of such Borrower Accession Agreement by the relevant Subsidiary as Additional Borrower, the Obligors' Agent and the Facility Agent as aforesaid, such Subsidiary shall become an Additional Borrower in accordance with the terms hereof and thereof. If included in the Borrower Accession Agreement, the Additional Borrower's right to make Utilisations hereunder may be limited in accordance with the terms so included.

(d) The obligations of the Finance Parties to such Additional Borrower with respect to the making of the first Utilisation to it under this Agreement are subject to the condition precedent that the Facility Agent shall have received in form and substance satisfactory to it each of the documents listed in Schedule 3 (where applicable certified by a director of the Obligors' Agent as being a true, complete and up to date copy of the relevant document which is in full force and effect) and such other reports, opinions and other documents relating to such Additional Borrower as the Facility Agent may reasonably require.

19.2 Additional Guarantors

(a) The Obligors shall procure that:

(i) subject to any provision of law prohibiting the relevant person from becoming an Additional Guarantor, any member of the Group which becomes (A) a Material Operating Company after the Effective Date or (B) an Additional Borrower, shall at the same time become an Additional Guarantor and any company or corporation acquired under Clause 21.15(d) which the Majority Lenders acting reasonably consider to be material shall promptly on request by the Facility Agent become an Additional Guarantor; and

(ii) subject to any provision of law prohibiting the relevant person from becoming an Additional Guarantor, if there has, in the opinion of the Majority Lenders, been a material and adverse change in the business, assets or financial condition of any Material Operating Company or the Group taken as a whole any member of the Group (not being a dormant company) shall become, as soon as possible after being required by the Facility Agent on the instructions of the Majority Lenders to become, an Additional Guarantor.

(b) Each such member of the Group shall become an Additional Guarantor by (A) executing and delivering to the Facility Agent a Guarantor Accession Agreement (duly executed by the Obligors' Agent for itself and on behalf of the existing Borrowers and Guarantors and in the case of any such Guarantor Accession Agreement executed after Closing signed by each Obligor incorporated in France or which grants security under the Security Documents over the shares of a French company or by way of acknowledgement and reconfirmation of the Security Documents governed by French law) or in the case of any such member of the Group which is incorporated or established in Spain by executing and delivering to the Facility Agent a Spanish Guarantee and a deed of accession substantially in the form of Schedule 6, Part V, and (B) delivering to the Facility Agent each of the documents listed in Schedule 3 and such other reports, opinions and documents (if any) as the Facility Agent may reasonably require in respect of the Additional Guarantor, in order to satisfy itself as to the efficacy of the Guarantor Accession Agreement (or Spanish Guarantee as the case may be) each in form and substance reasonably satisfactory to the Facility Agent.

(c) Where any such prohibition of law as is referred to above exists, each Obligor shall use its reasonable endeavours lawfully to overcome the prohibition.

19.3 Additional Security

(a) The Obligors shall at their own expense:

(i) on not more than one occasion for each relevant Security Document, on request by the Security Agent during the six months following the Effective Date re-execute or procure that there is re-executed by the relevant Obligor the Security Documents; and

(ii) at the time of the amalgamation of NSC with Canco or the winding-up of NSC into Canco or other reorganisation transaction between Canco and NSC referred to at Clause 21.15(d), if in the opinion of the Security Agent it is necessary or desirable to maintain or preserve any security granted by NSC under the Security Documents, Canco shall promptly on request by the Security Agent re-execute any Security Documents or Guarantor Accession Agreement originally entered into by NSC; and

(iii) at the time of any reorganisation transaction between Publications D'Occasion A.D. Inc. and Canco or between Our Computer Player Ltd. and Canada Computer Paper Inc., if in the opinion of the Security Agent it is necessary or desirable to maintain or preserve any security granted by or over any of Publications D'Occasion A.D. Inc., Canco, Our Computer Player Ltd. or Canada Computer Paper Inc., the relevant member of the Group shall promptly upon request by the Security Agent re-execute any Security Documents or Guarantor Accession Agreement as the Security Agent may direct; and

(iv) at the time of any transfer of Peddlers Post, Inc. by HM ZP Holdings, Inc. to Trader Enterprises, Inc., Trader Enterprises, Inc. shall at the request of the Security Agent re-execute any Security Document over the shares in Peddlers Post, Inc. previously granted by HM ZP Holdings, Inc.

(c) The Obligors shall procure that:

(i) any member of the Group which acquires or incorporates any Subsidiary after the Effective Date shall at the time of acquisition or incorporation (or as soon as reasonably practicable thereafter and in any event within three weeks of the date of acquisition or incorporation) (if such Subsidiary has gross assets in excess of euro 2,000,000 (or its equivalent in other currencies) or turnover for the previous 12 months or projected turnover for the following 12 months in excess of euro 4,000,000 (or its equivalent in other currencies)); or

(ii) any member of the Group which holds shares in any Subsidiary whose shares have not been pledged in favour of the Security Agent shall on the earlier of (A) the financial year end accounts of such Subsidiary evidencing that it has gross assets in excess of euro 2,000,000 (or its equivalent in other currencies) or turnover for such period in excess of euro 4,000,000 or (B) its projected turnover for the following annual financial period being in excess of euro 4,000,000 (or as soon as reasonably practicable thereafter), and in any event within three weeks of the earlier of (A) the date on which the Parent has delivered the certificate to the Facility Agent pursuant to Clause 21.2 (a)(iv)(A)(II) listing any member of the Group whose shares require to be charged and (B) the latest date by which such certificate is required to be delivered to the Facility Agent pursuant to Clause 21.2 (a)(iv)(A)(II); or

(iii) any Obligor who holds a bank account in the Netherlands,

execute and deliver to the Security Agent such Security Documents in relation to the shares, stock or ownership interests in such Subsidiary or such bank account in substantially the same terms as the Security Documents entered into on or before 15th December, 1998, subject to any provision of law prohibiting such person from or imposing conditions on it entering into such Security Documents.

(d) Where a Subsidiary of the Parent becomes an Additional Borrower pursuant to Clause 19.1(a) or an Additional Guarantor pursuant to Clause 19.2 the Obligors shall procure that such Subsidiary shall execute and deliver to the Security Agent such Security Documents in relation to its assets in substantially the same terms as the Security Documents entered into at Closing, subject to any provision of law prohibiting such person from entering into such Security Documents.

(e) Where any such prohibition as is referred to above exists, the Obligors shall use their reasonable endeavours lawfully to overcome the prohibition.

(f) The Obligors shall at their own expense execute and do all such assurances, acts and things as the Security Agent may reasonably require for (i) perfecting or protecting the security intended to be afforded by the Security Documents (and shall deliver to the Security Agent such constitutional documents, directors and shareholders resolutions, title documents and other documents as the Security Agent may reasonably require) or (ii) facilitating the realisation of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets.

(g) The Obligors shall at their own expense execute such Security Documents or other documents, deeds or agreements and do such other acts and things (including delivering copies of directors' and shareholders' resolutions and copies of shareholders' registers) as the Security Agent may reasonably require to provide effective and perfected security in favour of any replacement Security Agent (as contemplated in Clauses 24.15 or 30.8) and the Lenders over those shares, stock or other assets intended to be charged by the Security Documents.

19.4 Release of Guarantors and Security

(a) Subject to Clause 19.4(c), at the time of completion of any sale or other disposal to a person or persons outside (and which will remain outside) the Group of all of the shares in the capital of any Guarantor (or of all of the shares in any other member of the Group such that any Guarantor ceases as a result thereof to be a member of the Group) and in such other circumstances (if any) as all the Lenders may from time to time agree in writing, such Guarantor shall be released from all past, present and future liabilities (both actual and contingent and including, without limitation, any liability to any other Guarantor by way of contribution or counter-indemnity) hereunder and under the Security Documents to which it is a party (other than liabilities which it has in its capacity as a Borrower), and the security provided over its assets under such Security Documents shall be released.

(b) Subject to Clause 19.4(c), at the time of completion of any sale or other disposal to a person or persons outside (and which will remain outside) the Group of any assets owned by an Obligor over which security has been created by the Security Documents to which that Obligor is party, those assets shall be released from such security.

(c) The release of the guarantees and security referred to in Clause 19.4(a) and (b) shall only occur (save to the extent otherwise agreed by all the Lenders) if:

(i) either (1) such disposal by any member of the Group is permitted in accordance with Clause 21.8 or otherwise expressly permitted by the provisions of this Agreement and will not result directly or indirectly in any breach of any of the terms of this Agreement, or (2) such disposal is being effected at the request of the Majority Lenders in circumstances where any of the security created by the Security Documents has become enforceable, or (3) such disposal is being effected by enforcement of the Security Documents; and

(ii) if required by Clause 9.5 an amount equal to the amount of the Net Proceeds arising out of such disposal will be applied in prepayment of the Utilisations; and

(iii) any assets to be transferred to other members of the Group before completion of such disposal shall have been so transferred and (if so required by the Majority Lenders and if a security interest existed over such assets prior to transfer) security over such assets shall have been granted to the Security Agent to its satisfaction.

The Security Agent shall (at the expense of the relevant Obligor) execute such documents effecting such release as shall be reasonably required to achieve such release as aforesaid (and the Security Agent shall execute such documents promptly upon (and only upon) it being satisfied that the conditions in (i), (ii) and (iii) above are satisfied or all the Lenders have otherwise agreed).

(d) If any person which is a member of the Group shall cease to be such a member in consequence of the enforcement of any of the Security Documents or in consequence of a disposal of the shares therein or in any Holding Company of it effected at the request of the Majority Lenders in circumstances where any of the security created by the Security Documents has become enforceable, any claim which any Obligor may have against such person or any of its Subsidiaries or which that person or any of its Subsidiaries may have against any Obligor in or arising out of this Agreement or any of the Security Documents (including, without limitation, any claim by way of subrogation to the rights of the Agents and the Lenders under the Senior Finance Documents and any claim by way of contribution or indemnity) shall be released automatically and immediately upon such person ceasing to be a member of the Group.

20. REPRESENTATIONS AND WARRANTIES

20.1 Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 20 in respect of itself and its Subsidiaries to each Finance Party.

(a) Status:

(i) It is, and each Subsidiary of it is, a limited liability company or corporation (or in the case of NSC and A.T. Publications (B.C.) Company, each an unlimited liability company and in the case of each of Segundamano Argentina SC, Itinerary Group Partners and ViaVia CV a partnership) duly incorporated (or established) and validly existing under the laws of the jurisdiction of its incorporation, with the power to own its assets and carry on its business in all material respects as it is being conducted; and

(ii) on or prior to the Effective Date no administrator, receiver, liquidator, custodian, controller, trustee or similar official has been appointed with respect to it or any of its Subsidiaries or any of its or its Subsidiaries' assets who has not been released or discharged from such appointment and no petition or proceeding for such an appointment is pending.

(b) Powers and authority: It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery by it of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(c) Legal validity: Subject to the Reservations, each Transaction Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable against it and no limit on its powers will be exceeded as a result of the borrowings, grant of security or giving of guarantees contemplated by the Transaction Documents to which it is a party.

(d) Non-conflict: The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not:

(i) conflict with any law or judicial or official regulation applicable to it; or

(ii) conflict with its constitutional documents; or

(iii) conflict in any respect with, or entitle any third party to terminate, any agreement or document which is binding upon it, any other member of the Group or any asset of any member of the Group in a manner or to an extent which would be reasonably likely to have a Material Adverse Effect or in a manner or to an extent which could result in any liability on the part of any Finance Party to any third party.

(e) No default:

(i) No Default is outstanding or is reasonably likely to result from the making of any Utilisation; and

(ii) no other event is outstanding which constitutes (or, with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, will constitute) a default under any agreement or document which is binding on any member of the Group or any asset of any member of the Group, which event or default or any action which any third party is entitled to take following any such event or default would be reasonably likely to have a Material Adverse Effect.

(f) Authorisations: All authorisations required by any Obligor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect, save for any filings, applications and registrations necessary in connection with the Security Documents which are to be effected promptly after the Effective Date. All authorisations required for the carrying on of the business of each member of the Group have been obtained or effected (as appropriate) and are in full force and effect, save where the failure to obtain such authorisation could not reasonably be expected to have a Material Adverse Effect.

(g) Accounts:

(i) Its Accounts (or in the case of Accounts delivered under Clause 21.2(a)(i)(C), such Accounts) most recently delivered to the Facility Agent have been prepared in accordance with the Applicable Accounting Principles (or in compliance with Clause 21.5(d)) and (if audited) fairly present in all material respects the financial position and results of operations or (if unaudited) fairly present in all material respects the financial position and results of operations of it and (if consolidated) its Subsidiaries as at the date to which they were drawn up, subject in the case of quarterly and monthly Accounts to normal year end adjustments.

(ii) All forecasts and projections delivered to the Facility Agent pursuant to Clauses 9.2 or 21.3 were arrived at after careful consideration, were fair and were based on reasonable grounds and as at the date of such delivery were not misleading in any material respect.

(iii) Any aggregated financial statements for the Internet Group delivered under Clause 21.2 have been prepared in accordance with the Applicable Accounting Principles as modified by the Internet Accounting Rules set out in Schedule 12 and fairly present in all material respects the financial position and results of operations of the Internet Business.

(h) Litigation and Labour Disputes:

No litigation, arbitration, administrative or regulatory proceedings are current or, to its knowledge, pending or threatened, which are reasonably likely to be adversely determined to it or any of its Subsidiaries, and which would, if so determined, have a Material Adverse Effect. No labour disputes are current or, to its knowledge, threatened which would have a Material Adverse Effect.

(i) Tax liabilities: No claims are being or are reasonably likely to be asserted against any member of the Group with respect to Taxes which are reasonably likely to be determined adversely to such member of the Group and which, if so adversely determined, would have a Material Adverse Effect. It is not overdue in the filing of any Tax returns in respect of any material amount of Tax or which late filing would be reasonably likely to lead to any material penalty.

(j) Information Package and Reports:

(i) All material factual information contained in the Information Package was true or, in the case of information provided by any person other than the Parent or its advisers, was to its knowledge true in all material respects at the date (if any) ascribed thereto in the Information Package or (if none) at the date of the relevant component of the Information Package.

(ii) All expressions of opinion or intention and all forecasts and projections contained in the Information Package were arrived at after careful consideration, were fair and were based on reasonable grounds. The forecasts and projections contained in the Business Plan are reasonable and are believed by the Executives to be attainable.

(iii) The Information Package as of its date (or the relevant component thereof) was not misleading in any material respect and did not omit to disclose any matter failure to disclose which would result in any information contained in the Information Package being misleading in any material respect in the context of this Agreement and the transactions contemplated in the Senior Finance Documents.

(iv) nothing has occurred or come to light which renders any of the material factual information, expressions of opinion or intention, projections or conclusions contained in the Information Package inaccurate or misleading (or in the case of expressions of opinion, conclusions or projections, other than fair and reasonable), in any material respect in the overall context of the Group and the transactions contemplated by the Senior Finance Documents or which would be reasonably likely, if disclosed, to adversely affect the decision of a person (including the Original Lenders) considering whether to enter into this Agreement (or the Third Supplemental Agreement).

(k) Material Adverse Change: Since 31st December, 1998 there has been no material adverse change in the business, assets, financial condition, operations, properties or prospects of the Group.

(l) Documents: The documents delivered to the Agents (or any of them) under Clause 4 of the Third Supplemental Agreement or after the Effective Date by or on behalf of any Obligor pursuant to Clauses 19.1, 19.2, 19.3 and any other provision of the Finance Documents were, when delivered, genuine and in the case of copy documents, were true, complete and accurate copies in all material respects, of originals which were in full force and effect.

(m) Intellectual Property Rights:

(i) It and each of its Subsidiaries owns or has licensed to it or is otherwise entitled to use all the Intellectual Property Rights which are material in the context of the business of any Material Operating Company or of the Group (taken as a whole) and which are required by such member of the Group in order for it to carry on its business in all material respects as it is being conducted and as contemplated in the Business Plan.

(ii) It and each of its Subsidiaries has taken all actions (including payment of fees) required to maintain in full force and effect any such registered Intellectual Property Rights referred to in paragraph (i) above owned by it.

(n) Environmental Matters:

(i) It and its Subsidiaries have obtained all material Environmental Licences required for the carrying on of its business as currently conducted and have at all times complied with (A) the terms and conditions of such Environmental Licences and (B) all other applicable Environmental Laws which, in each case, if not complied with would have a Material Adverse Effect. There are to its knowledge no circumstances which may prevent or interfere with such compliance in the future.

(ii) There is no Environmental Claim current or, to its knowledge, pending or threatened, and there are no past or present acts, omissions, events or circumstances that would be reasonably likely to form the basis of any Environmental Claim (including, without limitation, any arising out of the generation, storage, transport, disposal or release of any Dangerous Substance), against any Obligor which if adversely determined would have a Material Adverse Effect or an effect which is, or is reasonably likely to be, materially adverse to the business, assets or financial condition of any Obligor.

(o) Structure Chart: The Structure Chart contains descriptions which are true, complete and correct of the corporate ownership structure (legal and beneficial) of the Group (including details of any minority shareholdings held by any person who is not a member of the Group and details of all partnerships in which any member of the Group has an interest) showing each member of the Group (and each member of the Disposals Group, the Russian Group and the Winding-up Group).

(p) Ownership of assets: Save to the extent disposed of without breaching the terms of any of the Senior Finance Documents, with effect from and after the Effective Date, each Obligor and each Material Operating Company has good and marketable title to or valid leases or licences of or is otherwise entitled to use and permit other members of the Group to use all material assets necessary to conduct the business conducted by it at Closing.

(q) Security Documents:

(i) It is the legal and beneficial owner (or owner, as the case may be) of the shares or stock of each member of the Group which it purports to charge or pledge pursuant to any of the Security Documents. The shares or stock charged or pledged (or purported to be charged or pledged) by it pursuant to the Security Documents are all fully paid and non-assessable (save that certain of the shares of The Melbourne Trading Post Pty Limited are only part paid), are charged or pledged by way of first ranking charge or pledge and are not subject to any option to purchase or similar rights and, represent all of the issued share capital of the relevant member of the Group;

(ii) it is the legal and beneficial owner (or owner, as the case may be) of the property (other than shares) which it charges or purports to charge pursuant to any of the Security Documents: and

(iii) in giving any guarantee or security under the Senior Finance Documents or performing its obligations thereunder Trader.Com France S.A. is not in breach of Article 217-9 of French company law.

(r) ERISA:

(i) No act, omission or transaction has occurred which will or is reasonably likely to result in the imposition on any U.S. Obligor or any ERISA Affiliate (whether directly or indirectly) of:

(1) either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the IRC;

(2) breach of fiduciary duty liability damages,

which would in any such case have a Material Adverse Effect.

(ii) No Reportable Event has occurred, is planned or is reasonably expected to occur with respect to any Pension Plan and no condition or event currently exists or currently is expected to occur that could result in any such Reportable Event. No amendment with respect to which security is required under Section 401(a)(29) of the IRC or Section 307 of ERISA has been made or is reasonably expected to be made to any Pension Plan. No Pension Plan has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the IRC), whether or not waived.

(iii) Payment has been made of all amounts which any U.S. Obligor or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan which failure to pay would have a Material Adverse Effect.

(iv) Each U.S. Obligor and each ERISA Affiliate is in compliance in all material respects with the presently applicable provisions of ERISA, the IRC, its terms, and all other applicable laws, rules and regulations with respect to each Plan.

(v) Neither any U.S. Obligor nor any ERISA Affiliate has at any time maintained, contributed to or been obliged to contribute to any Multiemployer Plan or Pension Plan which, upon the complete or partial withdrawal of the U.S. Obligor or any ERISA Affiliate from such Multiemployer Plan or the termination of such Pension Plan, respectively, individually or in the aggregate, could result in the imposition of complete or partial withdrawal liability or other liability respectively, which would have a Material Adverse Effect.

(vi) There are no actions, suits or claims pending (other than routine claims for benefit) against any Plan or the assets of any such Plan which could result in a Material Adverse Effect.

(s) Investment Company Status: Each U.S. Obligor is either (i) not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for an "investment company" in each case within the meaning of the United States Investment Company Act of 1940, as amended or (ii) is exempt from all provisions of such Act, as amended or (iii) not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate of a "holding company" or of a "subsidiary company" of a "holding company", in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(t) Solvency of Obligor:

(i) (A) At the date of this Agreement and the Effective Date or, if later, the date it became an Additional Guarantor, each U.S. Obligor is, and immediately after consummation of the transactions contemplated to occur under this Agreement and the other Transaction Documents and after giving effect to all obligations incurred and Encumbrances created by such U.S. Obligor in connection herewith and therewith will be, Solvent. No Obligor is entering into this Agreement or any other Transaction Document or the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors.

(B) As used in this Agreement, "Solvent" means, with respect to any U.S. Obligor on a particular date, that on such date (i) the fair value of the assets of such U.S. Obligor is greater than the total amount of liabilities, including, without limitation, subordinated and contingent liabilities, of such U.S. Obligor, (ii) the amount that will be required to pay the probable liabilities of such U.S. Obligor on its debts as they become absolute and matured will not be greater than the fair saleable value of the property of such U.S. Obligor at such time, (iii) such U.S. Obligor is able to realise upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such U.S. Obligor does not intend to, and does not believe that it will, incur debts or liabilities beyond such U.S. Obligor's ability to pay as such debts and liabilities become absolute and mature, and (v) such U.S. Obligor is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such U.S. Obligor's property would constitute unreasonably small capital with which to conduct the businesses in which it is engaged. In computing the amount of any contingent liability at any time, it is intended that such liability will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that might reasonably be expected to become an actual or matured liability and taking into account the value of rights of contribution, reimbursement and subrogation which such U.S. Obligor might reasonably be expected to realise in respect thereof.

(ii) At the date of this Agreement and the Effective Date or, if later, the date it became an Additional Guarantor, each Obligor incorporated in Australia is, and immediately after consummation of the transactions contemplated to occur under this Agreement and the other Transaction Documents and after giving effect to all obligations incurred and Encumbrances created by such Obligor in connection herewith and therewith will be, solvent. No such Obligor is entering into this Agreement or any other Transaction Document or the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors.

(iii) At the date of this Agreement and the Effective Date or, if later, the date it became an Additional Guarantor, each Obligor incorporated under the federal laws of Canada or the laws of any Province of Canada is not, and immediately after consummation of the transactions contemplated to occur under the Agreement and the other Transaction Documents and after giving effect to all obligations incurred and Encumbrances created by such Obligor in connection herewith and therewith, will not be, insolvent and will have the ability to pay its debts as they become due in the usual course of its business.

(u) Borrowings: It, and each member of the Group which is its Subsidiary (directly or indirectly), has not incurred and does not on the Effective Date have outstanding any Borrowings which are not permitted to be incurred or outstanding under Clauses 21.10 or 21.12.

(v) Pensions/Social Security: It has made all pension or social security contributions or payments which it is required by law or contract to make and is in compliance in all material respects with all applicable laws or regulations relating to pensions or social security contributions applicable to it.

(w) Material Operating Companies: On the Effective Date there are no members of the Target Group other than those specified in paragraph (a) of the definition of "Material Operating Company" in Clause 1.1 which contributed five per cent. (5.0%) or more of (A) the consolidated gross turnover of the Target Group or (B) the consolidated pre-tax profits of the Target Group, calculated in each case by reference to the 12 month period ending on 31st December, 1999.

(x) Acquisition Target Reports: All material factual information contained in any of the reports delivered to the Facility Agent under Clause 4.3 (c)(II) and (III) was, so far as the Parent is aware, true in all material respects on the Utilisation Date for the Tranche E Advance being used to fund the acquisition of the relevant Acquisition Target and so far as the Parent is aware on such date such reports are not misleading in any material respect and do not omit any information which would make any information contained in them misleading in any material respect.

20.2 Times for making representations and warranties

Each of the representations and warranties set out in Clause 20.1 are:

(a) (i) in the case of an Obligor which is a Party on the Effective Date, made by that Obligor for itself and its Subsidiaries on the Effective Date; and

(ii) in the case of an Obligor which becomes a Party after the Effective Date, made by that Obligor on the date it executes a Borrower Accession Agreement or Guarantor Accession Agreement (with the exception of Clauses 20.1(g), (j), (o) and (w)); and

(b) (with the exception of Clauses 20.1(j) and (w)) are in addition repeated after the Effective Date by each Obligor on the date of each Request, each Utilisation Date and on each Interest Date with reference to the facts and circumstances then existing, provided that the representation and warranty set out in Clause 20.1(x) shall be repeated only on the date of Request and Utilisation Date for the Tranche E Advance being made to fund the acquisition of the relevant Acquisition Target.

21. UNDERTAKINGS

21.1 Duration

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

21.2 Financial Information

(a) The Parent shall supply to the Facility Agent in sufficient copies for each of the Lenders:

(i) as soon as the same are available (and in any event within 120 days of the end of each of its financial years:

(A) the audited consolidated financial statements of the Group for that financial year;

(B) if prepared and if requested by the Facility Agent, the audited accounts of each Obligor (consolidated in the case of an Obligor with Subsidiaries) for that financial year;

(C) the aggregated financial statements for the Internet Group for that financial year in a form and showing the detailed information provided for in the Agreed Form Internet Accounts (including at least a schedule of revenue and expenses and a schedule of Capital Expenditure); and

(D) the audited consolidated financial statements of the Russian Group for that financial year;

(ii) as soon as available after the end of each consecutive three month period ending on an Accounting Date (and in any event within 60 days after the end of such period), the unaudited consolidated management accounts of each of the Group and the Russian Group and the unaudited consolidated or as the case may be aggregated management accounts of the Internet Group for that three month period in a form and showing the detailed information provided for in the Agreed Form Accounts (including at least a consolidated profit and loss statement, balance sheet, statement of financial indebtedness and cash flow statement) or the Agreed Form Internet Accounts (including at least a schedule of revenue and expenses and a schedule of Capital Expenditure) as, the case may be, together with a written management commentary prepared by the Chief Financial Officer including a comparison against budget and the relevant prior year period and explaining any material variances against the budget;

(iii) as soon as available after the end of each calendar month (and in any event within 45 days after the end of such month), the unaudited consolidated management accounts of the Group and the unaudited consolidated or as the case may be aggregated management accounts of the Internet Group for that month in a form and showing the detailed information provided for in the Agreed Form Accounts (including at least schedule of revenues, EBITDA and CAPEX, a statement of financial indebtedness and a cash flow statement) or the Agreed Form Internet Accounts (including at least a schedule of revenue and expenses and a schedule of Capital Expenditure) as, the case may be, together with a written management commentary relating to the financial performance and operations of Material Operating Companies prepared by the Chief Financial Officer;

(iv) (A) together with each set of Accounts specified in paragraph (i)(A) above:

(I) a certificate signed by the Auditors (I) setting out in reasonable detail computations establishing compliance or otherwise with Clauses 22.2 and 22.3, (II) setting out in reasonable details computations establishing the applicable Margin (as contemplated in Clause 10.4), the amount of any Excess Cash Flow for that annual Accounting Period and the level of Permitted Capital Expenditure for the following annual Accounting Period and (III) stating that the Auditors did not in the course of their audit discover any Event of Default under Clause 23.1 which they knew to be an Event of Default under Clause 23.1 or, if they did, describing the same;

(II) a certificate signed by the Chief Financial Officer (I) confirming that all premiums required to be paid to keep the insurance policies required pursuant to Clause 21.21 in place for the current annual Accounting Period have been paid, (II) listing the Material Operating Companies, (III) specifying the members of the Internet Group and Joint Ventures that conduct Group Business through the Internet, (IV) stating that as at the date of such certificate no Default has occurred and is then continuing or providing details of any such Default and of the remedial action proposed to be taken, (V) certifying the aggregate amount of all Acceptable Equity Proceeds received by the Parent in that annual Accounting Period (the "Relevant Annual Accounting Period") and in the period commencing on the first day of the next annual Accounting Period and ending on the earlier of the date on which the unaudited consolidated quarterly management Accounts for the quarterly Accounting Period ending on the last day of the Relevant Annual Accounting Period together with the certificate relating thereto are delivered to the Facility Agent pursuant to Clause 21.2 (a)(ii) and (iv) and the latest date by which such Accounts and certificate are required to be delivered to the Facility Agent pursuant to Clause 21.2 (a)(ii) and (iv) (provided that Acceptable Equity Proceeds may not be taken into account in more than one period), (VI) listing any member of the Group whose shares are required to be charged pursuant to Clause 19.3 (c)(ii) and(VII) certifying the amounts applied or deemed to be applied by members of the Group in reduction of the Internet Maximum Amount during such annual Accounting Period, the End Internet Maximum Amount and a description of such items; and

(B) together with each set of Accounts specified in (i)(C) above, (I) a certificate signed by the Auditors confirming that such Accounts have been prepared in accordance with the Applicable Accounting Principles and (II) a certificate signed by the Chief Financial Officer certifying the accuracy of such Accounts (including as to the amount of Internet EBITDA for that Accounting Period) and certifying the aggregate amount invested in the Internet Group by the Group during that Accounting Period whether by means of loan, subscription, capital contribution or otherwise; and

(C) together with each set of Accounts specified in paragraph (ii) above, a certificate signed by the Chief Financial Officer setting out in reasonable detail computations establishing (I) compliance with Clause 22.2 as at the date to which those Accounts were drawn-up, (II) the applicable Margin (as contemplated in Clause 10.4), (III) stating that as at the date of the certificate no Default is outstanding or, if there is an outstanding Default, providing details of the same and of any proposed remedial action, (IV) certifying the aggregate amount of all Acceptable Equity Proceeds received by the Parent in that quarterly Accounting Period (the "Relevant Quarterly Accounting Period") and in the period commencing on the first day of the next quarterly Accounting Period and ending on the earlier of (a) the date on which the unaudited consolidated quarterly management Accounts for the Relevant Quarterly Accounting Period are delivered to the Facility Agent together with the certificate relating thereto pursuant to Clause 21.2 (a)(ii) and (iv) and (b) the latest date by which such Accounts and certificate are required to be delivered to the Facility Agency under Clause 21.2 (a)(ii) and (iv) (provided that Acceptable Equity Proceeds may not be taken into account in more than one period) and (V) certifying the amounts applied or deemed to be applied by members of the Group in reduction of the Internet Maximum Amount during such quarterly Accounting Period, the End Internet Maximum Amount and a description of such items.

(b) The Parent will not allocate (and will procure that there is not allocated) to the Russian Group any overhead or similar cost of any member of the Group.

(c) The Russian Group will not allocate (and will procure that there is not allocated) to the Group any overhead or similar cost of any member of the Russian Group, provided that a member of the Group may pay a salary to Gabriele Balderacchi not exceeding USD200,000 in any annual Accounting Period or in any four consecutive quarterly Accounting Periods.

21.3 Projections

(a) The Parent shall supply to the Facility Agent in sufficient copies for each of the Lenders:

(i) not later than forty-five days after the start of each financial year, a budget showing a projected consolidated balance sheet as at the end of each quarterly Accounting Period during such financial year, profit and loss account, annual capital expenditure forecast, cash flow statement, depreciation and operating costs forecast and rolling quarterly cash and working capital forecast of the Group for such financial year; and

(ii) if the budget for the Group for an annual Accounting Period is revised in any material respect during such annual Accounting Period, promptly an updated set of financial projections for the remainder of such annual Accounting Period, in each case in a format consistent with the Business Plan and the Agreed Form Accounts and prepared on a basis consistent with the Applicable Accounting Principles.

(b) At least once in every financial year selected senior management (to include the Executives (and if then acting as a consultant to the Parent Mr. MacBain) and the Chief Financial Officer) of the Parent will give a presentation to the Lenders, at a time and venue agreed with the Facility Agent (or otherwise as specified by the Facility Agent by not less than 10 Business Days' notice and in London, Paris, New York or Geneva), about the ongoing business and financial performance of the Group and the budget and about such other matters relating to the ongoing business and financial performance of the Group or any member of the Group as any of the Lenders may reasonably request.

21.4 Notifications

The Parent shall supply or procure that there shall be supplied to the Facility Agent in sufficient copies for each of the Lenders:

(a) promptly, any documents required to be despatched by the Parent to its shareholders generally (or any class of them) in their capacity as such and all documents relating to the financial obligations of any Obligor despatched by or on behalf of any Obligor to its creditors generally (in their capacity as creditors);

(b) promptly upon being notified of the same, details of all transfers after the Effective Date of more than five per cent. (5%) of any class of shares in the Parent's capital;

(c) on request from the Facility Agent (to be given not more often than once a year unless an Event of Default is then outstanding or the Facility Agent has reasonable grounds for believing that there have been changes since the furnishing of the last such copy), an up to date copy of the shareholders register of the Parent;

(d) as soon as the same are instituted or, to its knowledge, threatened in writing, details of (and a regular progress report in respect of) any litigation, arbitration or administrative proceedings involving any Group member which, if adversely determined, would have a Material Adverse Effect or would involve potential liability in excess of euro 1,000,000 (or its equivalent in other currencies);

(e) as soon as the same are delivered or received, reasonable details of all warranty and indemnity claims, and of any alleged breach involving liability or potential liability, in excess of euro 1,000,000 (or its equivalent in other currencies) made by or against any member of the Group pursuant to the Share Purchase Agreements;

(f) as soon as practicable after receipt of any request, such further information regarding its financial condition, business and assets and that of the Group and/or any member thereof (including any requested amplification or explanation of any item in any Accounts, forecast, projections or other material provided by any Obligor hereunder) as the Facility Agent (on behalf of the Lenders or any of them) may request in writing from time to time and a copy of all information filed with any relevant corporate registry or stock exchange or with the U.S. Securities and Exchange Commission or the French Commission des Operations de Boursiere;

(g) promptly, upon any member of the Group becoming an Insolvent Group Member, details of the occurrence of any such event together with a certificate signed by the Chief Financial Officer specifying the gross assets and latest annual pre-tax profits and turnover of such Insolvent Group Member;

(h) written details of any Default forthwith upon becoming aware of the same, and of all remedial steps being taken and proposed to be taken in respect of that Default and, promptly after being requested by the Facility Agent, a certificate signed by a director of the Parent confirming that there is no outstanding Default or, if there is, giving details of the same (provided that any such request may not be given more than once in any annual Accounting Period unless the Facility Agent has reasonable grounds for believing that there is an outstanding Default);

(i) promptly upon becoming aware of the same, details of any dismissals, resignations and replacements of any of Mr MacBain, Mrs MacBain, Eric Teyssonniere de Gramont or Francois Jallot together with reasons therefor;

(j) (except in relation to the Issue Shares) promptly on the issue or allotment of any shares or stock in the Parent a certificate signed by the Chief Financial Officer specifying the net cash proceeds received by the Parent and whether such cash proceeds represent Additional Subordinated Debt or otherwise the purpose for which such cash proceeds are to be utilised; and

(k) drafts of any Offering Circular or Indenture prepared in connection with any proposed issue of Bonds and will give the Facility Agent and the other Finance Parties a reasonable time to review such drafts before such drafts are in final form and will keep the Facility Agent informed of the progress of any such proposed issue of Bonds.

21.5 Accounts and Accounting Dates

The Parent will ensure that:

(a) each annual Accounting Period and each quarterly Accounting Period of the Group ends on an Accounting Date;

(b) each of the annual Accounting Periods (and each financial year) of the Parent and the Group ends on 31st December;

(c) no member of the Group will change its financial year end except to move it to 31st December;

(d) all Accounts are prepared (if audited) in accordance with or (if unaudited) on a basis consistent with the Applicable Accounting Principles and are in compliance with all requirements of the Securities and Exchange Commission or where any Accounts have been prepared in any respect so as to depart materially from the Applicable Accounting Principles or are not in compliance with the U.S. Securities and Exchange Commission the Parent shall provide to the Facility Agent (in sufficient copies for each of the Lenders) a written explanation (and calculations in reasonable detail) prepared or confirmed in writing by the Auditors (and addressed to the Facility Agent and the Lenders) of the effect of such departure and/or non-compliance on the financial covenants in Clause 22 and the definitions referred to therein and/or the calculations set out in Clause 10.4 and/or the calculation of Excess Cash Flow. If the Majority Lenders approve any such departure it shall become part of the Applicable Accounting Principles; and

(e) without prejudice to the Parent's obligations under paragraph (d) above, if the Applicable Accounting Principles change in a way that affects the financial covenants contained in and/or the calculations in Clauses 10.4 or 22 and/or the calculation of Excess Cash Flow:

(i) the Parent and the Facility Agent (on behalf of the Lenders) shall, at the Facility Agent's request, negotiate in good faith with a view to agreeing such amendments to the financial covenants and/or calculations in Clause 10.4 or Clause 22 or the definitions used or referred to in those Clauses and/or the calculation of Excess Cash Flow as may be necessary to grant to the Lenders the same level of protection as that granted on the Effective Date, and any amendments so agreed will take effect on the date agreed between those Parties; and

(ii) until any such agreement is reached the Parent shall be required to deliver Accounts under Clause 21.2 prepared in accordance with (or if unaudited monthly or quarterly Accounts on a basis consistent with) the Applicable Accounting Principles as applied by the Group before any such change.

21.6 Negative Pledge

(a) No Obligor will, and each Obligor will procure that none of its Subsidiaries will, create or permit to subsist any Encumbrance on the whole or any part of its respective present or future business, assets or undertaking except for the following:

(i) Encumbrances constituted or evidenced by the Security Documents;

(ii) Encumbrances expressly permitted in writing by the Majority Lenders, provided that the principal amount of the indebtedness secured by such Encumbrances shall not at any time be increased beyond the amount expressly so permitted;

(iii) Encumbrances over assets the aggregate value of which is less than euro 500,000 (or its equivalent in other currencies) arising by operation of law (or by agreement to the same effect) in the ordinary course of business and not as a result of any default or omission on the part of any member of the Group;

(iv) Encumbrances over goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

(v) Encumbrances over credit balances on bank accounts of members of the Group together created in order to facilitate the operation of such bank accounts and other bank accounts of such members of the Group with such bank on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes;

(vi) Encumbrances over assets (not being shares or stock) the aggregate value of which is less than euro 500,000 (or its equivalent in other currencies) acquired after the Effective Date and existing at the date of their acquisition but not created in contemplation of their acquisition, provided that (A) the principal amount secured by any such Encumbrance shall not be increased beyond the amount secured thereby at the date of such acquisition and (B) such Encumbrances are either released and discharged within three months of the date of such acquisition or, if there is a material cost in obtaining the removal of any such Encumbrance from any public register, all amounts and liabilities (actual or contingent, present or future) secured on or by any such Encumbrance are paid and discharged in full within three months of the date of such acquisition and the creditor has acknowledged in writing payment and discharge of all such amounts and liabilities;

(vii) Encumbrances arising automatically by operation of law in favour of any governmental authority in respect of Taxes or governmental charges which are being contested by the relevant member of the Group in good faith diligently pursued provided that a reserve or provision for the full amount of Tax or charges in dispute has been made in the Accounts of the Group;

(viii) Encumbrances over certain of the assets of Trader.Com France S.A. under a nantissement de fonds de commerce which Encumbrances have been irrevocably released under a Deed of Release dated before 15th December, 1998 and an Encumbrance over the shares of Free Ads Paper Srl which has been irrevocably released before 15th December, 1998 and in each case where all debts, liabilities or amounts (actual or contingent, present or future) secured on or by such Encumbrance have been paid or discharged in full;

(ix) Encumbrances (not being over the shares or stock of any member of the Group) not otherwise permitted pursuant to paragraphs (i)-(viii) (inclusive) above together securing indebtedness in an aggregate principal amount not exceeding euro 3,000,000 (or its equivalent in other currencies).

(b) Trader.Com France S.A. will, if required by the Security Agent (provided that in the reasonable opinion of the Security Agent the cost of such release does not outweigh the commercial benefit of such release), remove or procure the removal of the Encumbrance referred to in paragraph (viii) above from the Commercial Registry and from the INPI within 3 months of the date of notice from the Security Agent and will notify the Facility Agent with supporting evidence when such removal has been completed.

21.7 Transactions similar to security

No Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(a) sell, transfer or otherwise dispose of any of its receivables on recourse terms except for the discounting of bills and notes in the ordinary course of business where the resulting Borrowing is permitted by Clause 21.10; or

(b) except for assets acquired in the normal course of business where the aggregate amount outstanding or unpaid at any time for all such assets does not exceed euro 500,000 (or its equivalent in other currencies), purchase any asset on terms providing for a retention of title by the vendor or on conditional sale terms or on terms having a like substantive effect to any of the foregoing.

21.8 Disposals

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, either in a single transaction or in a series of transactions, sell, transfer, lease, licence or otherwise dispose of:

(a) any shares or stock in any of its Subsidiaries (other than the transfer by Tivana Holding BV of the shares in NSC to Canco expressly referred to in Schedule 11); or

(b) all or any part of its respective assets or undertaking, other than:

(i) (A) disposals of trading assets or (B) the expenditure of cash or (C) the sale or discounting of receivables on a non-recourse basis, in each case in the normal course of trading on arm's length terms;

(ii) disposals of plant and equipment not required for the efficient operation of its business, on arm's length terms;

(iii) disposals of the shares of any member of the Russian Group or the disposal, on arm's length terms of the shares of any member of the Disposals Group or the disposal of shares in the Parent under the Group's employee stock option schemes;

(iv) disposals of assets on arm's length terms to an Obligor, provided that if the consideration for such asset (or series of related assets) exceeds euro 2,500,000 (or its equivalent in other currencies) and is left outstanding the debtor and the creditor in respect of such intercompany balance shall either be party to or shall forthwith execute and deliver to the Facility Agent a deed of accession to the Intercreditor Agreement, as Intercompany Creditor or Intercompany Debtor (as the case may be);

(v) those transfers or disposals expressly referred to in Schedule 11;

(vi) disposals which have the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders);

(vii) payments of cash due under the Finance Documents to the extent otherwise permitted under the Senior Finance Documents;

(viii) disposals of assets (not being the shares or stock of any Obligor or any Material Operating Company) on arm's length terms not otherwise permitted under this Clause 21.8 provided that the aggregate fair market value of the assets disposed of does not exceed euro 1,000,000 (or its equivalent in other currencies) during any annual Accounting Period;

(ix) licence arrangements permitted by Clause 21.19(c);

(x) a disposal of any of the shares of Mirabridge International BV; and

(xi) a disposal by HM ZP Holdings Inc. of Peddlers Post, Inc. to Trader Enterprises Inc.

All such sales, transfers, leases or other disposals (other than under sub-paragraphs (b)(i)(B), (iv), (v) or (vii)) shall be made only for a cash consideration payable in full at the time of disposal,

No Obligor incorporated or resident in Canada may make a disposal of a type not described in Clause 9.5(a)(I) to (IV) (inclusive) but otherwise permitted by 21.8(b)(ii), (iii), (iv), (vi), (viii), (ix) or (x) save that such Obligor may be released from the restriction set out in this sentence if it prepays an amount of the Utilisations equal to the Net Proceeds arising from any such disposal.

21.9 Pari passu ranking

Each Obligor undertakes that its obligations under this Agreement rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated obligations, other than obligations applicable generally to companies which have priority by operation of law.

21.10 Borrowing

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur or permit to remain outstanding any Borrowings falling within paragraphs (a), (b), (c) or (g) of the definition of Borrowings in Clause 1.1 other than:

(a) any issue or borrowing of subordinated debt or subordinated securities by any Holdco provided that:

(i) such debt is or securities are subordinated to the amounts outstanding under the Senior Finance Documents on the terms set out in the Intercreditor Agreement and that the holders or creditors of such debt or securities have become party to the Intercreditor Agreement as Subordinated Lenders;

(ii) no payment, repayment or prepayment of any amount of principal of such debt or securities is required to be made before the date six months after the Final Maturity Date; or

(b) under the Senior Finance Documents; or

(c) any such Borrowings as are permitted by Clause 21.16(b) or (c) or Clause 21.48(i); or

(d) Borrowings to the extent covered by a Documentary Credit made available under this Agreement; or

(e) any other Borrowings (not being by a Holdco) to the extent approved in writing by the Facility Agent on behalf of the Majority Lenders; or

(f) Borrowings constituted by the issuance by a Holdco of debt securities (the "Bonds") provided that, unless otherwise agreed by Lenders the aggregate of whose Commitments represents by value at least 90% of the Euro Equivalent (calculated using exchange rates applicable on the date of the Third Supplemental Agreement) of the Total Commitments:

(i) on the date such Bonds are proposed to be issued the Parent would be in compliance with Clause 22 calculated as at the most recent Accounting Date and as if the Bonds had been issued on such Accounting Date and, on the basis of the latest financial projections delivered to the Facility Agent pursuant to Clause 21.3 and the Business Plan, the Parent would be in compliance with its obligations under Clause 22 on the next two following Accounting Dates;

(ii) the ratio of Total Cash Pay Debt to Consolidated EBITDA calculated immediately after the Bonds have been issued (the "Issue Date") would not exceed the lower of 5.75:1.00 and the ratio of Total Cash Pay Debt to Consolidated EBITDA as at the Issue Date;

(iii) the rate of cash pay interest on such Bonds shall not exceed 13% per annum;

(iv) no member of the Group (other than the issuer) gives any guarantee or indemnity to the holders (or any trustee of their behalf) or otherwise in respect of such Bonds;

(v) no payment, repayment or prepayment of the principal amount of such Bonds is required to be made before the date falling six months after the Final Maturity Date otherwise than on a change of control of the Parent or on a redemption for tax reasons or out of the net cash proceeds of any further issue of Bonds and subject to customary acceleration provisions after an event of default standard for this type of instrument;

(vi) the Bonds are issued on terms that are customary for instruments or securities of that type and, without limiting the foregoing, on terms that:

(A) are no more restrictive on the operations of the members of the Group than the terms of this Agreement;

(B) provide for a 179 day payment blockage period in respect of payments under the Bonds after notice being given to the trustee for any such Bonds if there has been an Event of Default under this Agreement which is continuing unremedied or unwaived;

(C) the Bonds are expressed to be subordinated in right of payments to all amounts due under the Senior Finance Documents;

(D) the Bonds provide for payment of interest not more often than semi-annually;

(E) the Bonds are unsecured;

(F) the Bonds contain no financial covenant requiring the maintenance of certain levels of financial performance by the Group (or any member thereof) but may contain debt incurrence restrictions;

(G) the Bonds do not have a cross-default event of default and any event of default relating to the non-payment or acceleration of other Borrowings is subject to a threshold of not less than euro 10,000,000 (or its equivalent in other currencies);

(H) the Bonds permit the incurrence by members of the Group of additional debt (over and above amounts outstanding under the Senior Finance Documents) of not less than euro 40,000,000 (or its equivalent in other currencies) in aggregate;

(I) the Bonds provide a grace period of not less than 30 days for the non-payment of amounts of interest before such non-payment becomes an event of default; and

(vii) if the proceeds of such Bonds are lent by any Holdco to any member of the Group which is not a Holdco, valid and effective security in favour of the Security Agent and the Lenders is granted over such inter-company loan in form and substance satisfactory to the Security Agent (and such inter-company loan or the benefit thereof is not charged to any other person); or

(g) any other Borrowings in an aggregate principal amount at any time outstanding for members of the Group as a whole not exceeding euro 10,000,000 (or its equivalent in other currencies).

21.11 Leases

(a) No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any finance leases, capital leases or conditional sale agreement of or in respect of vehicles, machinery, plant or equipment (the "Equipment") if the amount payable (excluding any interest element) under such finance lease, capital lease or conditional sale agreement when taken together with the amounts payable (excluding any interest element) under all other finance leases, capital leases or conditional sale agreements of members of the Group would exceed euro 5,000,000 (or its equivalent in other currencies) at any time.

(b) The Parent will, if requested by the Facility Agent, provide reasonable details of the Equipment with a book or replacement value of euro 500,000 (or its equivalent in other currencies) or more subject to any such finance leases, capital leases or conditional sale agreements and the amounts payable thereunder.

21.12 Third party guarantees

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur or permit to be outstanding any guarantee, indemnity or other assurance against loss of a type referred to in paragraph (i) of the definition of Borrowing in Clause 1.1 other than:

(a) under the Senior Finance Documents; or

(b) the endorsement of negotiable instruments for the purpose and in the ordinary course of carrying on the relevant entity's trade, or

(c) guarantees in favour of an Approved Bank to facilitate the operation of bank accounts of Obligors maintained with such Approved Bank on a net balance basis; or

(d) guarantees of members of the Group which are not Obligors in favour of an Approved Bank to facilitate the operation of bank accounts of members of the Group which are not Obligors maintained with such Approved Bank on a net balance basis; or

(e) guarantees in respect of the Borrowings of any other Obligor (not being a Holdco) which is a Holding Company or a Subsidiary of it which are permitted under Clause 21.10 or in the case of members of the Group who are not Obligors guarantees in respect of the Borrowings of any other member of the Group (not being a Holdco) which is a Holding Company or a Subsidiary of it which are permitted under Clause 21.10.

21.13 Options

(a) No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into or permit to subsist any option or other arrangement whereby any person has the right (whether or not exercisable only on a contingency) to require any member of the Group to purchase or otherwise acquire or sell or otherwise dispose of any property or any interest in any property otherwise than where (a) any such arrangement is in respect of trading assets and is entered into in the ordinary course of trade of the member of the Group concerned, or (b) any such arrangement is in respect of assets having a market value in an aggregate amount (for all such arrangements of members of the Group) which if it were exercised would, at the date of such exercise, be a disposal permitted under Clause 21.8 or an investment or acquisition permitted under Clause 21.15 and is entered into on arm's length terms, or (c) any such arrangement is permitted by Clause 21.14.

(b) Subject to paragraph (c), the aggregate amount of the obligations or liabilities (whether present or future, actual or contingent) of members of the Group under any such option or arrangement entered into in connection with any acquisitions (including Permitted Acquisitions) or investments made by members of the Group (were all such options or arrangements exercised) shall not exceed euro 2,000,000 (or its equivalent in other currencies) at any time.

(c) In addition to options permitted under paragraph (b), members of the Group may enter into an option or arrangement pursuant to which they may acquire from a third party a minority interest held by such third party in a member of the Group provided that the aggregate amount of the obligations or liabilities measured in each case at the date on which such option was granted of members of the Group under any such option or arrangement (were all such options or arrangements exercised) do not exceed euro 13,000,000 (or its equivalent in other currencies) at any time,.

21.14 Treasury Transactions

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into or permit to subsist any interest rate or currency swap, cap, ceiling, collar, floor or financial futures or commodity contract or option or any similar treasury or hedging transaction, other than (a) under the Hedging Documents, (b) spot foreign exchange contracts entered into for the purposes of its business (provided that no such contracts are entered into for speculative purposes) and (c) transactions entered into for the hedging of actual or projected exposures arising in the ordinary course of ordinary trading activities of members of the Group carried on in compliance with the terms of the Senior Finance Documents for periods of not more than 12 months.

21.15 Investments

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incorporate any company or corporation or enter into any merger or consolidation with any business or person or acquire (by subscription or otherwise) or invest in any business, company or corporation or any shares, stock or other securities (or any interest therein) on or after the Effective Date, other than:

(a) Cash Equivalent Investments; or

(b) the subscription for shares of an Obligor by its Holding Company provided that such shares (to the extent lawful) are charged in favour of the Security Agent and the Lenders under the Security Documents; or

(c) the acquisition by Canco of the shares of NSC and the winding-up of NSC into Canco or the amalgamation of NSC and Canco; or

(d) (i) the making of the Permitted Acquisitions funded (in part) out of the proceeds of a Tranche E Advance and otherwise as contemplated in Clause 4.3; or

(ii) the acquisition (including Permitted Acquisitions) of not less than 50.1% of the shares or stock in a limited liability company or corporation carrying on a business the same as the Group Business for a consideration (including the amount of any Borrowings of such company or corporation refinanced at the time of such acquisition and all related acquisition costs and expenses) not exceeding euro 2,000,000 (or its equivalent in other currencies) where such consideration does not exceed the amount of the Available Excess Cash Flow;

(iii) for the acquisition (including Permitted Acquisitions) of not less than 50.1% of the shares or stock in a limited liability company or corporation carrying on a business the same as the Group Business funded from:

(A) out of the proceeds of Available Additional Subordinated Debt, provided that the acquisition of the shares or stock in a limited liability company or corporation which carries on an internet business of the same type as the Internet Business shall only be funded from Available Additional Subordinated Debt to the extent that such Available Additional Subordinated Debt arises from the issue of shares for cash by the Parent; or

(B) with an issue of shares in the Parent to the vendors, provided that such issue is an Acceptable Equity Issue;

(iv) for the purposes of clause 21.15(d)(iii)(A):

(A) where the acquisition is of a limited liability company or corporation that will become a member of the Internet Group immediately following such acquisition; and

(B) the Parent receives Acceptable Equity Proceeds (which proceeds the Chief Financial Officer has certified to the Facility Agent in writing as being used for the purposes of funding such acquisition) in an amount at least equal to the acquisition price together with all associated costs and expenses within 60 days following the end of the quarterly Accounting Period in which such acquisition is made, such acquisition shall be deemed to have been funded out of the proceeds of Available Additional Subordinated Debt; and

(v) for the acquisition of shares in any existing member of the Group under any option arrangement or other agreement entered into with the minority shareholders of such member of the Group provided that:

(A) where such member of the Group is also a member of the Internet Group, the consideration payable is paid out of the proceeds of Available Additional Subordinated Debt arising from the issue of shares for cash by the Parent; or

(B) where such member of the Group is not also a member of the Internet Group, the consideration payable is paid out of the proceeds of Available Additional Subordinated Debt or does not exceed the Available Excess Cash Flow at the time of payment,

Provided that in each case to the extent lawful the Parent shall procure that the member of the Group making the acquisition grants security (in form and substance satisfactory to the Security Agent acting reasonably) over the shares or stock so acquired in favour of the Security Agent and the Lenders to the extent required by Clause 19.3; or

(e) the acquisition of shares in Joint Ventures to the extent permitted by Clause 21.34; or

(f) for the acquisition by the Parent of shares in the Parent under the Group's employee stock option schemes; or

(g) the merger or amalgamation of Publications D'Occasion A.D. Inc. with or winding-up into Canco and the amalgamation of Our Computer Player Ltd. with or winding-up into Canada Computer Paper Inc; or

(h) the acquisitions of shares or stock specifically referred to in Schedule 11;

(i) the acquisition by Trader Enterprises Inc. of Peddlers Post, Inc. from HM ZP Holdings Inc.

21.16 Loans out

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, be the creditor in respect of or permit to remain outstanding and owed to it any Borrowings, save for:

(a) any Borrowings under paragraph (e) of the definition of "Borrowings" in Clause 1.1 where trade credit is extended by any member of the Group on arms length terms and in the established course of its business; or

(b) loans made by one member of the Group to another member of the Group where:

(i) the loan was made on 15th December, 1998 and is specified in the agreed form funds flow statement produced in relation to the Acquisition; or

(ii) such loan is outstanding on the Effective Date and either (I) is for an amount of less than euro 5,000,000, or (II) is on terms that such loans are subordinated to the claims of the Finance Parties under the Senior Finance Documents; or

(iii) the recipient of the loan is an Obligor (not being a Holdco) and requires the funds to meet its normal working capital requirements or (to the extent lawful) payment of Acquisition Costs or to meet its obligations under the Senior Finance Documents (except where such recipient Obligor is incorporated in a jurisdiction which has laws or regulations preventing the repayment or refunding in freely available and convertible currencies of group loans whether by distribution or otherwise); or

(iv) the loan is made by a member of the Group which is not a Holdco to a Holdco, provided that such loan may only be made to the extent necessary to enable such Holdco to pay the next interest payment due from such Holdco under any of the Subordinated Finance Documents and/or the Bonds and/or administration fees of up to euro 50,000 per annum, such loan may only be made not more than 3 Business Days before the next such interest payment date and provided further that no such loan may be made if there is then any outstanding Event of Default; or

(v) the recipient of the loan is a member of the Internet Group or will become a member of the Internet Group simultaneous with the making of the loan and provided that (A) the loan is funded from Acceptable Equity Proceeds or that such loan is refinanced from Acceptable Equity Proceeds received within 60 days following the end of the quarterly Accounting Period in which such loan is made and (B) the lenders and the borrowers of such loans are party to the Intercreditor Agreement as Intercompany Creditors and Intercompany Borrowers respectively and the benefit of such loans has been charged to the Security Agent and the Lenders under the Security Documents to the extent required by Clause 21.23; or

(c) those loans expressly referred to in Schedule 11 provided that the lenders and the borrowers of such loans are party to the Intercreditor Agreement as Intercompany Creditors and Intercompany Borrowers respectively and the benefit of such loans has been charged to the Security Agent and the Lenders under the Security Documents; or

(d) Borrowings (not being loans to a Holdco) not otherwise permitted pursuant to paragraphs (a), (b) or (c) in an aggregate amount for the Group as a whole at any time outstanding not exceeding euro 5,000,000 (or its equivalent in other currencies).

21.17 Dividends and fees

The Parent will not:

(a) declare, make or pay any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of its Shares (or any class of its Shares) or distribute any dividend or share premium reserve account or pay any amount of interest on or other amount relating to any loan stock, except for the distribution or issue of further Shares (under which no dividend is payable prior to the Senior Discharge Date) under any payment-in-kind arrangement relating to its Shares; and

(b) (and will procure that no other member of the Group will) pay any management, advisory or other fee to or to the order of the Investors or any of them except directors' and such other fees (and in such amounts) as are payable under or referred to in the Service Contracts or the Shareholders Agreement as in force on the Effective Date and directors' fees payable to members of the Parent's Supervisory Board provided that the aggregate amount of all fees and expenses paid or payable to members of the Supervisory Board (other than the initial grant of share options by the Parent to the initial Supervisory Board members) in any annual Accounting Period shall not exceed euro 250,000.

21.18 Share Capital

No Obligor will, and each Obligor will procure that none of its Subsidiaries will (other than in the case of the Parent under the Group's employee stock option schemes) save to the extent expressly specified in Schedule 11:

(a) redeem, repurchase, defease, retire or repay (each a "Redemption") any of its shares or share capital, or resolve to do so, except to the extent that any such share capital is not charged to the Lenders under the Security Documents and the proceeds of any such Redemption are paid to an Obligor which is not a Holdco; or

(b) issue any shares, stock or securities which by their terms are redeemable or any loan stock which by its terms is repayable prior to the date falling six months after the Senior Discharge Date; or

(c) issue any part paid shares or stock; or

(d) issue any share capital to any person other than to another member of the Group, save that the Parent may issue:

(i) share capital under Payments-in-Kind (as defined in the Intercreditor Agreement); or

(ii) as contemplated by the Shareholders Agreement (as in force on the Effective Date); or

(iii) as contemplated by the original terms of the Mirabridge 12% Note;

(iv) the Issue Shares pursuant to the IPO;

(v) any other share capital (an "Acceptable Equity Issue"), provided that:

(A) such shares (I) are subscribed for in full in cash or (II) are issued by the Parent in consideration for an acquisition by a member of the Group that is permitted by Clause 21.15 or Clause 21.34; and

(B) no dividend or distribution is payable on such shares while any amount is outstanding under the Senior Finance Documents; and

(C) to the extent such shares have been subscribed for in full in cash:

(I) the Acceptable Equity Proceeds are (or have been) simultaneously utilised by the Parent to subscribe for shares in or make a capital contribution or loan to Trader.com International B.V., which in turn subscribes for (or has subscribed for) shares in or makes (or has made) a capital contribution or loan to the Issuer in an equal amount, which in turn subscribes for (or has subscribed for) shares in or makes (or has made) a capital contribution or loan to the Obligors' Agent in an equal amount; and

(II) to the extent lawful, the Parent shall procure that the member of the Group subscribing for shares or making loans pursuant to (I), grants security (in a form and substance satisfactory to the Security Agent acting reasonably) over the shares or stock so acquired or the benefit of the loan, as the case may be, in favour of the Security Agent or the Lenders and provided that any member of the Group who is issued with any shares pursuant to a capital contribution shall also grant security (in a form and substance satisfactory to the Security Agent acting reasonably) over the shares so acquired; and

(D) to the extent such shares have been issued by the Parent in consideration for an acquisition by a member of the Group that is permitted by Clause 21.15:

(I) Trader.com International B.V. has issued shares or made a loan to the Parent in an amount at least equal to the amount of consideration satisfied or to be satisfied by such Acceptable Equity Issue (the "Consideration Amount") the Issuer in turn has issued shares or made a loan to Trader.com International B.V. in an amount at least equal to such Consideration Amount, Trader.com Group B.V. in turn has issued shares or made a loan to the Issuer in an amount at least equal to such Consideration Amount and Trader.com Group B.V. in turn has had shares issued to it or has had a loan made to it by a subsidiary of it in an amount at least equal to the Consideration Amount; and

(II) to the extent lawful, the Parent shall procure that the member of the Group subscribing for shares or making loans pursuant to (I), grants security (in a form and substance satisfactory to the Security Agent acting reasonably) over the shares or stock so acquired or the benefit of the loan, as the case may be, in favour of the Security Agent or the Lenders and provided that any member of the Group who is issued with any shares pursuant to a capital contribution shall also grant security (in a form and substance satisfactory to the Security Agent acting reasonably) over the shares so acquired.

21.19 Intellectual Property Rights

Each Obligor will, and will procure that each of its Subsidiaries will:

(a) make such registrations and recordings and pay such fees and other amounts as are necessary to keep those registered Intellectual Property Rights which are material to the business of an Obligor or of the Group (taken as a whole) in force;

(b) take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights referred to in paragraph (a) above; and

(c) not, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders acting reasonably) sell, assign, transfer, charge, terminate or enter into any material contract or licence arrangement in respect of those rights save for (i) licence arrangements entered into with members of the Group for so long as they remain members of the Group, (ii) non-exclusive licence arrangements entered into on normal commercial terms and in the ordinary course of its trade or (iii) non-exclusive licence arrangements entered into on normal arm's-length commercial terms with (A) Joint Ventures that conduct Group Business through the Internet as its sole business, for so long as a member of the Group continues to have an interest in such Joint Venture or (B) members of the Russian Group, for so long as a member of the Group continues to have an interest in the Russian Group.

21.20 Environmental matters

Each Obligor will and will procure that each of its Subsidiaries will:

(a) obtain all requisite Environmental Licences and comply with (i) the terms and conditions of all such Environmental Licences applicable to it, and (ii) all other applicable Environmental Law, where in each such case failure to do so would have a Material Adverse Effect;

(b) promptly upon receipt of the same, notify the Facility Agent of any claim, notice or other communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law which would, if substantiated, have a Material Adverse Effect; and

(c) indemnify each Finance Party, each receiver appointed under any Security Document and their respective officers, employees, agents and delegates (together the "Indemnified Parties") against any cost or expense suffered or incurred by them (except if caused by their own negligence or wilful default) which:

(i) arises by virtue of any actual or alleged breach of any Environmental Law (whether by any Obligor, an Indemnified Party or any other person); or

(ii) arises by virtue of the release of or exposure to, any Dangerous Substance stored or handled upon, transported from, or otherwise associated with, the past or present facilities or operations of any Obligor or Group member, and which would not have arisen if the Finance Documents or any of them had not been executed.

21.21 Insurance

(a) Each Obligor will, and will procure that each of its Subsidiaries will, insure and keep insured all its property and assets of an insurable nature and which are customarily insured (either generally or by companies carrying on a similar business) against loss or damage by fire and other risks normally insured against by persons carrying on the same class of business as that carried on by it at levels no lower than (and covering at least the same risks as) those recommended in the Insurance Report with reputable independent insurance companies or underwriters.

(b) Without prejudice to paragraph (a) above, each Obligor will, and will procure that each of its Subsidiaries will, effect and maintain insurance against business interruption (where commercially available), loss of profits, product liability, professional indemnity, pollution and public liability and those other risks or liabilities recommended in the Insurance Report at levels no lower than (and on substantially the same terms as) those recommended in the Insurance Report or as otherwise agreed by the Facility Agent acting reasonably with reputable independent insurance companies or underwriters.

(c) Each Obligor will, and will procure that each of its Subsidiaries will, promptly pay all premiums and do all other things necessary to ensure that the insurances required to be taken out and maintained by it pursuant to paragraphs (a) and (b) above remain in force and will procure that (except for public liability, employers' liability and professional indemnity insurance) all of the group insurance policies required to be maintained by it pursuant to paragraphs (a) and (b) above shall contain loss payee provisions in the agreed terms or otherwise acceptable to the Security Agent noting the Security Agent's interest thereon and naming the Security Agent as the loss payee.

(d) The Obligors' Agent will promptly supply to the Facility Agent on request copies of each insurance policy (or if not then available the relevant brokers summary of cover relating to such insurance policy) required to be taken out and maintained by any member of the Group pursuant to this Clause 21.21 and will procure that the insurer in the case of each such group policy undertakes to the Facility Agent to notify the Facility Agent should any renewal fee or other sum payable by any member of the Group not be paid when due.

(e) The Obligors' Agent will promptly notify the Facility Agent if any member of the Group makes any claim under any of its insurance policies for an amount in excess of euro 250,000 and will provide reasonable details of such claim.

21.22 Change of business

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make any material change in the nature of its respective business as conducted at the Effective Date which would result in a material change to the nature of the business carried on by the Group as a whole without the prior written consent of the Majority Lenders.

21.23 Inter-Company Debt

(a) Each Obligor will procure that unless the borrower in respect of such Borrowings has sufficient readily available cash or credit lines with available headroom to pay the sum due or demanded or save as provided for in the Intercreditor Agreement, any member of the Group which is its Subsidiary and which is the creditor in respect of any Borrowings by any other member of the Group shall take no action to cause such Borrowings to become due and payable.

(b) Each Obligor will promptly notify the Facility Agent if it (or any of its Subsidiaries) makes a loan (or series of loans to the same person) to any other member of the Group which is for an amount of euro 5,000,000 (or its equivalent in other currencies) or more if to a member of the Group which is not its direct Holding Company or Subsidiary or euro 7,500,000 (or its equivalent in other currencies) or more if to its direct Holding Company or Subsidiary and which is expected to remain (or has remained) outstanding for six months or more, and if required by the Facility Agent shall procure that (i) the borrower and lender of such loan become party to the Intercreditor Agreement as an Intercompany Debtor and Intercompany Creditor respectively, and (ii) to the extent lawful security (in a form reasonably satisfactory to the Security Agent) in favour of the Security Agent and the Lenders is granted over any such loan (or series of loans).

21.24 Arm's length terms

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any material transaction with any person otherwise than on arm's length terms, save for intercompany loans permitted pursuant to Clauses 21.16(b), 21.23 or 21.25 or transactions between Obligors. No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any transaction with any member of the Russian Group otherwise than on arm's length commercial terms.

21.25 Surplus Cash

(a) The Parent will procure that each member of the Group shall, subject to retaining sufficient cash for the forecast cashflow requirements of such member of the Group for the next 90 days (which shall be determined by the board of directors of such member of the Group, acting reasonably, having regard to their responsibilities under applicable law and taking into account prudent cash flow management), utilise their cash balances so as to reduce or minimise working capital borrowings (including any under the Tranche D Facility or any Ancillary Facility) and (to the extent that to do so would not be likely to cause a breach of law or regulation on the part of the relevant company or its directors) to service the required interest and scheduled principal payable on the Facilities. To the extent that the directors of any member of the Group consider that such member of the Group would otherwise accumulate cash balances in excess of the amounts otherwise forecast to be required by it for the next 90 days, the Parent will procure that such Group member shall (to the extent not in breach of applicable law) if the company concerned is incorporated in a jurisdiction where security over cash has not been created in favour of the Lenders lend such surplus cash to its Holding Company.

(b) Each Obligor will if incorporated in a jurisdiction where an Encumbrance over cash is being given pursuant to any of the Security Documents ensure that, save as otherwise permitted by this Agreement (or prohibited by applicable law) all of its cash is kept in any account which is subject to security in favour of the Security Agent (or as otherwise provided in this Agreement) pursuant to the Security Documents.

21.26 Amendments to documents

(a) No Obligor will, and each Obligor will procure that none of its Subsidiaries will, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders who shall not unreasonably withhold or delay any such consent), amend, supplement, supersede or waive:

(i) any material term of the Transaction Documents; or

(ii) its memorandum or articles of association or other constitutional document; or

(iii) any other document delivered to the Agents (or any of them) pursuant to Clauses 19.1, 19.2, 19.3 or as a condition precedent to the original Credit Agreement or any other provision of this Agreement; or

(iv) enter into any agreements or arrangements (other than on arm's length terms) with the Investors in their capacity as such other than the Shareholders Agreement, and the articles of the Parent,

in any respect or manner in the case of paragraph (ii), (iii) or (iv) above which would result in an Event of Default or which would confer on any person a right which if exercised would result in an Event of Default or which would materially and adversely affect the interests of the Lenders or their ability to enforce their rights under the Security Documents.

(b) The consent of the Lenders shall not be unreasonably withheld or delayed where such amendments are required to comply with the terms of the Senior Finance Documents.

(c) This Clause 21.26 shall not prevent the Parent from agreeing to renew any Service Contracts on substantially the same terms or amend the Service Contracts in a manner which would not be reasonably likely to materially and adversely affect the interests of the Lenders under the Senior Finance Documents.

21.27 Bank Accounts

No Obligor incorporated in any of the United States of America, Canada, Australia or any member state of the European Community (or any part thereof) will open or maintain any account with any branch of any bank or other financial institution providing like services (other than an account maintained with a Finance Party pursuant to the requirements of the Senior Finance Documents or which is covered by a Letter of Credit) unless such bank or financial institution is an Approved Bank or a Lender.

21.28 Compliance with laws

Each Obligor will, and will procure that each of its Subsidiaries will, comply in all material respects with all applicable laws and regulations of any governmental or regulatory authority, whether domestic or foreign having jurisdiction over it or any of its assets, where failure to comply with any such laws or regulations would have a Material Adverse Effect or which are required to enable it lawfully to enter into any of the Senior Finance Documents and will obtain and promptly renew from time to time, and if so requested promptly furnish certified copies to the Facility Agent of all material authorisations which may be required under any applicable law or regulation to enable each Obligor to perform its respective obligations under the Senior Finance Documents or required for the validity or enforceability of such Senior Finance Documents or of any security provided for thereby.

21.29 Auditors

(a) If the Facility Agent has reasonable grounds for believing that there is a breach of Clause 22 or that any of the calculations delivered under Clauses 4.3 or 21.2(a)(iv) may be incorrect or that any of the Accounts delivered under Clause 21.2 have not been prepared in accordance with or (in the case of unaudited Accounts) on a basis consistent with the Applicable Accounting Principles the Parent will promptly on request by the Facility Agent instruct the Auditors (at the cost of the Parent) to provide to the Facility Agent such information on or about the Group's and/or such other Group member's financial position or to explain to the Facility Agent any such information provided to the Facility Agent under this Agreement or to verify any of the calculations delivered under Clauses 4.3 or 21.2(a)(iv) and the Parent will instruct the Auditors (at the cost of the Parent) to disclose to the Facility Agent for itself and the Lenders (and provide them with copies of) such information as the Facility Agent and the Lenders have requested from the Parent under this Agreement regarding the financial condition and operations of the Group and any member of the Group (if the Parent has failed to provide such information to the reasonable satisfaction of the Facility Agent).

(b) The Parent will appoint one of the firms specified in the definition of "Auditors" in Clause 1.1 to be its auditors and to audit its consolidated annual accounts.

(c) The Parent will, if it changes its Auditors, instruct both the outgoing and incoming Auditors to discuss the Group's financial condition with the Facility Agent (if so requested by the Facility Agent).

21.30 Access

In circumstances where the Majority Lenders have reasonable grounds to believe that an Event of Default has or may have occurred and is continuing, each Obligor will procure that, on reasonable notice being given by the Facility Agent, any one or more representatives of the Facility Agent and/or accountants or other professional advisers appointed by the Facility Agent be allowed to have access (including access sufficient to conduct an audit) during normal business hours to the assets, books and records, employees and auditors of each member of the Group and to inspect the same.

21.31 Tax Allowances

Each Obligor will, and will procure that each of its Subsidiaries will, use all reasonable endeavours to retain and/or utilise the benefit of any carried forward tax allowances or losses available to it either for its own account or for the account of another member of the Group.

21.32 Syndication

The Parent will provide all reasonable assistance to the Syndication Agent in the preparation of the information memorandum for syndication of the Facilities and will comply with all reasonable requests for access (including site visits to those sites reasonably requested by the Syndication Agent) and information from potential Lenders. The Parent will procure that the Executives shall, if requested by the Facility Agent, give presentations in London, Paris, New York or Geneva to potential Lenders. The Parent will in good faith agree the Information Package with the Syndication Agent.

21.33 Executives

The Parent will procure that each of the Executives will perform the functions for which he or she has been employed and undertakes that if he or she ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform such duties it will promptly notify the Facility Agent and will find a replacement for him or her and, subject to the proviso, effectively appoint the same (such appointment deemed to be effective on its acceptance by the replacement) within 180 days of such Executive ceasing to perform such duties, PROVIDED THAT if neither Mr MacBain nor Mrs MacBain is performing the functions for which they were employed as at 15th December, 1998, the Majority Lenders may notify the Parent that such proposed replacement is not acceptable to the Lenders and the Parent shall have three months from the date on which the Majority Lenders notified it that the tendered replacement was unacceptable to find and appoint a different replacement which the Majority Lenders do not consider to be unacceptable.

21.34 Joint Ventures

(a) No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into or acquire or subscribe for any shares, stock, securities or other interest in or transfer any assets to or lend to or guarantee the obligations of any Joint Venture (each a "Joint Venture Investment"), PROVIDED THAT members of the Group can make Joint Venture Investments (i) where the aggregate amount applied in making any such acquisitions, together with the aggregate book value (at the time of transfer) of all such assets transferred and the aggregate principal amount of all such loans and maximum contingent liability under all such guarantees from time to time outstanding does not exceed euro 2,000,000 (or its equivalent in other currencies), the making of any such Joint Venture Investment is permitted by Clause 22.3 and the Joint Venture does not carry on an internet business of the same type as the Internet Business or (ii) to the extent that such Joint Venture Investment is financed from out of the proceeds of an Acceptable Equity Issue.

(b) Each Obligor will, and each Obligor will procure that each of its Subsidiaries will, only enter into or become party to any Joint Venture which carries on a business substantially the same as the Group Business.

(c) No Obligor will, and each Obligor will procure that none of its Subsidiaries will, commit to any third party or enter into any Joint Venture or become party to any joint venture agreement or arrangement where it has any obligation (whether to such Joint Venture or to any other person and whether actual or contingent) to lend to or guarantee or transfer assets to or otherwise fund or incur any liability in respect of such Joint Venture or any other person or to acquire any shares or interest in or assets of such Joint Venture in each case (i) where any such obligation or liability is not subject to an express maximum limit, (ii) where if such maximum level of obligations or liabilities was incurred it would cause any breach of this Clause 21.34 and (iii) where any such obligation or liability would, if exercised, cause any breach of any other provision of this Agreement.

(d) No Obligor will, and each Obligor will procure that none of its Subsidiaries (ignoring for these purposes the special purpose company referred to below) will, enter into, become a member of or acquire any interest in any Joint Venture other than by the acquisition of shares in a Joint Venture which is itself a limited liability entity or by means of the ownership by such member of the Group of a special purpose limited liability company which is itself a party to any such Joint Venture.

21.35 Holding Companies

(a) The Parent shall not hold directly or acquire any shares, stock or securities other than shares in Trader.com International B.V. or its holding of one hundred (100) shares of common stock in the issued capital of Trader.com Inc. acquired on or before the date of the Supplemental Agreement or carry on any business (other than the provision of administrative services to other members of the Group).

(b) Trader.com International B.V. shall not hold directly or acquire any shares, stock or securities other than shares in the Issuer or carry on any business (other than the provision of administrative services to other members of the Group).

(c) The Issuer shall not hold directly or acquire any shares, stock or securities other than shares in the Obligors' Agent or Mirabridge International B.V. or carry on any business (other than the provision of administrative services to other members of the Group).

(d) Trader.com Inc. shall not hold directly or acquire any shares, stock or securities other than its holding of one hundred (100) shares of common stock in the issued capital of Trader.com Finance Inc. acquired on or before the date of the Supplemental Agreement or carry on any business, without the prior written consent of the Majority Lenders.

(e) Trader.com Finance Inc. shall not hold directly or acquire any shares, stock or securities or carry on any business, without the prior written consent of the Majority Lenders.

(f) No Holdco shall carry on any business or acquire any assets (other than the holding of shares permitted under paragraphs (a), (b), (c) or (d) above) other than cash, Cash Equivalent Investments and intercompany loans, without the prior written consent of the Majority Lenders (acting reasonably) and provided that Trader.com Inc. and Trader.com Finance Inc. shall not carry on any business or acquire any assets other than the holding of shares permitted under paragraph (d) above, without the prior written consent of the Majority Lenders.

(g) No Holdco shall make any loan to any member of the Group except for any loan made to another Holdco or to the Obligors' Agent.

(h) Neither the Parent nor any of the other Holdcos will at any time hold cash or Cash Equivalent Investments in amounts greater than that required for the next interest payment due under the Subordinated Finance Documents and such other amounts as are reasonably required for its other forecast cash requirements for the next month.

21.36 Subordinated Debt

(a) No member of the Group will repay, prepay, redeem or repurchase any principal amount outstanding under the Subordinated Finance Documents until all amounts outstanding under the Senior Finance Documents have been repaid in full and the Commitments of the Lenders cancelled, save that, subject to Clause 9.7, a Holdco may prepay or procure the prepayment of any amounts outstanding under the Subordinated Finance Documents from out of the net proceeds received in cash by such Holdco from the issue of any Bonds or any Additional Subordinated Debt or other subordinated debt complying with Clauses 21.10(b) or (g).

(b) No Holdco will repay, prepay, redeem or purchase (the "Purchase") any of the Bonds prior to the Senior Discharge Date or otherwise pay any amount due under the Bonds other than, subject to the terms of the Bonds, for payments of scheduled interest when due, or to the extent that any such Purchase is from out of the net cash proceeds received by a Holdco of a further issue of Bonds.

21.37 Hedging

The Parent will enter into, or will procure that another Obligor enters into, with any Finance Party or with counterparties satisfactory to the Arranger (acting reasonably) Hedging Documents documenting the interest rate hedging plan agreed between the Facility Agent and the Parent hedging interest payments on an amount equal to at least 75% of the aggregate Original Euro Amount of the Term Advances for a period of at least 3 years from the Effective Date within one month of the Effective Date.

21.38 Taxes

The Parent will procure that each member of the Group will (a) pay all material Taxes due and payable by it within a reasonable time of the relevant due date and in any event before penalties attach thereto (save to the extent that payment of the same is being contested in good faith and adequate reserves are being maintained for those Taxes) and (b) take all reasonable steps to ensure that all amounts of interest payable by any Obligor under the Senior Finance Documents are deductible for tax purposes.

21.39 Share Purchase Agreements

The Parent will procure that each member of the Group which has a claim against the Vendor under the Share Purchase Agreements will enforce its rights and pursue claims under the Share Purchase Agreements (if necessary by legal action) and without the consent of the Majority Lenders shall not waive or vary any of its material claims or rights thereunder unless such claim is for an amount of less than euro 1,000,000 (or its equivalent in other currencies).

21.40 ERISA

Each U.S. Obligor will not, and will procure that none of its ERISA Affiliates will:

(a) fail to make payment when due of all amounts due as a contribution to any Plan, engage in any transaction in connection with which any U.S. Obligor or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(i) of ERISA, a tax imposed by section 4975 of the IRC or breach of fiduciary duty liability damages if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of that deficiency, as the case may be, would have a Material Adverse Effect;

(b) (i) permit any Pension Plan to incur any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the IRC), whether or not waived, or (ii) at any time maintain, contribute to or be obliged to contribute to any Multiemployer Plan or Pension Plan which, upon the complete or partial withdrawal of the U.S. Obligor or any ERISA Affiliate from such Multiemployer Plan or the termination of such Pension Plan, respectively, individually or in the aggregate, would result in the imposition of complete or partial withdrawal liability or other liability, respectively, which would have a Material Adverse Effect.

21.41 Compliance with Margin Stock Regulation

Each U.S. Obligor will not, and shall procure that its Subsidiaries will not:

(a) (i) sell, carry, pledge or otherwise dispose of any margin stock ("Margin Stock") within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the U.S.A., as in effect from time to time ("Regulation U"), now owned or acquired after the date of this Agreement; or

(ii) incur any Borrowings directly or indirectly secured (within the meaning of Regulation U) by any Margin Stock; if such transaction would cause any of the Advances or any part thereof to be in violation of Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System of the U.S.A., as in effect from time to time ("Regulation X");

(b) use the proceeds of any Advance or Utilisation, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a Margin Stock or for any other purpose which might constitute any of the Facilities or Utilisations or this Agreement a "purpose credit" within the meaning of Regulation U or Regulation X. No Obligor and no agent acting on its behalf will take or has taken any action which might cause this Agreement or the Advances to violate Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

21.42 UCC filings

Each U.S. Obligor at its own expense will make and renew promptly, and in any event in the case of renewal before any UCC filing relating to any Senior Finance Document expires, all UCC filings relating to any Senior Finance Document reasonably required by the Facility Agent and will pay all applicable fees.

21.43 PPSA filings

Each Obligor incorporated in Canada at its own expense will make and renew promptly, and in any event in the case of renewal before any PPSA filings relating to any Senior Finance Document expires, all PPSA filings relating to any Senior Finance Document reasonably required by the Facility Agent and will pay all applicable fees.

21.44 Restrictions on dividends

(a) The Obligors' Agent will not declare, make or pay any dividend or distribution to the Issuer unless there is no outstanding Event of Default and the proceeds of such dividend or distribution are required within the one month period following the making of such dividend or distribution to be used to meet any payment of interest due under any of the Subordinated Finance Documents.

(b) Except for the restrictions contained in this Agreement and the Intercreditor Agreement the Parent will procure that none of its Subsidiaries will create or permit to subsist any restriction on the ability of such Subsidiary to pay dividends or make other distributions to its shareholders except for any such restriction imposed by applicable law.

21.45 NSC

NSC will not and no other member of the Group will take any formal steps to wind-up NSC until the Parent has delivered to the Facility Agent legal opinions (in form and substance satisfactory to the Majority Lenders) addressed to the Facility Agent and the Lenders confirming that the obligations and liabilities of NSC as a Borrower under the Senior Finance Documents have been novated or otherwise transferred to Canco and that Canco is primarily liable for all such obligations and liabilities and, if required by the Security Agent, each of the Guarantors has acknowledged to the Security Agent that its guarantee of such Borrowings remains in full force and effect notwithstanding any such novation or transfer.

21.46 Perfection of Security

Each Obligor granting security under Clause 19.3 shall provide to the Security Agent evidence (reasonably satisfactory to the Security Agent) of registration and notification of such security and that such security is a valid security, within one month of such security being granted.

21.47 Russian Group

(a) Except as otherwise permitted under this Agreement, no Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(i) be the creditor in respect of or permit to remain outstanding and owed to it any Borrowings owed by any member of the Russian Group or give any guarantee, indemnity or other credit support in respect of any obligation or liability of any member of the Russian Group;

(ii) sell, transfer, lease, licence or otherwise dispose of all or any part of its respective assets or undertaking to a member of the Russian Group;

(iii) incur or permit to remain outstanding any Borrowings from members of the Russian Group;

(iv) acquire (by subscription or otherwise) any shares, stock, securities (or any interest therein) in or of any member of the Russian Group or interest in any member of the Russian Group;

(v) enter into any partnership, joint venture or cost sharing arrangement with any member of the Russian Group; or

(vi) enter into any transaction with any member of the Russian Group other than for cash on arms length terms and for full market value.

21.48 Australian Group

Each of the Parent and Trader.Com Australia Holdings BV undertakes to procure that:

(i) any of TCA and its subsidiaries (together the "Australian Group") may only incur or permit to remain outstanding any Borrowings falling within paragraphs (a), (b), (c) or (g) of the definition of Borrowings in Clause 1.1 in an aggregate principle amount for the Australian Group as a whole at any time outstanding not exceeding
A$5 million (or its equivalent in other currencies) (but excluding the MFH Shareholder Loan) or as otherwise agreed by the Majority Lenders;

(ii) a member of the Group which is not a member of the Australian Group may not lend to or guarantee the obligations of any member of the Australian Group, unless the Majority Lenders consent in writing;

(iii) a member of the Group which is not a member of the Australian Group may not acquire or subscribe for shares in or otherwise invest in any member of the Australian Group unless the Majority Lenders consent in writing except that Trader.Com Australia Holdings BV may acquire the 30.1% of the issued shares of TCA owned by MFH under the Shareholder Agreement (as defined in the Fifth Supplemental Agreement);

(iv) subject to any restrictions imposed by applicable law, TCA will declare and pay a dividend or redeem any issued preference shares annually in such amount as is necessary to ensure that Trader.Com Australia Holdings BV receives annually a dividend or amounts payable on redemption from TCA in an amount equal to the amount of interest accrued during the equivalent 12 month period (whether or not paid) on any Tranche E Advance made to Trader.Com Australia Holdings BV;

(v) no member of the Group may utilise any amount drawndown under the Credit Agreement to fund directly or indirectly any amount payable to MFH (or any successor or assignee of it) for any of the Shares in TCA held by MFH (or such successor or assignee).

21.49 Facility A Restriction

(a) The Parent undertakes that it will negotiate in good faith with the Facility Agent acting reasonably (on behalf of the Lenders) with a view to agreeing within 30 days of the Implementation Date such amendments to the financial covenants and/or calculations in Clause 10.4 or Clause 22 or the definitions used or referred to in those Clauses as are required to enable the Lenders to effectively monitor the Group's financial performance for the financial years ending 31st December, 2001 and 31st December, 2002.

(b) Until such time as:

(i) the Parent and the Facility Agent acting reasonably (on behalf of the Lenders) have agreed the amendments referred to in paragraph (a) above and the Parties have entered into such amendments to the Credit Agreement as are reasonably required to implement such amendments;

(ii) the Parent has supplied to the Facility Agent the quarterly unaudited consolidated management Accounts of the Group for the two quarterly Accounting Periods ending 31st March, 2001 and 30th June, 2001 (together with the aggregated management accounts of the Internet Group for such period); and

(iii) the Accounts referred to in sub-paragraph (ii) above, objectively demonstrate that the financial performance of the Group meets or exceeds the budget provided to the Lenders at the Lender presentation by the Parent dated 11th May, 2001, the Original Euro Amount of the outstanding Tranche A Advances may not exceed euro 30,000,000.

21.50 Amendments to the Financial Covenants

The Parent undertakes that it will negotiate in good faith with the Facility Agent acting reasonably (on behalf of the Lenders) with a view to agreeing within 30 days from 31st December, 2002 such amendments to the financial covenants and/or calculations in Clause 22.2(a) and Clause 22.2(b) of the definitions used or referred to in those clauses as are required to enable the Lenders to effectively monitor the Groups' financial performance during the period from 31st March, 2003 to the Senior Discharge Date.

22. FINANCIAL COVENANTS

22.1 Definitions

(a) In this Agreement:

"Balance Sheet" means, at any time, the latest published audited (or, prior to the delivery of an audited balance sheet, unaudited) consolidated balance sheet of the Group.

"Consolidated Cash Flow" for any period means Consolidated EBITDA for such period:

(i) plus all non-cash losses or charges deducted in establishing Consolidated EBITDA for such period or minus the amount of all provisions released included in establishing Consolidated EBITDA for such period and minus the amount of all non-cash gains added in establishing Consolidated EBITDA for such period;

(ii) plus (to the extent that the Parent has confirmed to the Facility Agent that such amount will not be used to fund in whole or part any Permitted Acquisition or other acquisition permitted under Clause 21.15(e) or (f)) the amount of any Additional Subordinated Debt received in cash by the Parent during such period, provided that any Acceptable Equity Proceeds included in the calculation of Consolidated EBITDA for such period shall not be taken into account for the purposes of this paragraph (ii);

(iii) plus the amount of any tax rebate or credit in respect of any advance corporation tax, mainstream corporation tax or withholding tax or their equivalents in any relevant jurisdiction actually received in cash by any member of the Group during such period;

(iv) minus all Capital Expenditure (save to the extent funded from Net Proceeds as contemplated in Clause 9.5(a)(II) or to the extent funded out of Acceptable Equity Proceeds or to the extent the certificate provided by the Chief Financial Officer for the relevant period under Clause 21.2(a)(iv)(A)(II) or 21.2(a)(iv)(C) includes such Capital Expenditure used to reduce the Internet Maximum Amount for such period);

(v) minus all advance corporation tax, mainstream corporation tax, capital taxes and withholding tax actually paid and/or falling due for payment during such period;

(vi) minus the amount of all dividends payable in cash, redemptions and other distributions paid or which have become due and payable by any member of the Group during such period on, of or in respect of any of its share capital not held by a member of the Group;

(vii) minus (to the extent not taken into account in calculating Consolidated EBITDA for such period and not otherwise deducted in this definition) all amounts paid or contractually required to be paid by any member of the Group to or for the account of any Joint Venture or other person in which the Group has an ownership interest but which is not a member of the Group during such period and minus the amount by which the profit of any Joint Ventures or such other persons included in Consolidated EBITDA for such period exceeds the amount of such profit distributed or otherwise made available in cash to members of the Group during such period;

(viii) minus any increase or plus any decrease in Consolidated Net Working Investment between the Accounting Dates at the beginning and end of such period.

"Consolidated EBITDA" for any period means (subject to the next succeeding paragraph) the sum of Consolidated Net Income, plus the following to the extent deducted in calculating Consolidated Net Income for such period:

(i) all income or corporation tax expense of the members of the Group;

(ii) Total Net Cash Interest Payable;

(iii) depreciation and amortisation expense of members of the Group (excluding amortisation expense attributable to a prepaid cash item that was paid in a prior period);

(iv) all other non-cash charges of members of the Group (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

(v) any expense, reserve or charge recorded by members of the Group related to the Acquisition or the financing thereto,

in each case for such period;

PROVIDED HOWEVER, that subject to the next sentence if in any such period the Internet EBITDA during such period is not positive, Consolidated EBITDA shall be adjusted by adding thereto an amount equal to the amount of the Internet EBITDA for such period as if it were a positive number only if the End Internet Maximum Amount at the end of such period is a positive number. If the End Internet Maximum Amount at the end of such period is a negative number, the amount added to Consolidated EBITDA shall be equal to the sum of the absolute value of the Internet EBITDA for that period (as if it were a positive number) minus the End Internet Maximum Amount (as if it were a positive number). Notwithstanding the proviso in the previous sentence no amount of negative Internet EBITDA which arose or was incurred on or after 1st January, 2003 shall be added back to Consolidated EBITDA and any such negative Internet EBITDA shall be ignored for the purposes of the calculation in such proviso.

"Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Group; provided, however, that there shall not be included in such Consolidated Net Income:

(i) any net income (or loss) of any entity if such entity is not a member of the Group, except that:

(A) subject to the exclusion contained in paragraph (iv) below, the Parent's equity in the net income of any such entity for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such entity during such period to the Parent or other member of the Group as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a member of the Group, to the limitations contained in paragraph (iii) below);

(B) the Parent's equity in a net loss of any Joint Venture for such period shall be included in determining such Consolidated Net Income; provided, however, that for purposes of the determination of Consolidated EBITDA only, any such equity in a net loss will be excluded from such Consolidated Net Income; provided further, however, that the aggregate amount of all such exclusions in any calendar year will not exceed euro 5.0 million;

(ii) the Parent's equity in the net income (or loss) of the Russian Group;

(iii) any net income (or loss) of any member of the Group (other than the Parent) for such period which is attributable to the interests of any shareholder of or, as the case may be, partner in such member of the Group who is not a member of the Group;

(iv) any net income (or loss) of any entity acquired by a member of the Group in a pooling of interests transaction for any period prior to the date of such acquisition;

(v) any net income (or loss) of any member of the Group is subject to any prohibitions (other than under this Agreement), direct or indirect, on the payment of dividends or the making of distributions by such member, directly or indirectly, to its Holding Company, except that:

(A) subject to the exclusion contained in paragraph (iv) below, the Parent's equity in the net income of any such member of the Group for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such member during such period to the Parent or other member of the Group as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another member of the Group, to the limitation contained in this clause); and

(B) the Parent's equity in a net loss of any such member of the Group for such period shall be included in determining such Consolidated Net Income;

(vi) any gain realised upon the sale or other disposition of any assets of any member of the Group or any other entity (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain realised upon the sale or other disposition of any shares of any entity;

(vii) extraordinary gains or losses; and

(viii) the cumulative effect of a change in accounting principles.

"Consolidated Net Working Investment" as at any Accounting Date means Consolidated Current Commercial Assets as at such Accounting Date minus Consolidated Current Commercial Liabilities as at such Accounting Date. For this purpose:

(i) "Consolidated Current Commercial Assets" as at any Accounting Date means all of the current assets (other than Cash, Cash Equivalent Investments, credits receivable for advance corporation tax, mainstream corporation tax or withholding tax suffered, Interest receivable and repayments of Borrowings within paragraphs (a), (c) or (i) of the definition of that term in Clause 1.1) of the Group as at such Accounting Date;

(ii) "Consolidated Current Commercial Liabilities" as at any Accounting Date means all of the current liabilities (excluding Borrowings within paragraph (a), (b), (c), (d), (f), (g), (h) and (i) (unless consisting of a liability in relation to items falling within paragraph (e)) of the definition of Borrowings in Clause 1.1) and any accrued or unpaid Interest and excluding any liabilities payable in respect of advance corporation tax, mainstream corporation tax and their equivalents in any relevant jurisdiction and dividends, redemptions and other distributions payable to shareholders of the Parent and any other fees payable in connection with the Acquisition or the financing thereof of the Group as at such Accounting Date.

"Internet EBITDA" for any period means the Consolidated EBITDA of the Internet Group for such period calculated as if the references in the definitions of Consolidated EBITDA to the Group were to the consolidated or as the case may be aggregated financial position of members of the Internet Group.

"Senior Debt" at any time means the aggregate at that time of all Borrowings of members of the Group under the Senior Finance Documents (other than any contingent liability under any Documentary Credit save to the extent that such contingent liability is backstopping an amount of Borrowings which are then actually outstanding).

"Total Cash Pay Debt" at any time means the aggregate at that time of all Borrowings of members of the Group (other than contingent liabilities under any letter of credit, bond or guarantee save to the extent that such contingent liability is backstopping an amount of Borrowings which are then actually outstanding and excluding any Borrowings which by their terms do not require any cash payment of interest accrued up to such time and which by their terms are not required to be repaid or prepaid until at least six months after the Senior Discharge Date).

"Total Cash Pay Debt Service" for any period means Total Net Cash Interest Payable for such period:

(i) plus the amount of any reduction in any Repayment Instalment which fell (or would otherwise have fallen) due during such period caused by a voluntary prepayment made pursuant to this Agreement in any previous period;

(ii) plus all Borrowings (excluding Borrowings within paragraphs (d) and/or (e) of the definition of Borrowings in Clause 1.1 and excluding any voluntary prepayments pursuant to Clause 9) of members of the Group which fell due for repayment during such period (whether or not paid during or deferred for payment after such period), but excluding any principal amount which fell due under any overdraft, working capital or revolving credit facility and which was available for simultaneous redrawing according to the terms of such facility or of a similar facility or under the Tranche D Facility.

"Total Net Cash Interest Payable" for any period means the Interest accrued during such period as an obligation of any member or members of the Group (whether or not paid during or deferred for payment after such period) minus Interest receivable (net of withholding Tax) by any member of the Group on any bank deposits which is not more than 30 days overdue, minus any amount constituting Interest receivable by any members of the Group (after deducting all withholding Taxes applicable thereto) under interest rate and/or currency hedging agreements or instruments under which all parties are in compliance with their material obligations and minus any amount of Interest accrued during such period as an obligation of any Holdco under the Subordinated Finance Documents which has been capitalised or which by the terms of such Subordinated Finance Document will be capitalised.

(b) (i) All the terms defined in paragraph (a) above are to be determined on a consolidated basis and in accordance with the Applicable Accounting Principles and as determined from the consolidated Accounts of the Group for the relevant periods delivered pursuant to Clause 21.2.

(ii) For the purposes of this Clause 22 no item shall be deducted or credited more than once in any calculation.

(iii) Any Acceptable Equity Proceeds received by the Parent may only be taken into account for the purposes of calculating the covenants set out in Clause 22 for the annual (or four quarterly) Accounting Periods of the Group ending on four consecutive quarterly Accounting Dates.

22.2 Financial Covenants

The Obligors shall procure that:

(a) Consolidated EBITDA to Consolidated Net Cash Interest Payable: Consolidated EBITDA for any period comprising an annual Accounting Period of the Group or four consecutive quarterly Accounting Periods of the Group (taken together as one period) ending on any Accounting Date specified in the table below, shall not be less than Y times Total Net Cash Interest Payable for such period, where Y has the value indicated for such Accounting Date in such table:

Column A Accounting Date (before any adjustment)	Column B Y
31st March, 2000	1.75
30th June, 2000	1.75
30th September, 2000	1.85
31st December, 2000	1.95
31st March, 2001	2.05
30th June, 2001	2.55
30th September, 2001	2.60
31st December, 2001	2.65
31st March, 2002	2.80
30th June, 2002	2.80
30th September, 2002	2.80
31st December, 2002	2.80
31st March, 2003	2.55
30th June, 2003	2.60
30th September, 2003	2.65
31st December, 2003	2.75
and each 31st March, 30th June and 30th September thereafter	2.75

(b) Consolidated Cash Flow to Total Cash Pay Debt Service:

Consolidated Cash Flow for any period comprising an annual Accounting Period of the Group or four consecutive quarterly Accounting Periods of the Group (taken together as one period) ending on any Accounting Date specified in Column A in the table below, shall not be less than X times Total Cash Pay Debt Service for such period where X has the value indicated for such Accounting Date in Column B in such table:

Column A Accounting Date (before any adjustment)	Column B X
30th June, 2001	1.30
30th September, 2001	1.40
31st December, 2001	1.65
31st March, 2002	1.90
30th June, 2002	1.90
30th September, 2002	1.90
31st December, 2002	1.90
and each 31st March, 30th June and 30th September thereafter	1.10

(c) Total Cash Pay Debt to Consolidated EBITDA:

Total Cash Pay Debt as at each of the Accounting Dates indicated in the table below shall not be more than Y times Consolidated EBITDA (adjusted on a pro forma basis and in accordance with the Applicable Accounting Principles for all Permitted Acquisitions and other acquisitions permitted under Clauses 21.15(e) and (f) occurring during such annual Accounting Period or four consecutive quarterly Accounting Periods) for any period comprising an annual Accounting Period of the Group or four consecutive quarterly Accounting Periods of the Group (taken together as the period) where Y has the value set out in Column B below opposite such Accounting Date:

Column A Accounting Date (before any adjustment)	Column B Y
31st March, 2000	5.75
30th June, 2000	5.75
30th September, 2000	5.50
31st December, 2000	5.50
31st March, 2001	5.50
30th June, 2001	5.50
30th September, 2001	5.00
31st December, 2001	4.45
31st March, 2002	4.00
30th June, 2002	4.00
30th September, 2002	4.00
31st December, 2002	4.00
31st March, 2003	4.75
30th June, 2003	4.75
30th September, 2003	4.50
31st December, 2003	4.50
31st March, 2004	4.50
30th June, 2004	4.50
30th September, 2004	4.25
31st December, 2004	4.25
31st March, 2005	4.00
and each 30th June, 30th September, 31st December and 31st March, thereafter	4.00

(d) Total Senior Debt to Consolidated EBITDA:

Total Senior Debt as at each of the Accounting Dates indicated in the table below shall not be more than Y times Consolidated EBITDA (adjusted on a pro forma basis and in accordance with the Applicable Accounting Principles for all Permitted Acquisitions and other acquisitions permitted under Clauses 21.15(e) and (f) occurring during such annual Accounting Period or four consecutive quarterly Accounting Periods) for any period comprising an annual Accounting Period of the Group or four consecutive quarterly Accounting Periods of the Group (taken together as one period), where Y has the value indicated for such Accounting Date in the table below:

Column A Accounting Date (before any adjustment)	Column B Y
31st March, 2000	4.50
30th June, 2000	4.50
30th September, 2000	4.25
31st December, 2000	4.25
31st March, 2001	4.00
30th June, 2001	4.00
30th September, 2001	3.75
31st December, 2001	3.75
31st March, 2002	3.50
30th June, 2002	3.50
30th September, 2002	3.25
31st December, 2002	3.25
31st March, 2003	3.00
30th June, 2003	3.00
30th September, 2003	2.75
31st December, 2003	2.75
31st March, 2004	2.50
30th June, 2004	2.50
30th September, 2004	2.25
31st December, 2004	2.25
31st March, 2005	2.00
and each 30th June, 30th September, 31st December and 31st March, thereafter	2.00

22.3 Capital Expenditure

(a) In respect of each annual Accounting Period of the Parent, (each an "Expenditure Period") the Parent will procure that the Group taken as a whole will not:

(i) make or incur Capital Expenditure (excluding (A) any Capital Expenditure by members of the Internet Group to the extent that (I) such Capital Expenditure is funded from Acceptable Equity Proceeds received within 90 days following the end of the calendar quarter in which such Capital Expenditure is made or within 90 days of the receipt of such Acceptable Equity Proceeds and (II) such proceeds have been used to fund Capital Expenditure by members of the Internet Group and the Chief Financial Officer has delivered a certificate to the Facility Agent before the end of such Expenditure Period confirming such expenditure by members of the Internet Group and that such expenditure is to be funded from out of Acceptable Equity Proceeds and (B) Capital Expenditure to the extent that such Capital Expenditure is deemed to be funded out of or applied in reduction of the Internet Maximum Amount during the relevant period in any of the certificates of the Chief Financial Officer delivered to the Facility Agent for such period under Clauses 21.2(a)(iv)(A)(II) or 21.2(a)(iv)(C).

(ii) make Joint Venture Investments,

in an aggregate amount for each such Expenditure Period in excess of the aggregate of (A) ten per cent. (10%) of the Consolidated EBITDA of the Group for the previous Expenditure Period and (B) an additional amount (the "Additional Amount").

(b) If for any Expenditure Period the Parent is in compliance with its obligations under Clause 22.2 on the Accounting Date as at the end of such Expenditure Period, up to twenty-five per cent. (25%) of the amount of any Capital Expenditure limit not utilised in any such Expenditure Period may be carried forward for one Expenditure Period only and added (otherwise than for the purposes of the further application of this proviso) to the Capital Expenditure limit permitted under paragraph (a)(A) above for the next Expenditure Period.

(c) The aggregate of all Additional Amounts paid or incurred by members of the Group for all Expenditure Periods ending after the Effective Date shall not exceed euro15,000,000.

23. DEFAULT

23.1 Events of Default

Each of the events set out in this Clause 23.1 is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

(a) Non-payment: An Obligor does not pay on the due date any amount payable by it under any Senior Finance Document at the place and in the funds and currency in which it is expressed to be payable unless (i) the unpaid amount (not being an amount of principal of or interest on any Utilisation or any fee referred to in Clause 25) is paid in full within 3 Business Days of demand, or (ii) the Facility Agent is satisfied that the failure to pay is due solely to technical or administrative delays in the transmission of funds and the relevant amount is paid in full within 3 Business Days of the due date; or

(b) Breach of other obligations: An Obligor does not comply with any provision of:

(i) Clauses 21.6, 21.7, 21.8, 21.17, 21.18 or 21.33 or 21.36; or

(ii) Clause 22.2 and within 14 days of delivery to the Facility Agent of the relevant Accounts for an annual or a quarterly Accounting Period under Clause 21.2(a)(i) or (ii) and the related certificates under Clause 21.2(a)(iv), (A) sufficient Available Additional Subordinated Debt has not been paid in cash to the Holdcos to enable Clause 22.2 to be met (had such payment and any resulting repayment of the Utilisations) been made on the last day of such Accounting Period (the "Test Date"), and (B) the Auditors have provided a certificate to the Facility Agent confirming that taking into account such Available Additional Subordinated Debt paid to the Holdcos (and any resulting repayment of the Utilisations) Clause 22.2 would have been complied with for the annual Accounting Period or four consecutive quarterly Accounting Periods ending on such Test Date provided that there shall be no such 14 day remedy period where in the Facility Agent's opinion (acting reasonably) it would be materially prejudicial to the interests of the Lenders under the Senior Finance Documents to wait to determine whether or not such payments of Additional Subordinated Debt were made; or

(iii) any Senior Finance Document (other than a provision referred to in paragraphs (a) or (b)(i) or (b)(ii) above or Clause 21.2(a)(i)(D)) and, if such default is capable of remedy within such period, within 14 Business Days after the earlier of the relevant Obligor becoming aware of such default and receipt by the relevant Obligor of written notice from the Facility Agent requiring the failure to be remedied, such Obligor shall have failed to cure such default, provided that such Obligor shall not have any such 14 Business Day remedy period where in the Facility Agent's reasonable opinion it would be materially prejudicial to the interests of the Lenders under the Senior Finance Documents to wait to determine whether or not such Obligor would remedy any such failure; or

(c) Misrepresentation: A representation, warranty or statement made or repeated by or on behalf of any Obligor in favour of any Finance Party (in the case of statements, made in circumstances such that the recipient could reasonably be expected to rely on its accuracy), in any Senior Finance Document or in any certificate or document delivered by or on behalf of any Obligor under or in connection with any Senior Finance Document, is incorrect in any respect which is, in the opinion of the Majority Lenders, material when made or deemed to be made or repeated by reference to the facts and circumstances then subsisting and, if the facts and circumstances causing such misrepresentation are in the reasonable opinion of the Majority Lenders capable of remedy within such period, within 14 Business Days after the earlier of any Obligor becoming aware of such misrepresentation and receipt by such Obligor of written notice from the Facility Agent requiring the facts and circumstances causing such misrepresentation to be remedied, such Obligor shall have failed to remedy such facts and circumstances; or

(d) Cross-default:

(i) Any Borrowings of a member or any members of the Group (taken together) aggregating euro1,000,000 (or its equivalent in other currencies) or more at any one time outstanding become due and payable or due for redemption before their originally scheduled maturity date by reason of the occurrence of an event of default (howsoever characterised) or any event having the same effect; or

(ii) any Borrowings of any member or members of the Group (taken together) aggregating euro1,000,000 (or its equivalent in other currencies) or more are not paid when due (whether falling due by demand, at scheduled maturity or otherwise) or within any applicable grace period provided for in the original document evidencing or constituting those Borrowings; or

(iii) any Borrowings of a member or any members of the Group (taken together) aggregating euro 2,000,000 (or its equivalent in other currencies) or more at any one time outstanding become capable of being declared due and payable or due for redemption before their normal maturity date or are placed on demand by reason of the occurrence of an event of default (howsoever characterised) or any event having the same effect, unless the relevant member of the Group is diligently and in good faith contesting or disputing the occurrence of any such event of default or event save where the Majority Lenders (acting reasonably) are of the opinion that it would be materially prejudicial to the interests of the Lenders under the Senior Finance Documents to wait to determine the outcome of any such contest or dispute; or

(e) Invalidity:

(i) Any of the Finance Documents ceases to be in full force and effect in any material respect or (i) subject to the Reservations ceases to constitute the legal, valid, binding and enforceable obligation of any Obligor party to it or, (ii) in the case of any Security Document, fails to provide valid and enforceable security in favour of the Security Agent and the Lenders over the assets over which security is intended to be given by that Security Document; or

(ii) it is unlawful for any Obligor to perform any of its material obligations under any of the Finance Documents; or

(iii) any Obligor alleges in writing that any Finance Document is ineffective or invalid; or

(f) Insolvency:

(i) Any Obligor or any Material Operating Company is, or is deemed or declared for the purposes of any law applicable to it to be, unable to pay its debts as they fall due or to be insolvent, or admits in writing its inability to pay its debts as they fall due, save where such Obligor or Material Operating Company is deemed to be insolvent solely under Section 123(1)(a) of the Insolvency Act 1986 in circumstances where it is contesting any relevant debt in good faith and with due diligence; or

(ii) any Obligor or any Material Operating Company suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness generally; or

(iii) any Obligor or any Material Operating Company by reason of financial difficulties, begins negotiations with its creditors generally with a view to the readjustment or rescheduling of its indebtedness generally; or

(g) Insolvency proceedings:

(i) Any formal step (including petition, proposal or convening a meeting) is taken by, or on behalf of, any Obligor or any Material Operating Company with a view to a composition, assignment or arrangement with any creditors of any Obligor or any Material Operating Company; or

(ii) a meeting of any Obligor or any Material Operating Company is convened for the purpose of considering any resolution for (or to petition for) its winding-up or its administration or any such resolution is passed (not being the solvent liquidation of (I) any member of the Group which is not an Obligor or a Material Operating Company and which would not have a Material Adverse Effect, or (II) NSC (following the transfer of its business and assets to Canco) or Publications D'Occasion A.D. Inc. (following the transfer of its business and assets to Canco)); or

(iii) any person presents a petition for the winding-up or for the administration of any Obligor or any Material Operating Company (not being a frivolous or vexatious petition and not being the solvent liquidation of (I) any member of the Group which is not an Obligor or any Material Operating Company and which would not have a Material Adverse Effect, or (II) NSC (following the transfer of its business and assets to Canco) or Publications D'Occasion A.D. Inc. (following the transfer of its business and assets to Canco)); or

(iv) any order for the winding-up or administration of any Obligor or any Material Operating Company is made (not being the solvent liquidation of (I) a member of the Group which is not an Obligor or a Material Operating Company and which would not have a Material Adverse Effect, or (II) NSC (following the transfer of its business and assets to Canco) or Publications D'Occasion A.D. Inc. (following the transfer of its business and assets to Canco)); or

(v) any other formal step (including petition, resolution, proposal or convening a meeting) is taken by or on behalf of any Obligor or any Material Operating Company with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of any Obligor or any Material Operating Company or any other insolvency proceedings involving any Obligor or any Material Operating Company (other than any in respect of the solvent winding-up of NSC and Publications D'Occasion A.D. Inc.); or

(h) Appointment of receivers and managers:

(i) Any liquidator (other than any in respect of the solvent winding-up of NSC and Publications D'Occasion A.D. Inc.), trustee in bankruptcy, judicial custodian, compulsory manager, controller (as defined in the Australian Corporations Law), receiver, administrative receiver, administrator or the like is appointed in respect of any Obligor or any Material Operating Company or any material part of its assets; or

(ii) the directors of any Obligor or any Material Operating Company requests the appointment of a liquidator (other than any in respect of the solvent winding-up of NSC and Publications D'Occasion A.D. Inc.), trustee in bankruptcy, judicial custodian, compulsory manager, controller (as defined in the Australian Corporations Law), receiver, administrative receiver, administrator or the like in respect of any Obligor or any Material Operating Company or its assets; or

(iii) any other steps are taken to enforce any Encumbrance over any part of the assets of any Obligor or any Material Operating Company where such assets have an aggregate value of USD500,000 (or its equivalent in other currencies) or more, save where that Obligor or Material Operating Company is in good faith contesting such enforcement by appropriate proceedings and the Majority Lenders acting reasonably are satisfied that the ability of such Obligor to comply with its obligations under any Finance Document will not be materially and adversely affected; or

(i) Creditors' process: Any attachment, sequestration, distress or execution affects any assets of any member of the Group having an aggregate value of USD500,000 (or its equivalent in other currencies), and is not discharged within 14 days; or

(j) U.S. Bankruptcy:

(i) Any Obligor shall commence a voluntary case under the U.S. Bankruptcy Code, or an involuntary case is commenced under the U.S. Bankruptcy Code against that Obligor and the petition is not controverted within 7 days and is not dismissed within 14 days, after commencement of the case, or a custodian, receiver, trustee or similar officer is appointed for, or takes charge of, all or substantially all of the property of that Obligor; or

(ii) any U.S. Obligor (A) is dissolved or liquidated, or (B) fails or is unable to pay its debts generally as they become due, or (C) commences a voluntary case in bankruptcy or any other action or proceeding for any other relief under any law affecting creditors' rights that is similar to a bankruptcy law or (D) consents by answer or otherwise to the commencement against it of an involuntary case in bankruptcy or any other such action or proceeding; or a court enters an order for relief or a decree in an involuntary case in bankruptcy or any other such action or proceeding, or a receiver, trustee or similar official is appointed in respect of any U.S. Obligor or any of its respective property, and that order or decree is not dismissed or stayed or that appointment is not terminated, on or before the sixtieth day after the entry of the order or decree or after the appointment (as the case may be) or any such dismissal or stay ceases to remain in effect; or

(k) Analogous Proceedings: There occurs in relation to any Obligor any event in any jurisdiction in which such member of the Group is incorporated or carries on business which, in the reasonable opinion of the Majority Lenders (on the basis of independent legal advice), corresponds or is analogous to any of the events referred to in paragraphs (f) to (j) inclusive above (taking into account any grace period given in such paragraphs in respect of such corresponding or analogous events); or

(l) Insolvent Group Member: Members of the Group become Insolvent Group Members, the aggregate of whose gross assets, pre-tax profits or turnover, exceeds five per cent. of the gross assets, Consolidated EBITDA or turnover, as the case may be, of the Group in each case calculated in accordance with the Applicable Accounting Principles and by reference to the latest audited or management accounts of the relevant members of the Group prior to them becoming Insolvent Group Members and the latest consolidated Accounts of the Group delivered pursuant to Clause 21.2; or

(m) Ownership of the Obligors: Any Obligor (other than the Parent) or any Material Operating Company is not or ceases to be a wholly-owned Subsidiary of the Parent other than as contemplated by this Agreement; or

(n) Control: The Investors cease to own and control at least 50.1% of the voting shares of the Parent or the MacBains cease to own, directly or indirectly, the largest percentage of the voting shares of the Parent; or

(o) Proceedings: There shall occur any litigation, arbitration, administrative, regulatory or other proceedings or enquiry (including without limitation, any such by any monopoly, anti-trust or competition authority or commission, or any equivalent body in the European Commission or any division of any thereof or authority deriving power from any thereof) concerning or arising in consequence of any of the Transaction Documents and/or the implementation of any matter or transaction provided for in the Transaction Documents and the same has in the reasonable opinion of the Majority Lenders a Material Adverse Effect or an effect which is, or is reasonably likely to be, materially adverse to the legality, validity or enforceability of any Senior Finance Document; or

(p) Rescission: Any Obligor party to any of the Transaction Documents rescinds or purports to rescind any of those documents or agreements; or

(q) Intercreditor Agreement: Any party to the Intercreditor Agreement (other than a Finance Party) fails to comply with its material obligations under the Intercreditor Agreement; or

(r) Audit qualification: The Auditors qualify their report on any audited consolidated Accounts of the Group or any member of the Group in a manner which, in the opinion of the Majority Lenders, is material in the context of the Senior Finance Documents and the transactions contemplated thereby; or

(s) Subordinated Debt: Any event of default occurs under any of the Subordinated Finance Documents or the Bonds; or

(t) ERISA:

(i) Any U.S. Obligor or any Subsidiary of a U.S. Obligor or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under that part of ERISA dealing with fiduciary responsibility, Title IV of ERISA or Section 4971 or 4975 of the Code, or any U.S. Obligor or any Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) subject to ERISA which provide benefits to retired or terminated employees (other than as required by Part 6 of Subtitle B of Title I of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) subject to ERISA, and there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability, which lien, security interest or liability (or the enforcement thereof) is reasonably likely to have a Material Adverse Effect; or

(ii) any U.S. Obligor, any Subsidiaries of a U.S. Obligor or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code in respect of such failure shall be equal to or greater than USD1,000,000 (or its equivalent in other currencies); or

(iii) any Reportable Event with respect to a Pension Plan shall have occurred; or

(u) Expropriation: The authority or ability of any Obligor or any Material Operating Company to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention or other action by or on behalf of any governmental or regulatory authority in relation to assets in excess of euro 500,000 (or its equivalent other currencies); or

(v) Cessation: Any Material Operating Company or any Borrower ceases, or threatens to cease to carry on all or a substantial part of its business; or

(w) Australian Obligors: Any Obligor or Material Operating Company incorporated in Australia (or any state or part thereof) passes or takes any formal steps to pass or convene a meeting to consider a resolution under sections 254N or 260B of the Corporations Law of Australia, without the prior written consent of the Facility Agent, or a notice under section 601AB of the Corporations Law is given to, or an application under section 601AA is made by, or in respect of any such Obligor or Material Operating Company; or

(x) Material adverse change: Any event or series of events occurs which is, or is reasonably likely to be, materially adverse to the ability of the Parent to comply with its obligations under Clause 22.2 for the following four quarterly Accounting Periods or the ability of the Obligors to comply with their payment obligations under the Senior Finance Documents; or

(y) Internet EBITDA: If any quarterly Accounts of the Group delivered to the Facility Agent under Clause 21.2 show that the End Internet Maximum Amount at the end of that quarterly Accounting Period is a negative number or any members of the Group make or incur Capital Expenditure on the Internet Group or fund negative EBITDA which is not funded out of the Beginning Internet Maximum Amount.

23.2 Acceleration

On and at any time after the occurrence of an Event of Default which is subsisting the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors' Agent:

(a) declare that an Event of Default has occurred; and/or

(b) cancel the Total Commitments; and/or

(c) declare that all or part of the Advances to some or all of the Borrowers be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent (and if any such demand is subsequently made those Advances, together with accrued interest and all other amounts accrued under this Agreement, shall be immediately due and payable); and/or

(d) declare that all or part of the Advances to some or all of the Borrowers, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(e) require the payment to the Facility Agent of a sufficient sum to cover the Outstanding Liability Amounts under some or all outstanding Documentary Credits issued for the account of some or all of the Borrowers, whereupon the same shall become immediately due and payable by the relevant Borrowers and, once paid, shall be held by the Facility Agent in an interest bearing account for application in reimbursing the LC Bank or the Lenders forthwith for all payments made or to be made under such outstanding Documentary Credits,

PROVIDED THAT (I) no action or determination by any of the Finance Parties shall be required in respect of any or all of the obligations and liabilities (whether actual or contingent) of any Obligor upon or at any time after the occurrence of an Event of Default specified in Clause 23.1(j)(ii) in respect of any U.S. Obligor and on the occurrence of any such Event of Default all of the obligations and liabilities of the Obligors shall become automatically and immediately due and payable and, (II) provided further that the Facility Agent (on the instructions of the Majority Lenders) can by notice to the Obligors' Agent rescind any such acceleration in whole or in part.

24. THE AGENTS AND THE ARRANGER

24.1 Appointment and duties of the Agents

(a) Each Finance Party irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents, and irrevocably authorises each Agent on its behalf:

(i) to execute on its behalf such of the Senior Finance Documents which are expressed by this Agreement to be executed by such Agent on behalf of the Finance Parties; and

(ii) to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions.

(b) Each Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

24.2 Role of the Arranger

Except as otherwise provided in this Agreement, the Arranger has no obligation of any kind to any other Party under or in connection with any Finance Document.

24.3 Relationship

The relationship between each Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement (other than in relation to the Security Agent and the Security Documents) constitutes any Agent as trustee or fiduciary for any other Party or any other person and except where and to the extent otherwise stated in this Agreement such Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

24.4 Majority Lenders' directions

(a) Each Agent will be fully protected if it acts in accordance with the instructions of the Majority Lenders in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of such instructions each Agent may act as it considers to be in the best interests of all the Lenders.

(b) In giving or withholding any consent, approval or waiver or giving any instructions to any of the Agents the Majority Lenders shall act reasonably (taking into account their commercial and financial interests).

24.5 Delegation

Each Agent may act under the Finance Documents through its personnel and agents.

24.6 Responsibility for documentation

Neither any Agent nor the Arranger is responsible to any other Party for:

(a) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b) the collectability of amounts payable under any Finance Document; or

(c) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document (or in any Report or any information memorandum created or distributed in connection with syndication of the Facilities).

24.7 Default

(a) No Agent is obliged to monitor or enquire as to whether or not a Default has occurred. No Agent will be deemed to have knowledge of the occurrence of a Default. However, if an Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Lenders.

(b) Each Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

24.8 Exoneration

(a) Without limiting paragraph (b) below, no Agent will be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party may take any proceedings against any officer, employee or agent of any Agent in respect of any claim it might have against such Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

24.9 Reliance

Each Agent may:

(a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b) rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c) engage, pay for and rely on legal or other professional advisers selected by it (including those in such Agent's employment and those representing a Party other than such Agent).

24.10 Credit approval and appraisal

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(a) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by any Agent or the Arranger in connection with any Finance Document; and

(b) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.11 Information

(a) The Facility Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b) Each Agent shall, at the cost of the Parent, promptly supply a Lender with a copy of each document received by such Agent under Clauses 19.1(d) or 19.2(b) upon the request of that Lender.

(c) Except where this Agreement specifically provides otherwise, no Agent is obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d) Except as provided above, neither any Agent nor the Arranger has any duty:

(i) either initially or on a continuing basis to provide any Lender with any credit or other information concerning the financial condition or affairs of any Obligor or any related entity of any Obligor whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

(ii) unless specifically requested to do so by a Lender where the Facility Agent or such Lender is entitled to request such certificates, documents or information in accordance with this Agreement, to request any certificates or other documents or information from any Obligor.

24.12 The Agents and Arranger individually

(a) If it is also a Lender, each Agent and the Arranger has the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not an Agent or the Arranger, as the case may be.

(b) Each Agent and the Arranger may:

(i) carry on any business with any Obligor or its related entities;

(ii) act as agent or trustee for, or in relation to any financing involving, any Obligor or its related entities; and

(iii) retain any fees, profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

24.13 Indemnities

(a) Without limiting the liability of any Obligor under the Finance Documents, each Lender shall forthwith on demand indemnify each Agent for its proportion of any liability or loss incurred by such Agent in any way relating to or arising out of its acting as an Agent, except to the extent that the liability or loss arises directly from such Agent's gross negligence or wilful misconduct or breach of its obligations to the Lenders under this Agreement.

(b) A Lender's proportion of the liability or loss set out in paragraph (a) above is the proportion which its participation in the Utilisations (if any) bear to all the Utilisations on the date of the demand. If, however, there are no Utilisations outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c) The Parent shall forthwith on demand reimburse each Lender for any payment made by it under paragraph (a) above.

24.14 Compliance

(a) Each Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b) Without limiting paragraph (a) above, no Agent need disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of such Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

24.15 Resignation

(a) Notwithstanding Clause 24.1, each Agent may resign (after consultation with the Parent) by giving notice to the Lenders and the Parent and may be removed by the Majority Lenders giving notice to such Agent and the Parent. In that event the Majority Lenders, after consultation with the Parent, may appoint a successor (a "Replacement") for such Agent which shall be a reputable and experienced bank, incorporated in England or having a branch in London.

(b) If the Majority Lenders have not, within 30 days after any such notice, so appointed a Replacement which shall have accepted such appointment, the retiring Agent, after consultation with the Parent, shall have the right to appoint a Replacement which shall be a reputable and experienced Lender incorporated in England or having a branch in London.

(c) The resignation of the retiring Agent and the appointment of any Replacement shall, subject to Clause 24.15(d), both become effective upon the Replacement executing and delivering to the Obligors' Agent and the Arranger an Agent's Accession Agreement and notifying all the other parties hereto in writing that it accepts such appointment, whereupon the Replacement shall succeed to the position of the retiring Agent and the term "Agent", "Facility Agent", "Security Agent" or "Syndication Agent" in all of the Senior Finance Documents shall include such Replacement where appropriate. This Clause 24 shall continue to benefit a retiring Agent in respect of any action taken or omitted by it hereunder while it was an Agent.

(d) The resignation or removal of a Security Agent shall not become effective until the Facility Agent is satisfied that all things required to be done in order that the Security Documents or replacements therefor shall provide for effective and perfected security in favour of the replacement Security Agent have been done. The Obligors shall take such action as the Facility Agent may reasonably require in order that the Security Documents or replacements therefor shall provide for effective and perfected security in favour of any replacement Security Agent.

(e) The retiring Agent shall make available to the Replacement such documents and records as the Replacement may reasonably request for the purpose of performing its function as the Facility Agent or Security Agent or Syndication Agent as the case may be.

24.16 Security Agent as Trustee

(a) The Security Agent in its capacity as trustee or otherwise:

(i) shall not be liable for any failure, omission, or defect in perfecting the security constituted by any Security Document or any security created thereby;

(ii) may accept without enquiry such title as any Obligor may have to the property over which security is intended to be created by any Security Document.

(b) Save where the Security Agent holds a legal mortgage over, or over an interest in, real property or shares, the Security Agent in its capacity as trustee or otherwise shall not be under any obligation to hold any title deeds, Security Documents or any other documents in connection with the property charged by any Security Document or any other such security in its own possession or to take any steps to protect or preserve the same. The Security Agent may permit the relevant Obligor to retain all such title deeds and other documents in its possession.

(c) Save as otherwise provided in the Security Documents, all moneys which under the trusts herein or therein contained are received by the Security Agent in its capacity as trustee or otherwise may be invested in the name of or under the control of the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders. Additionally, the same may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including any Agent) and upon such terms as the Security Agent may think fit. Any and all such monies and all interest thereon shall be paid over to the Facility Agent forthwith upon demand by the Facility Agent.

(d) Each Finance Party authorises, empowers and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the Security Documents as trustee and/or agent or as otherwise provided (and whether or not expressly in the Finance Parties' names) on its behalf.

24.17 Lenders

(a) Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days' notice from such Lender to the contrary prior to the relevant payment.

(b) Each Lender represents to the Facility Agent that, in the case of a Lender which is a Lender on the date of this Agreement, on the date of this Agreement and, in the case of a Lender which becomes a Lender after the date of this Agreement, on the date it becomes a Lender it is:

(i) either:

(A) not resident in the United Kingdom for United Kingdom tax purposes; or

(B) a "bank" as defined in section 840A of the Income and Corporation Taxes Act 1988 and resident in the United Kingdom; and

(ii) beneficially entitled to the principal and interest payable by the Facility Agent to it under this Agreement, and shall forthwith notify the Facility Agent (who shall notify the Obligors' Agent) if either representation ceases to be correct.

24.18 Co-Security Agents

(a) The Security Agent may appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act either as a separate security agent or a co-security agent jointly with the Security Agent (i) if the Security Agent considers that without such appointment the interests of the Finance Parties under the Senior Finance Documents would be materially and adversely affected or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions in any jurisdiction in which any particular act or acts is or are to be performed or (iii) for the purposes of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction of either a judgment already obtained or any of the provisions of the Senior Finance Documents, provided in each case that such separate security agent or co-security agent becomes bound by the terms of the Intercreditor Agreement as if it were the Security Agent.

(b) Each separate security agent or co-security agent shall (subject always to the provisions of the Intercreditor Agreement) have such trusts, powers, authorities and discretions (not exceeding those conferred on the Security Agent by this Agreement) and such duties and obligations as shall be conferred or imposed by the instrument of appointment.

(c) The costs, charges and expenses properly incurred by such separate security agent in performing its function as such shall be treated as costs, charges and expenses incurred by the Security Agent.

25. FEES

25.1 Commitment fee

(a) The Parent shall pay to the Facility Agent for each Lender a commitment fee in Euros computed at the rate of one point two five per cent. (1.25%) per annum on the undrawn uncancelled amount of such Lender's Tranche A Commitment during the period from the Effective Date to (and including) the last day of the Tranche A Availability Period or the date on which the Tranche A Commitments are cancelled in full.

(b) The Parent shall pay to the Facility Agent for each Lender a commitment fee in Euros computed at the rate of zero point seven five per cent. (0.75%) per annum on the undrawn, uncancelled amount of such Lender's Tranche D Commitment during the period from the date of this Agreement to (and including) the last day of the Tranche D Availability Period or the date on which the Tranche D Commitments are cancelled in full.

(c) The Company shall pay to the Facility Agent for each Lender a commitment fee in Euros computed at the rate of one point two five per cent. (1.25%) per annum on the undrawn, uncancelled amount of such Lender's Tranche E Commitment during the period from the date of this Agreement to (and including) the last day of the Tranche E Availability Period or the date on which the Tranche E Commitments are cancelled in full.

(d) Accrued commitment fee is payable to the Facility Agent quarterly in arrear and also for any Lender on the cancelled amount of its Commitment at the time the cancellation takes effect.

25.2 Agency fees

The Parent shall pay to the Facility Agent for the account of the Agents the agency fees on the dates and in the amount agreed in the letter dated 8th November, 1998 from the Arranger to Mr MacBain and counter-signed by Mr MacBain.

25.3 Documentary Credit per annum Fee

Each Borrower shall pay to the Facility Agent for application by it as agreed between it and the Lenders a fee equivalent to the aggregate of:

(a) the Margin applied on the face amount of each Documentary Credit issued at its request; and

(b) (in the case only of Documentary Credits issued by the LC Bank) an additional zero point one two five per cent. (0.125%) per annum applied on the face amount (less the principal amount of such Documentary Credit for which the LC Bank is not counter-indemnified by the other Lenders under Clause 5.7) of each Documentary Credit issued by the LC Bank, in each case in respect of the period between the date of issue of the Documentary Credit and the earlier of its Expiry Date and the date on which its Outstanding Liability Amount has been reduced to nil.

The fee shall be payable quarterly in arrears and on the Expiry Date of such Documentary Credit.

25.4 VAT

Any fee referred to in this Clause 25 (Fees) is exclusive of any value added tax or any other Tax which might be chargeable in connection with that fee. If any value added tax or other Tax is so chargeable, it shall be paid in addition by the relevant Obligor at the same time as it pays the relevant fee.

26. EXPENSES

26.1 Initial and special costs

The Parent shall promptly on demand pay or procure that the other Borrowers pay the Agents and the Arranger the amount of all reasonable costs and expenses (including legal and notarial fees and expenses at the relevant standard hourly rates) incurred by any of them in connection with:

(a) due diligence visits, the negotiation, preparation, printing and execution of this Agreement and any other Senior Finance Document (including any executed after the date of this Agreement);

(b) any amendment, supplement, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor or, in the case of Clause 29.4 or any amendment arising as a result of the introduction of the Euro, the Facility Agent and relating to a Senior Finance Document; and

(c) any other matter, not of an ordinary administrative nature, arising out of or in connection with a Senior Finance Document,

together in each case with any applicable value added tax or other Taxes.

26.2 Enforcement costs

The Parent shall promptly on demand pay or procure that the other Borrowers pay to each Finance Party the amount of all costs and expenses (including legal fees and expenses) incurred by it:

(a) in connection with the enforcement of, or the preservation of any rights under, any Senior Finance Document; or

(b) (in the case of any Agent only) reasonable costs in investigating any Default where such Agent has reasonable grounds for believing that a Default has, or may have, occurred,

together in each case with any applicable value added tax or other Taxes.

While any Event of Default is continuing, the Parent shall promptly on demand pay each Agent for the reasonable cost of the management time charged (on the basis of an hourly rate) by such Agent in connection with any additional administration of the Senior Finance Documents arising in consequence of such Event of Default.

26.3 Stamp Duties

The Parent shall pay and promptly on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration and similar Tax which is or becomes payable in connection with the entry into, registration, performance or enforcement of any Finance Document.

27. INDEMNITIES

27.1 Currency Indemnity

(a) If any amount payable by any Obligor under or in connection with any Senior Finance Document is received by any Finance Party in a currency (the "Payment Currency") other than that agreed to be payable under that Senior Finance Document (the "Agreed Currency"), whether as a result of any judgment or order or the enforcement of the same, the liquidation of such Obligor or otherwise and the amount produced by converting the Payment Currency so received into the Agreed Currency at market rates prevailing at or about the time of receipt of the Payment Currency is less than the amount of the Agreed Currency due under that Senior Finance Document, then the Obligors shall, as an independent and additional obligation, indemnify each Finance Party for the deficiency and any loss sustained as a result.

(b) The indemnities set out in paragraph (a) above shall constitute separate and independent obligations of each of the Obligors from their other obligations under the Senior Finance Documents and shall apply irrespective of any indulgence granted by any Finance Party. The Obligors shall pay the reasonable costs of making any conversion from the Payment Currency to the Agreed Currency.

(c) Each Obligor waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency other than that in which it is expressed to be payable under that Senior Finance Document.

27.2 General Indemnities

The Parent shall promptly on demand indemnify each Finance Party against any loss, costs or liability which that Finance Party incurs as a consequence of:

(a) the occurrence of any Default;

(b) the operation of Clause 23.2, Clause 29.1(b), Clause 29.4 or Clause 33;

(c) any payment of principal of or interest on an Advance or of an overdue amount being received otherwise than on its Interest Date;

(d) (other than by reason of default by a Finance Party) a Utilisation not being made after a Request has been delivered for that Utilisation or the operation of Clause 6.4; or

(e) acting in accordance with any telex or facsimile instructions purporting to be from the Obligors' Agent or any Obligor,

including any loss of Margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Advance (provided that the loss or liability recoverable by any Finance Party under paragraphs (c) or (d) shall not exceed the amount which such Finance Party could claim if it had funded such Advance or overdue amount on a matched basis in the London Interbank Eurocurrency Market).

27.3 Indemnity Relating to Facilities

The Parent agrees to indemnify each Finance Party and each of their respective directors, officers and employees against any and all claims, damages, liabilities, costs and expenses (including legal fees) which may be incurred by or asserted against such Finance Party or their respective directors, officers and employees in connection with or arising out of any such proceedings, actions or enquiry by any regulatory authority of a type referred to in Clause 23.1(o) (ignoring the provision as to materiality contained therein) or any litigation or other proceedings connected with the right to transfer the Acquired Assets (or any part thereof), or the shares of any member of the Target Group under the Transaction Documents or any competing rights to the Acquired Assets (or any part thereof), or to any of the Shares, provided that this indemnity shall not extend to any claim, damage, liability cost or expense arising out of such Finance Parties' gross negligence or wilful misconduct or that of their respective directors, officers and employees including any breach of any obligation owed by such Finance Party to an Obligor under the Senior Finance Documents or any law, regulation or official directive with which it was, at the time of such breach, the practice of banks in its jurisdiction to comply.

28. EVIDENCE AND CALCULATIONS

28.1 Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

28.2 Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3 Calculations

Interest and the fees payable under Clauses 25.2 and 25.5 accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days (or 365 days in the case of any amount denominated any currency in respect of which interest is customarily calculated on the basis of a year of 365 days in the London Interbank Market).

28.4 Rounding

Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation, any amount translated from a national currency unit to a Euro unit under this Agreement (or under any EMU Legislation) may be rounded up or down by the Facility Agent acting reasonably.

28.5 Certification

No director or officer of any member of the Group who, acting in good faith, gives a certificate, confirmation, computation or commentary on behalf of an Obligor under the Senior Finance Documents shall incur any personal liability by virtue of so doing save to the extent such person acted fraudulently or with gross negligence in giving such certificate.

28.6 Language

The original English language version of this Agreement shall prevail over any translations hereof. All notices and other communications and documents (other than where necessary any Security Document) to be delivered hereunder shall be in the English language.

28.7 Interest Act (Canada)

Without prejudice to Clauses 10.6 and 28.3 and without in any way affecting or altering the calculation of interest under this Agreement, in respect of Utilisations made available to Borrowers incorporated in Canada each rate of interest which is calculated with reference to a period (the "deemed interest period") that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period.

29. AMENDMENTS AND WAIVERS

29.1 Procedure

(a) Subject to Clause 29.2 (and unless a different level of consent is required by the terms of this Agreement), if authorised by the Majority Lenders, the Facility Agent or (in the case of the Security Documents) the Security Agent may waive or (with the consent of the Obligors' Agent) amend or vary any term of the Senior Finance Documents. Any such waiver, amendment or variation so authorised and effected shall be binding on all the Finance Parties and the Facility Agent (or Security Agent as the case may be) shall be under no liability in respect of any such waiver, amendment or variation.

(b) In addition to (a) above, any references in this Agreement to a Business Day, day-count fraction or other convention (whether for the calculation of interest, determination of payment dates or otherwise) will, with effect from or after the Commencement Date, to the extent that the Facility Agent specifies to be necessary, be amended to comply with any generally accepted conventions and market practice applicable to Euro-denominated obligations in the London interbank market.

(c) The Facility Agent shall promptly notify the Obligors' Agent and the other Finance Parties of any waiver, amendment or variation effected under paragraphs (a) or (b) above, and any such waiver, amendment or variation shall be binding on all the Parties.

29.2 Exceptions

A waiver, amendment or variation which relates to:

(a) the definition of "Majority Lenders" in Clause 1.1;

(b) an extension of the date for, or a decrease in an amount or a change in the currency or waiver of, any scheduled repayment or payment of interest, fees or costs under the Senior Finance Documents;

(c) a change in a Lender's Commitment (save as provided for in Clause 2.6) or an extension of any Availability Period (save as provided for in Clause 9.1(c)(ii));

(d) a change in the Guarantors otherwise than in accordance with Clauses 19.1 or 19.2;

(e) a term of a Senior Finance Document which expressly requires the consent of each Lender;

(f) Clauses 8, 9.1, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 12.6, 33, 38 or this Clause 29 or Clause 23.1(y);

(g) any variation as to the ranking of Senior Debt (as defined in the Intercreditor Agreement) or any individual Advance or Utilisation or of Clause 14 of the Intercreditor Agreement; or

(h) any release of any material security constituted or evidenced by or any amendment or waiver of a material provision of any Security Document or any release of security over shares charged by any of the Security Documents (save where such disposal is expressly permitted by Clause 21.8(a) or any other provision of this Agreement), may not be effected without the consent of each Lender.

29.3 Waivers and remedies cumulative

The rights of each Finance Party under the Senior Finance Documents:

(a) may be exercised as often as necessary;

(b) are cumulative and not exclusive of its rights under the general law; and

(c) may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

29.4 Change of currency

(a) Without prejudice to Clause 12.3 and unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i) any reference to the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent; and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent acting reasonably.

(b) Without prejudice to Clause 29.1(b) if a change in any currency of a country occurs, this Agreement will be amended to the extent the Facility Agent specifies to be necessary to reflect the change in currency and to put each Finance Party in the same position, so far as possible, that it would have been in if no change in currency had occurred.

29.5 Transfer by Finance Party

If the Obligors' Agent requests an amendment or waiver requiring all Lender consent and all of the Lenders (together holding not less than 90% of the amount of the Total Commitments) apart from one Lender (the "Dissenting Lender") agree to grant such waiver, the Obligors' Agent shall be entitled to request one or more of the other Lenders, or designate a replacement lender, to accept the transfer of all or a rateable part of the Dissenting Lender's Commitments and participations in outstanding Utilisations in accordance with Clause 30. If one or more Lenders, or a replacement lender (a "willing transferee") is willing to accept such a transfer and comply with Clause 30 in respect of such transfer then, subject only to the consent of the Facility Agent, the Dissenting Lender shall be obliged to transfer by means of a Substitution Certificate at par and against payment in full in cash all or such part of its rights and obligations under the Finance Documents (being a rateable part of its Commitment and its participation in outstanding Utilisations) as one or more willing transferees will accept.

30. CHANGES TO THE PARTIES

30.1 Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

30.2 Transfers by Lenders

(a) A Lender (the "Existing Lender") may, after consultation with the Parent (subject to Clause 30.2(d)), at any time assign, transfer or novate any of its rights and/or obligations under this Agreement to another bank, trust, fund (which is regularly engaged in making, purchasing or investing in performing loans or securities) or financial institution (the "New Lender").

Unless the Facility Agent otherwise agrees, any partial assignment, transfer or novation of Tranche A Commitments, Tranche D Commitments or Tranche E Commitments must be in a minimum amount of at least euro 5,000,000 and any partial assignment, transfer or novation of Tranche B Commitments or Tranche C Commitments must be in a minimum amount of at least USD1,000,000.

(b) A transfer of obligations will be effective only if either:

(i) the obligations are novated in accordance with Clause 30.3 (Procedure for novation); or

(ii) the New Lender confirms to the Facility Agent and the Parent that it undertakes to be bound by the terms of the Senior Finance Documents as a Lender in form and substance satisfactory to the Facility Agent. On the transfer becoming effective in this manner the Existing Lender shall be relieved of its obligations under the Senior Finance Documents to the extent that they are transferred to the New Lender.

(c) Nothing in this Agreement restricts the ability of a Lender to sub-participate or sub-contract an obligation if that Lender remains liable under this Agreement for that obligation.

(d) Save where the Existing Lender is an Original Lender, on each occasion that an Existing Lender assigns, transfers or novates any of its rights and/or obligations under this Agreement to a New Lender which is not:

(i) an Affiliate of such Existing Lender; or

(ii) a Related Fund (as defined below) of such Existing Lender; or

(iii) if such Existing Lender is an investment fund, to the trustee under the indenture to which such fund is a party,

the New Lender shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent an administration fee of USD1,000 and the amount of all third party costs and expenses (together with any applicable value added tax) incurred by the Facility Agent in connection with such assignment, transfer or novation.

"Related Fund" means, with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans which is controlled by the same investment adviser as such Lender (or any affiliate of such investment adviser).

An Existing Lender shall not be required to consult with (but will advise) the Parent where any assignment, transfer or novation is to one of the persons or entities referred to in sub-paragraphs (i), (ii) or (iii) above.

(e) Neither an Existing Lender nor any other Finance Party is responsible to a New Lender for:

(i) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii) the collectability of amounts payable under any Finance Document or the financial condition of or the performance of its obligations under the Finance Documents by any Obligor; or

(iii) the accuracy of any statements or information (whether written or oral) made in or in connection with or supplied in connection with any Finance Document.

(f) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force; and

(iii) is a bank, trust, fund or financial institution whose ordinary business includes participation in syndicated facilities of this type.

(g) Nothing in any Finance Document obliges an Existing Lender to:

(i) accept a re-transfer from a New Lender of any of the rights and/or obligations assigned, transferred or novated under this Clause 30.2 or Clause 30.3; or

(ii) support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.

(h) For the purpose of Article 1278 of the French Civil Code, it is expressly agreed that the security created or evidenced by the Security Documents shall be reserved for the benefit of each New Lender and each other Finance Party.

(i) Any reference in this Agreement to a Lender includes a New Lender, but excludes a Lender if no amount is or may be owed to or by that Lender under this Agreement and its Commitment has been cancelled or reduced to nil.

(j) Nothing in this Clause 30.2 shall prevent any Lender that is an investment fund from pledging its rights (but not its obligations including, without limitation, its obligation to make Advances and its obligations and liabilities under Clause 5.7) under this Agreement to the trustee under the indenture to which it is a party in support of its obligations to such trustee.

30.3 Procedure for novation

(a) A novation of rights and obligations is effected if:

(i) the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Substitution Certificate executed by the Existing Lender and the New Lender and the Facility Agent executes it; or

(ii) a Novation Agreement substantially in the form of Part IV of Schedule 6 is executed by all of the parties to it,

and the Existing Lender and New Lender complete any necessary assignment certificate required under any of the Security Documents.

(b) (i) Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Substitution Certificate in the form of Part I of Schedule 6 on its behalf. Each Obligor irrevocably authorises the Parent to execute any duly completed Novation Agreement on its behalf. Each Obligor which is incorporated in France or which grants any security over the shares of a French company under the Security Documents shall promptly sign any Novation Agreement by way of acknowledgement of the transfers and other matters referred to in it.

(ii) Each Obligor which is incorporated in France or which grants any security over the shares of a French company under the Security Documents will, if requested by a New Lender, promptly acknowledge in writing any transfers or novations made in any Substitution Certificate and reconfirm the Security Documents governed by French Law.

(c) To the extent that they are expressed to be the subject of the novation in the Substitution Certificate or a Novation Agreement each of the Obligors and each of the Lenders agree that:

(i) the Existing Lender and the other Parties (the "existing Parties") will be released from their obligations to each other under the Senior Finance Documents (the "released obligations"), except for any obligation which the Existing Lender has to the LC Bank pursuant to Clause 5.7 in respect of Documentary Credits issued prior to the date on which such novation, assignment and transfer takes effect as determined below unless otherwise agreed in writing by the LC Bank;

(ii) the New Lender and the existing Parties will assume obligations towards each other under the Senior Finance Documents which differ from the released obligations only insofar as they are owed to or assumed by the New Lender instead of the Existing Lender;

(iii) the rights of the Existing Lender against the existing Parties under the Senior Finance Documents and vice versa (the "released rights") will be cancelled and released; and

(iv) the New Lender and the existing Parties will acquire rights against each other under the Senior Finance Documents which differ from the released rights only insofar as they are exercisable by or against the New Lender instead of the Existing Lender, all on the date of execution of the Substitution Certificate by the Facility Agent or, if later, the date specified in the Substitution Certificate or, as the case may be, the Effective Date specified in the Novation Agreement.

The LC Bank confirms that it will not unreasonably withhold or delay its consent to any novation, assignment or transfer and hereby consents to any relevant novation, assignment or transfer to a bank or financial institution which is already a Lender or which at the time of novation, assignment or transfer is rated A-1 or above by Standard & Poor's Corporation or P1 or above by Moody's Investor Services Inc.

The transferred obligations shall not include any obligation under Clauses 13 and 15 in respect of payments made prior to the effective date of such Substitution Certificate or Novation Agreement.

The Facility Agent shall notify the Obligors' Agent (on behalf of the Obligors) of any such novation pursuant to this Clause 30.3.

30.4 Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be one of the Lenders, the Facility Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.5 Register

The Facility Agent shall on behalf of the Borrowers, keep a register of the names and addresses of the Lenders and the Commitments of and the principle amounts, stated interest or other commitments paid and/or owing to each Lender under this Agreement and shall supply any other Party (at that Party's expense) with a copy of the register on request. The entries in that register shall be conclusive, in the absence of manifest error, and the Borrowers, the Facility Agent and the Lenders shall treat each person whose name is recorded in that record as the owner of such amounts recorded therein for all purposes of this Agreement.

30.6 Change of Facility Office

A Lender may change its Facility Office with respect to any Utilisation from time to time on giving not less than five Business Days' prior notice to the Facility Agent provided that if any change in Facility Office would otherwise result in amounts being payable to the relevant Lender pursuant to Clauses 13 or 15.1 then such Lender shall be entitled to receive such amounts only to the extent that such Lender acting through its original Facility Office would have been entitled to claim and receive such amounts.

30.7 Change of Facility Agent

(a) Credit Suisse First Boston may (so long as it is the Facility Agent), with the prior approval of such Lender, designate any Lender as a replacement Facility Agent. Any Lender so designated shall become the Facility Agent by delivering to Credit Suisse First Boston a duly executed Agent's Accession Agreement, which Credit Suisse First Boston shall counter-sign.

(b) Such replacement Facility Agent shall promptly notify the Obligors' Agent and the other Lenders that it has become the Facility Agent.

(c) Clause 24 shall continue to benefit Credit Suisse First Boston in respect of any action taken or omitted by it while it was Facility Agent.

30.8 Change of Security Agent

(a) DLJ Capital Funding Inc. may (so long as it is the Security Agent), with the prior approval of such Lender, designate any Lender as a replacement Security Agent. Any Lender so designated shall become the Security Agent by delivering to the Facility Agent a duly executed Agent's Accession Agreement, which DLJ Capital Funding Inc. shall counter-sign. The Obligors shall take such action as the Facility Agent may reasonably require in order that the Security Documents or replacements therefor shall provide for effective and perfected security in favour of any replacement Security Agent.

(b) Such replacement Security Agent shall promptly notify the Obligors' Agent and the other Lenders that it has become the Security Agent.

(c) Clause 24 shall continue to benefit DLJ Capital Funding, Inc. in respect of any action taken or omitted by it while it was Security Agent.

30.9 Increased Costs and Illegality

(a) Subject as provided in paragraph (b) below, if any assignment, transfer or novation of or with respect to all or any part of the rights or obligations of a Lender under this Agreement pursuant to Clause 30.2 or 30.3 or any change in Facility Office pursuant to Clause 30.6 is made which results (or would but for this Clause result) at the time thereof in amounts becoming payable by any Borrower to the New Lender under Clauses 13 or 15.1, then the assignee, transferee, New Lender or Lender acting through its new Facility Office, as the case may be, shall be entitled to receive such amounts only to the extent that the assignor, transferor, Existing Lender or Lender acting through its original Facility Office would have been so entitled had there been no such assignment, transfer, novation or change in Facility Office. No such assignment, transfer, novation or change in Facility Office shall be made if the assignee, transferee or New Lender or such Lender (in the case of a change in Facility Office) would be entitled immediately afterwards to give notice under Clause 16.

(b) The provisions of the first sentence of paragraph (a) above shall not apply in relation to any assignment, transfer or novation of or with respect to the rights or obligations of the Lenders which is effected by the relevant Lender within twelve months from the Effective Date.

31. DISCLOSURE OF INFORMATION

(a) A Lender may disclose to one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

(i) a copy of any Finance Document; and

(ii) any information which that Lender has acquired under or in connection with any Finance Document,

provided that any such proposed transferee, participant or assignee has agreed with the Parent (or such Lender for the benefit of the Parent) to keep any such Finance Document and any such information confidential and recognising that unauthorised disclosure of the details of the Permitted Acquisitions list in Schedule 4 may be highly prejudicial to the Group.

(b) The Parent and the Arranger shall agree the form of all press announcements issued in respect of the Finance Documents and any transaction contemplated thereby.

32. SET-OFF

A Finance Party may set off any obligation due but unpaid by an Obligor under the Senior Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not due and payable) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation, at the cost of such Obligor, at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

33. PRO RATA SHARING

33.1 Redistribution

If any amount owing by an Obligor under this Agreement to a Finance Party (the "recovering Finance Party") is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 12 (a "recovery"), then:

(a) the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Facility Agent;

(b) the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 12;

(c) subject to Clause 33.3 the recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "redistribution") equal to the excess;

(d) the Facility Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 12 and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 12.6; and

(e) after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

33.2 Reversal of redistribution

If:

(a) a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b) the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon the subrogation in Clause 33.1(e) will operate in reverse to the extent of the reimbursement.

33.3 Exception

A recovering Finance Party need not pay a redistribution to the Facility Agent (i) to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 33.1(e) or (ii) where the recovering Finance Party made the recovery as a consequence of a judgment in any legal proceedings, to the extent that any other Finance Party was given notice of such proceedings and, being entitled to do so, did not join in such proceedings.

34. SEVERABILITY

If a provision of any Senior Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a) the legality, validity or enforceability in that jurisdiction of any other provision of the Senior Finance Documents; or

(b) the legality, validity or enforceability in other jurisdictions of that or any other provision of the Senior Finance Documents.

35. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

36. NOTICES

36.1 Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing or by telex or facsimile. Any such notice will be deemed to be given as follows:

(a) if in writing, when delivered;

(b) if by telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice; and

(c) if by facsimile, when received.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

36.2 Addresses for notices

The address, telex number and facsimile number of each Party for all notices under or in connection with this Agreement are:

(a) as specified in Schedule 1 or 2, as the case may be, or in the Transfer Agreement or Accession Agreement by which such Party became a party to this Agreement, as such Party's address for notices; or

(b) as otherwise notified by that Party for this purpose to the Facility Agent (or in the case of the Facility Agent as otherwise notified by the Facility Agent to the other Parties) by not less than five Business Days' notice.

37. JURISDICTION

37.1 Submission

For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Senior Finance Document (other than the Security Documents) and accordingly submits to the jurisdiction of the English courts.

37.2 Service of process

Without prejudice to any other mode of service, each Obligor which is not incorporated in England or Wales:

(a) irrevocably appoints Investmaster Limited (to be renamed Hebdo Mag UK Limited) whose registered office is at 44 Berkley Square London W1X 7DB as its agent for service of process relating to any proceedings before the English courts in connection with any Senior Finance Document;

(b) agrees that failure by such process agent to notify the Obligor of the process will not invalidate the proceedings concerned; and

(c) consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 36.2.

37.3 Forum convenience and enforcement abroad

Each Obligor:

(a) waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Senior Finance Document; and

(b) agrees that a judgment or order of an English court in connection with a Senior Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

37.4 Non-exclusivity

Nothing in this Clause 37 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Senior Finance Document:

(a) in any other court of competent jurisdiction; or

(b) concurrently in more than one jurisdiction.

38. GOVERNING LAW

This Agreement is governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

VARIOUS PARTIES

PART I

ORIGINAL BORROWERS

TRADER.COM CANADA INC
HM AMBER HOLDING CORP.
THE TRADER ENTERPRISES INC.
HEBDO MAG EUROPE BV
HEBDO SPAIN SL
TRADER.COM AUSTRALIA HOLDINGS PTY LTD

Address for notices:	Overschiestraat 61
1062 XD Amsterdam
The Netherlands
Attention:	Ruud Waals/Bert van der Meer
Fax:	00 31 201 388 2072

with a copy to:	7 Rue Drouot
Paris 75009
France

Attention:	General Counsel/Chief Financial Officer
Fax:	00 33 1 53 34 51 08/00 33 1 53 34 53 03

PART II

ORIGINAL GUARANTORS

TRADER.COM N.V.
TRADER.COM INTERNATIONAL B.V.
TRADER.COM (CANADA) INC
HM AMBER HOLDING CORP.
THE TRADER ENTERPRISES INC.
TRADER.COM FRANCE S.A.
HEBDO MAG EUROPE BV
TRADER.COM ARGENTINA HOLDINGS S.R.L.
TRADER.COM ARGENTINA SC
TRADER SEGUNDAMANO SL
TRADER.COM AUSTRALIA HOLDINGS PTY LTD
GULA TIDNINGEN AB
HEBDO MAG FINANCE BV
PUBLICATIONS D'OCCASION A.D. INC.
PRIMEPROTECT INSURANCE SERVICES, INC.
PRIMEPROTECT FINANCIAL SERVICES, INC.
CANADA COMPUTER PAPER INC.
HEBDO MAG (USA) LIMITED
TIVANA HOLDING (BC) INC
HM ZP HOLDINGS INC.
HM MINI HOLDING CORP.
THE TRADER'S POST INC.
TRADER.COM MANAGEMENT (SERVICES) BV
TRADER.COM INC
TRADER.COM GROUP B.V.
MONTAIGNE VII B.V.
TIVANA HOLDING B.V.

Address for notices:	Overschiestraat 61
1062 XD Amsterdam
The Netherlands
Attention:	Ruud Waals/Bert van der Meer
Fax:	00 31 201 388 2072

with a copy to:	7 Rue Drouot
Paris 75009
France

Attention:	General Counsel/Chief Financial Officer
Fax:	00 33 1 53 34 51 08/00 33 1 53 34 53 03

PART III

AGENTS

Facility Agent

Credit Suisse First Boston
One Cabot Square
London
England E14 4QJ

Attention:	Loan Agency
Telecopier Number:	00 44 207 888 8398

Syndication Agent

Credit Suisse First Boston
One Cabot Square
London
England E14 4QJ

Attention:	Loan Agency
Telecopier Number:	00 44 207 888 8398

Security Agent

DLJ Capital Funding Inc.
c/o Credit Suisse First Boston
One Cabot Square
London
England E14 4QJ

Attention:	Loan Agency
Telecopier Number:	00 44 207 888 8398

SCHEDULE 2

LENDERS AND COMMITMENTS

Lenders and Notice Details	Tranche A 1 Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro	Total USD and/or euro

Credit Suisse First Boston	21,115,652.09	0	0	7,642,885.34	42,460,474.21	euro 71,219,011.64
One Cabot Square
London
England E14 4QJ

Attention: Client Services
Tel: 00 44 20 7888 8125

Bank of Montreal	0	1,792,112.44	1,207,887.56	0	0	$3,000,000.00
1 First Canadian Place
3rd Floor podium
Toronto, ON M5X 1H3

Attention: SadhanaValia/Owen O'Neil
Tel: 001 416 359 4522/ 001 416 359 7080
Fax: 001 416 359 5155

1 Tranche A Commitments have been reduced in accordance with the provisions of Clause 8.1 (Tranche A Facility) of this agreement.

Lenders and Notice Details	Tranche A Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro	Total USD and/or euro

FC-CBO IV Ltd	0	1,194,741.62	805,258.48	0	0	$2,000,000.10
1 First Canadian Place
3rd Floor podium
Toronto, ON M5X 1H3

Attention: SadhanaValia/Owen O'Neil
Tel: 001 416 359 4522/ 001 416 359 7080
Fax: 001 416 359 5155

Carlyle High Yield Partners II Ltd	0	1,792,112.44	1,207,887.56	0	0	$3,000,000.00
520 Madison avenue
41st Floor
New York, NY 10022

Attention: Linda Pace/Susan Shin
Tel: 001 212 381 4946/ 001 212 381 4951
Fax: 001 212 381 4950

CIC - Union Europeene	5,040,000.00	0	0	0	0	euro5,040,000.00
(added 8/16/00)
4 Rue Gaillon
75107 Paris Cedex 02
France

Attention: Sylvie Uzan/Vincent Joulia
Tel: 00 33 1 4266 7939/ 00 33 1 4266 7941
Fax: 00 33 1 4266 7897/ 00 33 1 4266 7938
151
Lenders and Notice Details	Tranche A Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro	Total USD and/or euro

Columbus Loan Funding Ltd.	0	3,584,224.87	2,415,775.13	0	0	$6,000,000.00
One Tower Square
Securities Dept. 10-PB
Hartford, CT 06183

Attention: John Petchler
Tel: 001 860 277 5346
Fax: 001 860 954 5243

Elf Funding Trust Inc	0	4,106,924.33	2,768,075.67	0	0	$6,875,000.00
1150 Two Galleria Tower
13455 Noel Road LB45
Dallas, TX 75240

Attention: Joe Dougherty/Mark Okada
Tel: 001 972 233 4107/ 001 972 233 4300
Fax: 001 97 233 4142

EV - Senior Debt Portfolio	0	2,688,168.66	1,811,831.34	0	0	$4,500,000.00
255 State Street
6th Floor
Boston, MA 02109

Attention: Nick Campbell
Tel: 001 617 598 8432
Fax: 001 617 695 9594

Lenders and Notice Details	Tranche A Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro	Total USD and/or euro

EV - Senior Income Trust	0	298,685.41	201,314.59	0	0	$500,000.00
255 State Street
6th Floor
Boston, MA 02109

Attention: Nick Campbell
Tel: 001 617 598 8432
Fax: 001 617 695 9594

Fleet National Bank	8,048,780.48	0	0	2,351,916.38	9,476,304.21	euro 19,877,001.07
39 Victoria Street
P.O. Box 155
London, UK SW1 H0ED

Attention: Robert Merritt/Clint Norquay
Tel: 020 7932 9196/ 020 7932 9233
Fax: 020 7222 5649/ 020 7932 9110

Franklin Floating Rate Trust	0	4,480,281.09	3,019,718.91	0	0	$7,500,000.00
777 Mariners Island Blvd.
3rd Floor
San Mateo, CA 94404

Attention: Richard Hsu
Tel: 001 650 312 3732
Fax: 001 650 312 3346

Lenders and Notice Details	Tranche A Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro	Total USD and/or euro

Highland Legacy Ltd	0	4,106,924.34	2,768,075.66	0	0	$6,875,000.00
1150 Two Galleria Tower
13455 Noel Road LB45
Dallas, TX 75240

Attention: Joe Dougherty/Mark Okada
Tel: 001 972 233 4107/ 001 972 233 4300
Fax: 001 97 233 4142

ML - Prime Rate Portfolio	0	2,986,854.06	2,013,145.94	0	0	$5,000,000.00
800 Scudders Mill Road
Plainsboro, NJ 08536

Attention: Jaimin Patel
Tel: 001 609 282 3893/ 001 609 282 5013
Fax: 001 609 282 2756

ML - Senior Floating Rate Fund	0	4,181,595.68	2,818,404.32	0	0	$7,000,000.00
800 Scudders Mill Road
Plainsboro, NJ 08536

Attention: Jaimin Patel
Tel: 001 609 282 3893/ 001 609 282 5013
Fax: 001 609 282 2756/ 001 609 282 2550

Lenders and Notice Details	Tranche A Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro	Total USD and/or euro

MLAM Senior Floating Rate 2	0	1,045,398.92	704,601.08	0	0	$1,750,000.00
800 Scudders Mill Road
Plainsboro, NJ 08536

Attention: Jaimin Patel
Tel: 001 609 282 3893/ 001 609 282 5013
Fax: 001 609 282 2756/ 001 609 282 2550

New York Life Insurance & Annuity Corp.	0	10,800,000	7,200,000	0	0	$18,000,000.00
51 Madison Ave.
Room 206
New York, NY 10010

Attention: David Melka
Tel: 001 212 576 5725
Fax: 001 212 576 6752

39 King Street
London EC2V 8DQ

Attention: Steve Williams
Tel: 020 7417 9125
Fax: 020 7417 9124
155
Lenders and Notice Details	Tranche A Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro	Total USD and/or euro

Prudential Insurance Co America	0	2,986,853.12	2,013,145.94	0	0	$4,999,999.06
Four Gateway Centre, 100
Mulberry St.
7th Floor
Newark, NJ 07102

Attention: Janet Crowe
Tel: 001 973 802 6814/ 001 973 367 2036
Fax: 001 973 802 7045/ 001 973 802 7046

Stanfield CLO Ltd	0	1,493,427.03	1,006,572.97	0	0	$2,500,000.00
330 Madison Avenue
27th Floor
New York, NY 10017

Attention: Lisa Conrad/Elizabeth Mutton
Tel: 001 212 284 4311
Fax: 001 212 284 4325/ 001 212 284 4320

Lenders and Notice Details	Tranche A Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro	Total USD and/or euro

Stanfield RMF/Transatlantic CDO	0	1,493,427.03	1,006,572.97	0	0	$2,500,000.00
330 Madison Avenue
27th Floor
New York, NY 10017

Attention: Lisa Conrad/Elizabeth Mutton
Tel: 001 212 284 4311
Fax: 001 212 284 4325/ 001 212 284 4320

Travelers Corp Loan Fund	0	1,792,112.44	1,207,887.56	0	0	$3,000,000.00
1 Tower Square
Securities Department, 10-PB
Hartford, CT 06183-2030

Attention: John Petchler
Tel: 001 860 277 5346
Fax: 001 80 954 5243

Travelers Corp	0	6,751,078.93	4,428,921.07	0	0	$11,000,000.00
1 Tower Square
Securities Department, 10-PB
Hartford, CT 06183-2030

Attention: John Petchler
Tel: 001 860 277 5346
Fax: 001 80 954 5243

Lenders and Notice Details	Tranche A Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro	Total USD and/or euro

Van Kampen Prime Rate Income Trust	0	2,986,854.06	2,013,145.94	0	0	$5,000,000.00
One Parkview Plaza
Oakbrook Terrace, IL 60181

Attention: Ernie Hodge/Chris Jamieson
Tel: 001 630 684 8379/ 001 630 684 6238
Fax: 001 630 684 6740/ 001 630 684 6741

Van Kampen Senior Income Trust	0	2,986,854.06	2,013,145.94	0	0	$5,000,000.00
One Parkview Plaza
Oakbrook Terrace, IL 60181

Attention: Ernie Hodge/Chris Jamieson
Tel: 001 630 684 8379/ 001 630 684 6238
Fax: 001 630 684 6740/ 001 630 684 6741
158
Lenders and Notice Details	Tranche A Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro	Total USD and/or euro

Westdeutsche LandesbankGirozentrale	11,995,567.43	10,815,113.47	7,368,631.37	3,505,198.28	19,473,323.70	$18,183,744.84 euro 34,974,089.41
Herzogstrasse 15
40217 Dusseldorf
Germany

Attention: Bradley McAboy
Tel: 00-49-211-826-74047
Fax: 00-49-211-826-3174

With a copy to:

33/36 Gracechurch Street
London EC3V 0AX

Attention: Matthew Previte
Tel: 020-7444-6420
Fax: 020-7444-6420

TOTALS	euro 46,200,000.00	USD 74,183,744.00	USD 50,000,000.00	euro 13,500,000.00	euro 71,410,102.12	USD124,183,744.00 euro131,110,102.12

SCHEDULE 3

CONDITIONS PRECEDENT DOCUMENTS

PART I

In relation to each Additional Borrower or Additional Guarantor:

1. A certified copy of the constitutional documents, including the memorandum and articles of association, and certificates of registration of such Obligor (or, for a U.S. Obligor, the certificate and articles of incorporation and by-laws and for a French Obligor the statuts and extrait K-bis), as currently in force.

2. (a) A certified copy of the minutes of a meeting (or an extract therefrom) of the board of directors (or equivalent governing body authority) of such Obligor approving the terms of, and the transactions contemplated by the Senior Finance Documents to which it is a party and resolving that it execute each such Senior Finance Document;

(b) satisfactory evidence of the authority of each signatory of such Obligor (where such authorised signatories are not registered at the commercial registry as authorised to bind that company by their signature);

(c) a specimen of the signature of each authorised signatory of such Obligor;

(d) a certificate of a director of such Obligor (or, for a U.S. Obligor, a certificate of one of its officers) confirming that utilisation of that part of the Facilities available to it in full would not cause any borrowing limit binding on it to be exceeded;

(e) a certified copy of a resolution, signed by all the holders of the issued or allotted shares in such Obligor approving the terms of, and the transactions contemplated by, the Senior Finance Documents to which such is to be a party;

(f) certificates of good standing for a U.S. Obligor;

(g) in respect of an Obligor incorporated in Australia:

(i) ASIC forms 309 and 350 and other documents necessary to register the charges over the shares of the Australian companies and the other relevant Security Documents;

(ii) evidence of stamping or satisfactory provision for stamping; and

(h) in respect of an Obligor incorporated under the laws of British Columbia, Canada a solvency declaration in the agreed form signed by a director of such Obligor stating that, at the time of execution of the Senior Finance Documents such Obligor is not insolvent and will not become insolvent because of the execution of and performance of its obligations under the Senior Finance Documents:

3. A Legal Opinion from the bank's counsel in the jurisdiction of incorporation of such Obligor.

4. A Borrower Accession Agreement and/or a Guarantor Accession Agreement executed by such Obligor.

SCHEDULE 4

PERMITTED ACQUISITIONS

Sydney Trading Post (Commercial Dynamics)
Bargain Finder, Alberta Canada
Brica a Brac, Naples, Bari
Porta Portese, Rome
Trova Lavoro e Carriere
Cambalache, Sevilla, Spain
Primerama Anuntis, Barcelona
Trajim Valencia
El Anunciador, Malaga
Ocasiones del Motor, Murcia
Copenhagen Den Bla Avis
Annonce, Prague
Fundgrueb, Switzerland
Koopyjekrant, Belgium
Gielda, Poland
De Vondst, Holland
De Partikulier, Rotterdam
Daz, Germany
El Baul, Valencia, Spain
La Pulce, Florence
Hurst Auto Trader in Italy
Indy Auto and RV
Boss Group, Sweden
Bazaar Budapest
Avis Hamburg & Free Papers
Vancouver Real Estate Weekly
Auto Hunter, Boston
Hirdetes, Budapest
The Bergen, Norway
Profit Olomouc, Czech
Spermull / Quoka, Germany
Particulier a Particuler, Paris
Loot in UK
Quokka, Australia
Trade and Exchange, Wellington, New Zealand
Toronto Auto Trader
Annonce, Bonn
Zweite Hand, Berlin
Das Inserat, Frankfurt

A bis Z, Bremen
Such and Find, Koblenz
Reviermarkt, Dortmund
I Classified
G tout
L'Argus
Sydney Buy and Sell / Auto Trader
UAP, UK
UAP, USA
Bazaar, Vienna
PIC, France
ICF, France
Pacific Sources
Flea Market
LA Recycler
Target Media
Toronto Buy and Sell
Spir Communications
Groupe Rossini avec Gazette de l'Hotel Drouot et Moniteur des Ventes
Top'Cars magazine
La vie de l'auto
La vie de collectionneur
La vie de jouet
Le collectionneur francais
Antiquites brocante
California Yachts, USA
Boote Burse, Germany
Mercato Nautico, Italy
Booten, Jacht and Bootgids, Netherlands

SCHEDULE 5

FORM OF REQUEST

To: [ ] as Facility Agent

Attention: [ ]

From: [BORROWER]

Date: [ ]

TRADER.COM N.V.
credit agreement dated 11th December, 1998 as amended and restated by a supplemental agreement dated [ ], 2000 providing euro 274,000,000 term loan and revolving credit facilities(the "Credit Agreement")

Terms used in this Request and defined in the Credit Agreement have the same meaning in this Request as in the Credit Agreement.

1. On behalf of [ ] we request that the Lenders [make an Advance/issue a [Documentary Credit - describe]] as follows:

(a)	Borrower:	[ ]
(b)	Tranche:	[ ]
(c)	Utlisation Date:	[ ]
(d)	Currency:	[ ]
(e)	Amount:	euro [ ]
(f)	Term/Interest Period	[ ]
(g)	Payment Instructions	[ ] /Beneficiary Details [ ]

2. We confirm, on behalf of the Obligors, that each condition specified in Clause 4.1 (Conditions Precedent) [and 4.2 (Utilisation of Tranche A Facility)] [and 4.3 (Utilisation of Tranche E Facility)] of the Credit Agreement is satisfied on the date of this Request.

[3. We confirm that Clause 5.6 of the Credit Agreement applies in relation to the Documentary Credit referred to in this Request.] *

Yours faithfully,

.......................................

for and on behalf of
[Borrower]/Obligors' Agent

cc: [Borrower]

* Requests for Documentary Credits only

SCHEDULE 6

FORMS OF ACCESSION DOCUMENTS

PART I

SUBSTITUTION CERTIFICATE

To: [ ] as Facility Agent under the Credit Agreement

From: [THE EXISTING LENDER] and [THE NEW LENDER]

Date: [ ]

TRADER.COM N.V.
credit agreement dated 11th December, 1998 as amended and restated by a supplemental agreement dated [ ], 2000 providing euro 274,000,000 term loan and revolving credit facilities
(the "Credit Agreement")

References to Clauses are to Clauses of the Credit Agreement. Terms defined in the Credit Agreement have the same meaning when used in this certificate.

We refer to Clause 30.3.

1. We [ ] (the "Existing Lender") and [ ] (the "New Lender") agree to the Existing Lender and the New Lender transferring, novating and assigning all the Existing Lender's rights and obligations referred to in the Schedule in accordance with Clause 30.3.

2. From the date specified in paragraph 3 below, the New Lender becomes (a) party to the Credit Agreement as a Lender, and (b) party to the Intercreditor Agreement as a Senior Creditor with the rights and obligations referred to in the Schedule and the New Lender undertakes to perform all such obligations.

3. The specified date for the purposes of Clause 30.3(c) is [date of transfer and assignment].

4. The Facility Office and address for notices of the New Lender for the purposes of Clause 36.2 are set out in the Schedule.

5. [The New Lender undertakes to counter-indemnify the Existing Lender for the New Lender's pro rata share of all amounts payable by the Existing Lender (whether pursuant to Clause 5.7 or otherwise) in respect of any outstanding Documentary Credit.]/[The LC Bank confirms its consent to the transfers and novations referred to in this Substitution Certificate.]

6. The Existing Lender and the New Lender acknowledge and agree that Clauses 30.2(d), (e), (f), (g) and (h) apply to this Substitution Certificate and the transfer and assignment contemplated hereby as if set out in full herein, mutatis mutandis.

7. This Substitution Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred and assigned

[Details of the rights and obligations of the Existing Lender to be transferred and assigned.]

[New Lender]

[Facility Office	Address for notices]

[Existing Lender]	[New Lender]

By:	By:

Date:	Date:

[	]
as Facility Agent under the Credit Agreement

By:

Date:

[Execution by LC Bank.]

PART II

BORROWER ACCESSION AGREEMENT

To: [ ] as Facility Agent

From: [PROPOSED BORROWER] and [OBLIGORS' AGENT]

[Date]

TRADER.COM N.V.
credit agreement dated 11th December, 1998 as amended and restated by a supplemental agreement dated [ ], 2000 providing euro 274,000,000 term loan and revolving credit facilities
(the "Credit Agreement")

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause 19.1.

We, [Name of company] of [Registered Office] (Registered no. [ ]):

(a) agree to become party to and to be bound by the terms of the Credit Agreement as an Additional Borrower in accordance with Clause 19.1; and

(b) agree to become party to and to be bound by the terms of the Intercreditor Agreement as an Obligor in accordance with Clause 25.3 of the Intercreditor Agreement.

[Any agreed limitations]

The address for notices of the Additional Borrower for the purposes of Clause 36.2 is:

[	]

Clause 37 of the Credit Agreement applies to this Agreement.

This Agreement is governed by English law.

[ADDITIONAL BORROWER]

By:

[Obligors' Agent]

By:

[	]

By:

We acknowledge that the Secured Liabilities (as defined in the relevant Security Document(s) to which we are party) shall include any obligations of the Additional Borrower.

[Each member of the Group which grants security to the Security Agent over shares in a French company].

By:

PART III

GUARANTOR ACCESSION AGREEMENT

To: [ ] as Facility Agent

From: [PROPOSED GUARANTOR] and [OBLIGORS' AGENT]

Date: [ ]

TRADER.COM N.V.
credit agreement dated 11th December, 1998 as amended and restated by a supplemental agreement dated [ ], 2000 providing euro 274,000,000 term loan and revolving credit facilities
(the "Credit Agreement")

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause 19.2.

We, [name of company] of [Registered Office] (Registered no. [ ]):

(a) agree to become party to and to be bound by the terms of the Credit Agreement as an Additional Guarantor in accordance with Clause 19.2; and

(b) agree to become party to and to be bound by the terms of the Intercreditor Agreement as an Obligor in accordance with Clause 25.3 of the Intercreditor Agreement.

[Agreed limitations]

Our address for notices for the purposes of Clause 36.2 is:

[	]

Clause 37 of the Credit Agreement applies to this Deed.

This Deed is governed by English law.

[EXECUTION AS A DEED BY PROPOSED GUARANTOR]

[Obligors' Agent]

By:

[	]

By:

We acknowledge that the Secured Liabilities (as defined in the relevant Security Document(s) to which we are party) shall include any obligations of the Additional Guarantor.

[Each member of the Group which grants security to the Security Agent over shares in a French company].

By:

PART IV

ALTERNATIVE FORM OF NOVATION AGREEMENT

NOVATION AGREEMENT

DATED [ ]

relating to a Credit Agreement dated 11th December, 1998
(as supplemented and amended from time to time)

Between

TRADER.COM N.V.

and others as Borrowers and/or Guarantors

CREDIT SUISSE FIRST BOSTON
as Arranger

THE EXISTING LENDERS

CREDIT SUISSE FIRST BOSTON
as Facility Agent,

DLJ CAPITAL FUNDING, INC.
as Security Agent

and

CREDIT SUISSE FIRST BOSTON as Syndication Agent

ALLEN & OVERY

THIS AGREEMENT is dated [ ] between:

(1) TRADER.COM N.V. a company incorporated in The Netherlands whose registered office is at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam (the "Parent");

(2) TRADER.COM GROUP B.V. a company incorporated in The Netherlands whose registered office is at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam as the Obligors' Agent and for and on behalf of the Obligors as defined in the Credit Agreement;

(3) CREDIT SUISSE FIRST BOSTON. as arranger (in this capacity the "Arranger");

(4) CREDIT SUISSE FIRST BOSTON. as facility agent for the Lenders (in this capacity the "Facility Agent");

(5) [ ] as the lender(s) party to the Credit Agreement (as defined below) as at the date of this Agreement (the "Existing Lender");

(6) THE FINANCIAL INSTITUTIONS listed in Schedule 1 as the lenders who wish to accede to the Credit Agreement as Lenders (the "New Lenders");

(7) [ ] as LC bank for the Lenders (in this capacity the "LC Bank"). IT IS AGREED as follows:

1. INTERPRETATION

1.1 Definitions

In this Agreement, unless the contrary intention appears or the context otherwise requires:

"Credit Agreement"
means the credit agreement dated 11th December, 1998 between the Parent, certain of its subsidiaries as Borrowers and/or Guarantors, Donaldson, Lufkin & Jenrette Securities Corporation as the Arranger, the Original Lender(s), the LC Bank, DLJ Capital Funding, Inc. as the Facility Agent, the Syndication Agent and the Security Agent (as supplemented and amended from time to time).

"Effective Date"
means [ ], 200[ ].

1.2 Incorporationof Credit Agreement definitions

Terms defined in the Credit Agreement shall, unless the contrary intention appears or the context otherwise requires, have the same meaning in this Agreement.

1.3 Incorporation

Clauses 1.2 (Construction), 29.3 (Waivers and remedies cumulative), 34 (Severability) and 37 (Jurisdiction) of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

2. CONSENT, CONFIRMATION AND DESIGNATION

2.1 Consent and confirmation

The Parent (for itself and on behalf of each of the Obligors), the Arranger, the Existing Lenders and the Facility Agent each consent to the New Lenders becoming Lenders and confirm that, except as expressly provided by the terms of this Agreement, each of the Senior Finance Documents shall continue in full force and effect.

2.2 Designation

The Facility Agent, the Lenders and the Parent hereby designate this Agreement a Senior Finance Document.

3. NOVATION

3.1 Novation of Commitments and related rights and obligations

On the Effective Date (regardless of whether a Default is then outstanding):

(a) each New Lender will become:

(i) a Lender under the Credit Agreement with the Commitments as set out opposite its name in Schedule 2 Part I and with the participations in any Utilisations then outstanding as set out opposite its name in Schedule 2 Part II; and

(ii) a Senior Lender under the Intercreditor Agreement;

(b) each Existing Lender's Commitments shall be and be deemed to be reduced down to the levels set out opposite its name in Schedule 2 Part I;

(c) the Existing Lender's participations in any Utilisations then outstanding shall be and shall be deemed to be reduced down to the levels set out opposite its name in Schedule 2 Part II;

(d) each New Lender will automatically obtain and assume, and undertakes to perform, all of the rights and obligations of a Lender under and in respect of each of the Senior Finance Documents in respect of the rights and obligations transferred to it and/or assumed by it under paragraphs (a), (b) and (c) above;

(e) the obligations and liabilities of the Existing Lender and each of the New Lenders pursuant to Clause 5.7 (Lenders' Counter-guarantee) with respect to any Documentary Credit outstanding on the Effective Date shall be adjusted to that which it would have been had such Existing Lender and such New Lender had the Commitments set opposite their names in Schedule 2 Part I on the date such Documentary Credit was issued; and

(f) each Obligor shall automatically acquire rights against and assume obligations towards each of the New Lenders on the basis of the rights and obligations transferred to and/or assumed by the New Lenders under paragraphs (a), (b), (c), (d) and (e) above.

3.2 Amounts due on or before the Effective Date

(a) All amounts (if any) payable to an Existing Lender by any Obligor on or before the Effective Date (including, without limitation, all interest and fees payable on the Effective Date) in respect of any period ending on or prior to the Effective Date shall be for the account of such Existing Lender, and none of the New Lenders shall have any interest in, or any rights in respect of, any such amount.

(b) If any Utilisation falls to be made on the Effective Date:

(i) the Facility Agent will promptly notify each of the New Lenders of that fact (and the amount of its participation in that Utilisation in accordance with paragraph (ii) below); and

(ii) the Existing Lender and each New Lender shall participate in that Utilisation (subject to the terms of the Credit Agreement) as if the novation of Commitments under Clauses 3.1(a), (b), (c) and (d) (Novation of Commitments and related rights and obligations), of this Agreement had taken effect prior to opening of business three Business Days before the Effective Date, and the Parent as the Obligors' Agent acknowledges that an Existing Lender will not be obliged to participate in any such Utilisation to any greater extent than its pro rata share of such Utilisation determined on the basis of the Commitments in Schedule 2 Part I.

3.3 Administrative details

Each New Lender has delivered to the Facility Agent its initial details for the purposes of Clause 36 (Notices) of the Credit Agreement and Clause 27 (Notices) of the Intercreditor Agreement.

4. CONFIRMATION BY NEW LENDERS

Each New Lender confirms that it has power and authority to become a party to the Senior Finance Documents and has taken all necessary action to authorise execution of this Agreement and has obtained all necessary approvals and consents to the assumption of its obligations under the Credit Agreement and the Intercreditor Agreement.

5. NATURE OF THIS AGREEMENT

For the avoidance of doubt, the parties to this Agreement agree that the transfer of rights and obligations contemplated by this Agreement shall take effect (in accordance with its terms) as a novation so that:

(a) Schedule 2 is substituted for Schedule 2 to the Credit Agreement on the Effective Date; and

(b) Clauses 30.2 (Transfers by Lenders) and 30.3 (Procedure for Novation) of the Credit Agreement are deemed to be set out in full in this Agreement.

6. COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

NEW LENDERS

SCHEDULE 2
PART I

LENDERS AND COMMITMENTS

Lenders	Tranche A Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro

PART II

LENDERS AND UTILISATIONS

Lenders	Tranche A Commitments euro	Tranche B Commitments USD	Tranche C Commitments USD	Tranche D Commitments euro	Tranche E Commitments euro

[Details of Documentary Credits]

SIGNATORIES TO THE NOVATION AGREEMENT

The Parent and Obligors' Agent

TRADER.COM N.V.

By:

TRADER.COM GROUP B.V.

By:

Arranger

CREDIT SUISSE FIRST BOSTON.

By:

Facility Agent

CREDIT SUISSE FIRST BOSTON.

By:

Existing Lenders

[	]

By:

New Lenders

[	]

By:

LC Bank

[	]

By:

Acknowledged and Agreed as Pledgor under the Security Documents governed by French law.

HEBDO MAG EUROPE B.V.

By:

TRADER.COM FRANCE S.A.

By:

TRADER.COM (CANADA) INC.

By:

TRADER.COM MANAGEMENT (SERVICES) B.V.

By:

PART V

OBLIGOR ACCESSION AGREEMENT

To: [ ] as Facility Agent

From: [PROPOSED OBLIGOR] and [OBLIGORS' AGENT]

Date: [ ]

TRADER.COM N.V.
credit agreement dated 11th December, 1998 as amended and restated by a supplemental agreement dated [ ], 2000 providing euro 274,000,000 term loan and revolving credit facilities
(the "Credit Agreement")

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause 19.2.

We, [name of company] of [Registered Office] (Registered no. [ ]):

(a) agree to become party to and to be bound by the terms of the Credit Agreement as an Obligor in accordance with Clause 19.2; and

(b) agree to become party to and to be bound by the terms of the Intercreditor Agreement as an Obligor in accordance with Clause 25.3 of the Intercreditor Agreement.

Our address for notices for the purposes of Clause 36.2 is:

[	]

Clause 37 of the Credit Agreement applies to this Deed.

This Deed is governed by English law.

[EXECUTION AS A DEED
BY PROPOSED SPANISH OBLIGOR]

[OBLIGORS' AGENT]

By:

[	]

By:

PART VI

LC BANK/AGENT'S ACCESSION AGREEMENT

To: [ ] as Facility Agent

From: [PROPOSED LC BANK/FACILITY AGENT/SECURITY AGENT]

Date: [ ]

TRADER.COM N.V.
credit agreement dated 11th December, 1998 as amended and restated by a supplemental agreement dated [ ], 2000 providing euro 274,000,000 term loan and revolving credit facilities
(the "Credit Agreement")

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause [5.9/30.7/30.8].

We, [name of company] of [Registered Office]:

(a) accept our appointment as, and agree to become party to and to be bound by the terms of the Credit Agreement as, [LC Bank/Facility Agent/Security Agent] in accordance with Clause [5.9/30.7/30.8]; and

(b) agree to become party to and to be bound by the terms of the Intercreditor Agreement as [a Finance Party/Senior Agent/Security Agent] in accordance with Clause [ ] of the Intercreditor Agreement.

Our address for notices for the purposes of Clause 36.2 is:

[	]

Clause 37 of the Credit Agreement applies to this Deed.

This Deed is governed by English law.

[EXECUTION AS A DEED
BY PROPOSED LC BANK/FACILITY AGENT/SECURITY AGENT]

By:

Acknowledged.

[Existing LC Bank (if any)/Facility, Agent/Security Agent]

By:

SCHEDULE 7

FORM OF DOCUMENTARY CREDIT

[LC Bank Letterhead]

To: [Name]

[Address ]

For the attention of: [ ]

Dear Sirs,

Non-Transferable Letter of Credit No [ ]

We hereby issue our Irrevocable Non-Transferable Letter of Credit No. [ ], details of which are as follows:

Account Party:	[Borrower under Facility Agreement.]

Availability:	By payment against delivery of Required Documents.

Beneficiary:	[Details.]

Charge	All banking charges and commissions other than our own are for Beneficiary's account.

Maximum Amount:	[ ]

Payment Currency:	[Euros or an Optional Currency.]

Expiry Date:	[ ]

Partial Payment:	Partial payments are permitted, provided that the Payment Amounts shall not in the aggregate exceed the Maximum Amount.

Payment Amount:	An amount in the Payment Currency certified in a Certificate of Beneficiary to be a Payment Amount.

Required Documents:	A Certificate of Beneficiary in the form set out in Appendix A hereto, duly completed in a manner consistent with the requirements of this Letter of Credit and signed on behalf of the Beneficiary.

We engage with the Beneficiary that within five working days in London after receipt by us at our offices at [ ] of the related Required Documents conforming to the terms of this Letter of Credit we will pay to or to the order of the Beneficiary, in the Payment Currency in funds providing same day value, by credit to the account specified in the related Certificate of Beneficiary, the lesser of:

(i) each Payment Amount, as stated in Required Documents; and

(ii) the balance of the Maximum Amount after deducting the amount of any and all previous payments by us under this Letter of Credit.

This Letter of Credit and the Beneficiary's rights and benefits hereunder shall be Non-Transferable and shall be payable only against presentation of Required Documents. This Letter of Credit shall expire on, and no payment shall be made pursuant hereto after, the Expiry Date.

Save in so far as such provisions may be inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the provisions of the Uniform Customs and Practice for Documentary Credits (1993 Revision) ICC Publication No. 500.

This Letter of Credit and the Credit established hereby shall be governed by English law. For the avoidance of doubt, it is confirmed that demand may be made hereunder by tested telex.

Yours faithfully,

.........................................

for and on behalf of

[	]

EXHIBIT A

CERTIFICATE OF BENEFICIARY

To: [L/C Bank]

[Address]

Dear Sirs,

Non -Transferable Letter of Credit No. [ ] (the "Credit")

With reference to the above Credit, we hereby certify that:

(a) we have provided general banking facilities to [ ] [and its subsidiaries] incorporated in [ ];

(b) an aggregate amount (the "Payment Amount") of [ ] (comprising [ ] of principal and [ ] of interest and/or other charges) fell due for payment in [ ] by [ ] on [ ] and remains due and unpaid at the date of this Certificate.

Accordingly, we hereby request payment pursuant to the Credit of the Payment Amount. Payment is to be made to our account (A/c No. [ ]) with [ ] at [ ].

Yours faithfully,

.....................................
for and on behalf of

[	]

SCHEDULE 8

TERMS OF LENDERS' INDEMNITY TO LC BANK

1. Each Lender having a Tranche D Commitment, or which had a Tranche D Commitment which it has assigned, transferred or novated without the written consent of the LC Bank in each case on the date of issue of a Documentary Credit, will pay any amount demanded of it by the LC Bank pursuant to Clause 5.7 on the later of the date that the LC Bank has itself to make payment under such Documentary Credit (as notified by the LC Bank to such Lender in the demand) and two Business Days after receipt by such Lender of such demand.

2. Where a Lender makes a payment pursuant to paragraph 1 after the date on which the LC Bank makes the relevant payment under the Documentary Credit in question, such Lender shall pay on demand to the LC Bank its pro rata share (as calculated in Clause 5.7) of such amount as the LC Bank certifies (such certification to be conclusive in the absence of manifest error) as necessary to compensate it for funding the amount demanded in the interim.

3. No assurance, security or payment avoided under any law relating to bankruptcy, liquidation, insolvency, reconstruction or reorganisation or any similar laws and no release settlement, arrangement or discharge which may have been given or made on the basis of any such assurance, security or payment shall prejudice or affect the right of the LC Bank to recover from each of the Lenders to the full extent of their obligations under Clause 5.7 and this Schedule 8.

4. The obligations of each Lender under Clause 5.7 and this Schedule 8 shall not be impaired, affected or revoked by any act, omission, transaction, limitation, matter, thing or circumstance whatsoever which but for this provision might operate to release or exonerate such Lender from all or any part of its obligations under Clause 5.7 and this Schedule 8 or reduce, impair or affect such obligations or cause all or any part of such obligations to be irrecoverable from or unenforceable against any Lender or to discharge, reduce, affect or impair any of such obligations, including without limitation:

(a) any time, waiver or indulgence granted to any Obligor or any other person or the forbearance of the LC Bank in enforcing the obligations of any Obligor or any other person under this Agreement or any of the other Senior Finance Documents or in respect of any other guarantee, security, obligation, right or remedy;

(b) the recovery of any judgment against any Obligor or any other person or any action to enforce the same;

(c) the taking of any other security from any Obligor or any other person or the failure, refusal or neglect to take, perfect or enforce, any rights, remedies or securities from or against any Obligor or any other person or all or any part of the security constituted by any of the Senior Finance Documents;

(d) any alteration in the constitution of any Obligor or any defect in or irregular exercise of the borrowing or other powers of any Obligor or any other person or any legal limitation, disability, incapacity or other circumstance relating to any Obligor or any other person whether arising in relation to this Agreement, any of the other Finance Documents or any other guarantee or security or otherwise howsoever;

(e) any amendment or supplement to or variation of any Finance Document;

(f) the insolvency, bankruptcy, liquidation, reconstruction or reorganisation of, or analogous proceedings relating to any Obligor or any other person or any composition or arrangement made by any of them with the LC Bank, any Lender or any other person or any transfer or extinction of any liabilities of or any Obligor by any law, order, regulation, decree, court order or similar instrument; or

(g) any irregularity, unenforceability or invalidity of any obligations of any Obligor or any other person under any security or document (to the intent that such Lender's obligations under Clause 5.7 and this Schedule 8 shall remain in full force as if there were no such irregularity, unenforceability or invalidity).

5. The LC Bank shall be entitled to enforce the obligations of each Lender under Clause 5.7 and this Schedule 8 without making any demand on or taking any proceedings against or filing any proof or claim in any insolvency, winding up or liquidation of any Obligor or any other person or exhausting any right or remedy against any Obligor or any other person or taking any action to enforce any part of the security constituted or evidenced by any of the Senior Finance Documents.

6. The obligations of each Lender under Clause 5.7 and this Schedule 8 shall be continuing obligations and shall extend to the ultimate balance of the obligations referred to in Clause 5.7(a). If, for any reason, such obligations cease to be continuing obligations, the LC Bank may open a new account with or continue any existing account with any Obligor or other person and the liability of each Lender in respect of amounts guaranteed by it pursuant to Clause 5.7 and this Schedule 8 at the date of such cessation shall remain regardless of any payments in or out of any such account.

7. The LC Bank's rights under Clause 5.7 and this Schedule 8 shall be in addition to and shall be in no way prejudiced by any other rights of or security held by the LC Bank in relation to the obligations of any Obligor. The LC Bank's rights under Clause 5.7 and this Schedule 8 are in addition to and are not exclusive of those provided by law.

8. A certificate of the LC Bank as to any amount due to it from any Lender pursuant to Clause 5.7 and this Schedule 8 shall be conclusive in the absence of manifest error.

SCHEDULE 9

CALCULATION OF THE MANDATORY COST

(a) The Mandatory Cost for an Advance for each of its Interest Periods is the rate determined by the Facility Agent to be equal to the arithmetic mean (rounded upward, if necessary, to four decimal places) of the respective rates notified by each of the Reference Banks to the Facility Agent and calculated in accordance with the following formulae:

in relation to an Advance denominated in Sterling:

BY + S(Y-Z) + F x 0.01 % per annum = Mandatory Cost
100-(B+S)

in relation to any other Advance:

F x 0.01 % per annum = Mandatory Cost
300

where on the day of application of the formula:

B is the percentage of the Reference Bank's eligible liabilities (in excess of any stated minimum) which the Bank of England requires the Reference Bank to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

Y is the rate at which Sterling deposits are offered by the Reference Bank to leading banks in the London interbank market at or about 11.00 a.m. on that day for the relevant period;

S is the percentage of the Reference Bank's eligible liabilities which the Bank of England requires the Reference Bank to place as a special deposit;

Z is the interest rate per annum allowed by the Bank of England on special deposits; and

F is the charge payable by the Reference Bank to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations but where for this purpose, the figure in paragraph 2.02b and 2.03b will be deemed to be zero expressed in pounds per GBP 1 million of the fee base of the Reference Bank.

(b) For the purposes of this Schedule 9:

(i) "eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England;

(ii) "fee base" has the meaning given to it in the Fees Regulations;

(iii) "Fees Regulations" means any regulations governing the payment of fees for banking supervision; and

(iv) "relevant period" in relation to each Interest Period, means:

(A) if it is three months or less, that Interest Period; or

(B) if it is more than three months, each successive period of three months and any necessary shorter period comprised in that Interest Period.

(c) In the application of the formula, B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5 x 15.

(d) If a Reference Bank does not supply a rate to the Facility Agent, the applicable Mandatory Cost will be determined on the basis of the rate(s) supplied by the remaining Reference Banks.

(e) (i) The formula is applied on the first day of each relevant period comprised in the relevant Interest Period.

(ii) Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(f) If the Facility Agent determines that a change in circumstances has rendered, or will render, the formula inappropriate, the Facility Agent (after consultation with the Lenders) shall notify the Parent of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Facility Agent shall, in the absence of manifest error, be binding on all the Parties.

SCHEDULE 10

STRUCTURE CHART

SCHEDULE 11

CANADIAN REORGANISATION

1. After the Effective Date, Canco will reduce its share capital and all payments relating to that reduction (in aggregate, approximately USD50,000,000) will remain outstanding under a note (which is expressed not to be repayable until at least 6 months after the Final Maturity Date) in favour of Tivana Holding BV ("Tivana Note") with an interest rate of up to 9% p.a.

2. Tivana Holding BV will transfer the Tivana Note to the Obligors' Agent as repayment in part of the debt owed to the Obligors' Agent.

3. The Obligors' Agent will charge the benefit of the Tivana Note to the Security Agent and the Lenders by entering into such Security Documents (in substantially the same form as those entered into at Closing) as the Security Agent may reasonably require.

SCHEDULE 12

INTERNET ACCOUNTING RULES

INCOME STATEMENT

GENERAL RULES

Trader.com now needs to present separate Online (Internet-related) and Offline (Print-related) financial statements.

The applicable method for splitting revenues and costs (until EBITDA only) is the following:

- specific offline/online items (i.e. fully dedicated to each activity) : to allocate directly to respective activities,

- non specific items (related to both activities) : should be allocated using specific allocation rules.

Private Classified Ads - Revenue

Overall definition

It represents revenue from classified and photo ads (including upselling) placed by individuals. In particular, classified ads do not include professional, commercial and auto dealer ads, which are classified in professional ads (see Professional ads - Revenue).

Classified ads revenue should not include revenues from related paid telephone and fax lines which are included in Other revenues.

Breakdown offline/online

  Specific online revenue :

- Ads for which customers pay to be placed only on the website
- Specific upselling on the website

  Specific offline revenue :

- Ads not included on a website

  Non specific revenue :

All other ads which are included both in the print publications and the websites with a bundle price.

  Allocation method is the following :

- price increases occurring from June 1999 (or once the ads are on the website) are to be allocated to online. Further increases : % allocation to online should be decided case by case with Corporate (with analysis of circulation versus Internet sessions trends)

  Comments :

- for countries with high inflation (Hungary, ...), the portion of price increase related to inflation should be allocated to offline (to specify with Corporate)
- accounting systems must be able to precisely trace this allocation : the online portion should be specified on the invoices, breakdown of revenues should be supported by back up listings.

Private Classified Ads - Ads solicitation costs

Overall definition

It represents salaries, commissions, bonuses, fringe benefits and social charges related to active telemarketing activities (outbound) related to classified ads, excluding supervisors' salaries which are included in Classified ads - Salary. It also includes all other direct costs linked to the ads solicitation process (direct mailing costs,...).

Breakdown offline/online

  Specific online cost :

- Costs (salaries, commissions...) related to fully dedicated online personnel (case of an operation with no print publication)
- Commissions of non dedicated personnel, related to online revenue only (see Classified ads - revenue)

  Specific offline cost :

- Costs (salaries, commissions...) related to fully dedicated offline personnel (case of a publication with no website)
- Commissions of non dedicated personnel, related to offline revenue only (see Classified ads - revenue)

  Non specific cost :

All other costs (salaries, commissions, bonuses...) not fully dedicated must be allocated using the calculated prorata of total classified ads revenue or, if more appropriate (in the opinion of management) based on management assessment of time and effort expended on Internet related activities.

Private Classified Ads - Commissions

Overall definition

It represents commissions to employees or subcontractors responsible for classified ads revenue (refer to list in Classified ads - Salary)

In particular, if ad takers (see Direct production cost - Salary) also do upselling, the variable part of their salary (commissions, bonuses), directly linked to upselling of classified ads, must be located in commission.

Split between classified ads and professional ads : refer to Classified ads - Ads solicitation

Breakdown offline/online

  Specific online cost :

- Commissions related to fully dedicated online personnel (case of an operation with no print publication)
- Commissions of non dedicated personnel, related to online revenue only (see Classified ads - revenue)

  Specific offline cost :

- Commissions related to fully dedicated offline personnel (case of a publication with no website)
- Commissions of non dedicated personnel, related to offline revenue only (see Classified ads - revenue)

  Non specific cost :

All other commissions not fully dedicated must be allocated using the calculated prorata of total classified ads revenue or, if more appropriate (in the opinion of management) based on management assessment of time and effort expended on Internet related activities.

Private Classified Ads - Salary

Overall definition

It represents salary expenses (including fringe benefits and social charges), of employees working directly for the classified ads, such as photographers, classified ads supervisors.

Split between classified ads and professional ads : refer to Classified ads - Ads solicitation

Breakdown offline/online

  Specific online cost :

Salaries related to fully dedicated online personnel (case of an operation with no print publication)

  Specific offline cost :

Salaries related to fully dedicated offline personnel (case of a publication with no website)

  Non specific cost :

All salaries of non fully dedicated personnel must be allocated using the calculated prorata of total classified ads revenue or, if more appropriate (in the opinion of management) based on management assessment of time and effort expended on Internet related activities.

Professional ads - Revenue

Overall definition

It represents revenue from classified ads placed by professionals, dealers.

Split between classified ads and professional ads : refer to Classified ads - Revenue

Breakdown offline/online

Refer to Classified ads - Revenue

PROFESSIONAL ADS - ADS SOLICITATION

Overall definition

Refer to Classified ads - Ads solicitation

Breakdown offline/online

Refer to classified ads - Ads solicitation

In addition, specific online costs could also include for example salaries related to outbound personnel who place free ads on the website only.

PROFESSIONAL ADS - COMMISSIONS

Refer to Classified ads - Commissions

PROFESSIONAL ADS - SALARY

Refer to Classified ads - Salary

Display - Revenue

Overall definition

It represents revenue from display advertising, including barter revenues as well as minisites, banners... on a website.

Breakdown offline/online

  Specific online revenue :

Display advertising placed on a website: minisites/powerpages, local and national banners, sponsorship...

  Specific offline revenue :

Display advertising placed in a print publication

  Non specific revenue :

Bundle offers (online + offline) with overall discount.
Allocation method : breakdown of revenue should be based on standard pricing for the two separate offers, with discount % allocated equally to both
Comment : the online portion should be specified on the invoices.

Display - Ads solicitation

Overall definition

Refer to Classified ads - Ads solicitation

Breakdown offline/online

Refer to Classified ads - Ads solicitation

Display - Commissions

Overall definition

It represents commissions to employees, and subcontractors responsible for display revenues such as external agencies (ex : Doubleclick for online revenue...) or external sales representatives.

Breakdown offline/online

  Specific online cost :

- Commissions related to fully dedicated online personnel
- Commissions related to third party (ex : Doubleclick)
- Commission of non dedicated personnel, related to online revenue only (see Display - revenue)

  Specific offline cost :

- Commissions related to fully dedicated offline personnel or third party
- Commission of non dedicated personnel, related to offline revenue only (see Display - revenue)

  Non specific cost :

All other commissions not fully dedicated (if any) must be allocated using the prorata of total display revenue or, if more appropriate (in the opinion of management) based on management assessment of time and effort expended on Internet related activities.

Display - Salary

Overall definition

It represents salary expenses (including fringe benefits and social charges) of employees, subcontractors and supervisors working directly for display revenue.

In particular, it should include display photographers.

Breakdown offline/online

  Specific online cost :

Salaries related to fully dedicated online personnel

  Specific offline cost :

Salaries related to fully dedicated offline personnel

  Non specific cost :

All salaries of non fully dedicated personnel must be allocated using the calculated prorata of total display revenue or, if more appropriate (in the opinion of management) based on management assessment of time and effort expended on Internet related activities.

Circulation - Revenue

Overall definition

It represents gross revenues coming from sales and subscription of the publications, and more generally from access to the information included in the publications/websites.

In particular, revenue from publications should be equal to:

- For internal distribution, number of copy sold x selling price to outlet (excluding taxes)
- For external distribution, number of copy sold x retail price (excluding taxes)

Breakdown offline/online

  Specific online revenue :

- access to premium listings on the website

  Specific offline revenue :

- sales and subscription of the publications

  Non specific revenue :

None identified

Circulation-Commissions

Overall definition

It represents commissions to employees and subcontractors responsible for circulation revenue.

In particular:

- distribution commissions to third party distributors and to outlets (if gross revenues based on retail price),

- commissions to internal distributor or subcontractors.

- Breakdown offline/online It should represent only specific offline costs, unless specific cases to justify.

Circulation - Salary

Overall definition It represents salary expenses (including fringe benefits and social charges) of circulation supervisors, employees and subcontractors working directly for circulation.

Breakdown offline/online

It should represent only specific offline costs, unless specific cases to justify.

Circulation - Transportation and logistics

Overall definition

It represents expenses linked to transportation / shipping of the publications to the end customer (mail expenses in case of subscriptions) or to the end distributor (in case of third party distribution).

Breakdown offline/online

It should represent only specific offline costs, unless specific cases to justify.

Service - Revenue

Overall definition

It represents revenue from referral or brokerage commissions (warranty, financing, insurance.....), or sale of other services.

It should only represent the commission owed and billed by the company, and not the total premium paid by the final customer.

Breakdown offline/online

  Specific online revenue :

- sales registered though a website, or by other means (phone call from the customer...) with identification online thanks to a specific Online phone number/code number

  Specific offline revenue :

- sales registered through Outbound calls (Call centers/telemarketing...), or by other means (phone call from the customer...) with identification offline thanks to a specific Offline phone number/code access number

  Non specific revenue :

None identified

Service - Commissions

Overall definition

It represents commission expenses of employees and subcontractors responsible for service revenue. In particular, it should include commissions related to the sale of services by ad takers or telemarketing personnel. It should also include commissions paid to call centers or any other third party selling services on our behalf.

Breakdown offline/online

Costs are considered as non specific (except for identified dedicated expenses - outbound call centers, third party) and are allocated based on prorata of total Service revenues.

Service - Salary

Overall definition

It represents salary expenses (including fringe benefits and social charges) of employees, subcontractors and supervisors responsible for service revenues.

Breakdown offline/online

Costs are considered as non specific (except for identified dedicated expenses, if any) and are allocated based on prorata of total Service revenues.

Other - Revenue

Overall definition

It represents any revenue not listed in the above-mentioned categories.

Breakdown offline/online

  Specific online revenue :

- Auction
- e-commerce, website maintenance and consulting services

  Specific offline revenue :

- Printing revenue
- 3rd party (gross revenue - related production costs should be in Direct production costs)
- Circulation revenue - 3rd party
- Minitel
- Paid telephone and fax lines
- Database
- Other...?

  Non specific revenue :

None identified

Other - Commissions

Overall definition

It represents commission expenses of employees and subcontractors responsible for other revenue (as defined above).

Breakdown offline/online

Refer to breakdown in Other - Revenue

Other - Salary

Overall definition

It represents salary expenses (including fringe benefits and social charges) of employees, subcontractors and supervisors responsible for service revenues.

Breakdown offline/online

Refer to breakdown in Other - Revenue

Direct Production Cost - Salary

Overall definition

It represents salary expenses (including fringe benefits and social charges) of in-house personnel working on the production of our publications and websites, such as :

- Ad takers (salary only : see Classified ads & Services - Commissions for commissions), including customer service if any,
- Proof-readers,
- Persons from lay-out, studio & artwork departments,
- Persons from printing plant,
- Journalists, editorial photographers,
- Persons from the computerized production department,
- Internet designers, programmers, Web masters...

Breakdown offline/online

  Specific online cost :

All persons fully dedicated to the online activity & website such as :

- Internet designers, programmers, Web masters...
- Any other person working specifically on the maintenance/development/content of the websites

  Specific offline cost :

All persons fully dedicated to the offline activity & publications (all persons if no website) such as :

- Persons from printing plant
- Studio & artwork (if specific for print advertising)...

  Non specific cost :

- Ad takers
- Proof-readers.....

Allocation should be done based on prorata of total respective revenue (classified ad revenue for takers and proof-readers.....) or, if more appropriate (in the opinion of management) based on management assessment of time and effort expended on Internet related activities.

Direct Production Cost - Paper

Overall definition

It represents paper costs for the production of our publications. If no split is available or possible between paper / printing / other production costs from the printer, costs should be located in Other production costs

Breakdown offline/online

All costs should be allocated to offline.

Direct Production Cost - Stripping

Overall definition

It represents subcontracted pre-press expenses (flashing, etc) or materials used internally in this process.

Breakdown offline/online

All costs should be allocated to offline.

Direct Production Cost - Printing

Overall definition

It represents the expenses related to the actual printing operations, including ink, set-up, etc. If no split is available or possible between paper / printing / other production costs from the printer, costs should be located in Other production costs

Breakdown offline/online

All costs should be allocated to offline.

Direct Production Cost - Binding

Overall definition

It represents the expenses related to after-printing operations.

Breakdown offline/online

All costs should be allocated to offline.

Direct Production Cost - Other

Overall definition

It represents other costs not detailed above, such as subcontracted tasks which would be in Salary if internal (refer to Direct production cost - Salary).

Breakdown offline/online

Refer to Direct production cost - Salary

Marketing Cost

Overall definition

It represents all marketing expenses, including salaries and expenses of marketing personnel, advertisement, barter, trade shows, research activity, promotional material, customer appreciation, etc.

In particular, no costs of racks should be included, as they represent capital expenditures.

Breakdown offline/online

  Specific online cost :

All costs fully dedicated to the promotion of the websites such as:

- advertising on portals or other websites,
- cross promotion (advertising in our own publications): cost should be transferred from offline to online on the basis of the lower tariff applied to our customers.

  Specific offline cost :

All costs fully dedicated to promotion of the publications

  Non specific cost :

All marketing expenses concerning both publications & websites (overall campaign on the brand...) shall be allocated, based on (in the opinion of management,) management assessment of time and effort expended on Internet related activities.

Cost of personnel - General and Administration

Overall definition

It represents salary expenses (including fringe benefits and social charges) of employees not related to classified ads, professional ads, display, circulation, service, other revenues, and direct cost. These costs should also include human resources costs (recruitment, training, relocation costs, payroll fees, etc).

Departments involved are:

- Management
- Finance and accounting
- Human resources
- Legal
- MIS
- Administration

Breakdown offline/online

  Specific online cost :

All persons fully dedicated to online activity such as Internet managers.....

  Specific offline cost :

All persons fully dedicated to offline activity such as managers in charge of circulation, production...

  Non specific cost :

All remaining persons, not fully dedicated to a specific activity.
Allocation should be done based on prorata of total revenues or, if more appropriate (in the opinion of management) based on management assessment of time and effort expended on Internet related activities. The resulting ratio of online costs and offline costs can be used to determine the allocation of non-specific general and administration cost.

Premises Cost - General and Administration

Overall definition

It represents for each location:

- Rent ,
- Electricity, taxes and business tax,
- Repairs and maintenance,
- Premises insurance,
- Cleaning of offices.

Breakdown offline/online

  Specific online cost :

Rent expenses of specific Online offices, or - for shared offices - based on % surface occupied by fully dedicated online personnel.

  Specific offline cost :

Rent expenses of specific Offline offices, or - for shared offices - based on % surface occupied by fully dedicated offline personnel.

  Non specific cost :

Remaining costs - surface occupied by non fully dedicated personnel - should be allocated on the same basis as costs are shared for non specific personnel

Office Expenses - General and Administration

Overall definition

It represents general office expenses such as:

- Contractors for computer,
- Subscription to magazines,
- Suppliers,
- Payroll fees,
- Postal fees,
- Insurance costs....

Breakdown offline/online

Costs which are considered non specific (except for identified dedicated expenses - related to specific personnel/office) and are to be allocated on the same basis as costs are shared for non specific personnel.

Telephone - General and Administration

Overall definition

It represents expenses such as:

- Telephone cost,
- Long distance calls,
- Cellular,
- Fax,
- Minitel costs for consultation....

Breakdown offline/online

Costs are considered as non specific (except for identified dedicated expenses - related to specific personnel/specific phone lines) and are to be allocated as non specific premises costs.

Travel and Vehicle - General and Administration

Overall definition

It represents expenses such as:

- Car insurance,
- Car leasing costs,
- Travel expenses,
- Plane,
- Hotel,
- Transportation card (France),
- Gift and wish cards,
- Seminars....

Breakdown offline/online

  Specific online cost :

All expenses fully dedicated to online such as:

- travel and car expenses of fully dedicated online personnel,
- seminars on Internet topics...

  Specific offline cost : All expenses fully dedicated to offline such as:

- travel and car expenses of fully dedicated offline personnel,
- seminars on Offline topics....

  Non specific cost :

All remaining costs should be allocated on the same basis as for non specific personnel

Contract services - General and Administration

Overall definition

It represents expenses such as:

- Audit fees,
- Legal fees,
- MIS fees,
- Contract negotiation costs...

Breakdown offline/online

  Specific online cost :

All expenses related to specific online business.

  Specific offline cost :

All expenses related to specific offline business.

  Non specific cost :

All remaining expenses should be allocated based on the same basis for non-specific personnel

Bank Charges - General and Administration

Overall definition

It represents expenses such as:

- Bank charges from day to day operations,
- Credit card fees.....

Breakdown offline/online

All costs are considered as non specific (except for identified significant dedicated expenses that can be booked as specific) and are to be allocated based on prorata of total revenues.

Bad Debt - General and Administration

Overall definition

It represents:

- Annual adjustment to reserve for allowance for doubtful accounts,
- Collection fees paid to third parties,
- Bad debts written off net of recoveries.

Breakdown offline/online

All costs are considered as non specific (except for identified significant dedicated expenses that can be booked as specific) and are to be allocated based on prorata of total revenues.

Capital taxes - General and Administration

Overall definition

It represents taxes on capital paid or accrued for the current fiscal year.

It should not include taxes on other items such as vehicle, city taxes that should be classified in Office or Premises costs.

Breakdown offline/online

All costs are considered as non specific and are to be allocated based on prorata of total revenues.

Restructuring costs - General and Administration

Overall definition

It represents expenses related to the implementation of a restructuring plan such as relocation of an operation, abandonment of operations or productive assets, or the impairment of the carrying value of productive or long-lived assets...

Breakdown offline/online

Specific online costs:
All costs related to online restructuring plans.

Specific offline costs:
All costs related to offline restructuring plans.

Non specific cost:
All remaining costs should be allocated on the same basis as for non-specific personnel.

Gain/loss on sale of fixed assets - General and Administration

Overall definition

It represents mechanical gain/loss related to the sales of fixed assets.

Breakdown offline/online

Costs are specific, based on the nature of the fixed asset (online or offline, as identified in the Capital expenditures).

Severance payments - General and Administration

Overall definition

It represents severance payments to employees leaving the company.

Breakdown offline/online

Refer to Cost of personnel - General and Administration

Other costs - General and Administration

Overall definition

It represents any other costs to be included in General and Administration costs.

Breakdown offline/online

All costs are considered as non specific (except for identified significant dedicated expenses that can be booked as specific) and are to be allocated based on the same basis as for non-specific personnel.

Acquisition costs

Overall definition

It should include salaries and expenses of internal people specifically dedicated to acquisitions, as well as external professional fees (audit, legal...) spent on acquiring new businesses (if the acquisition is successful, all external costs are capitalized).

Breakdown offline/online

To specify person by person based on their respective activities and project by project.

Headquarter Costs

Overall definition

It represents all costs and expenses incurred by the holding and management companies in the Netherlands, United Kingdom, France and Switzerland, except for all costs incurred by the legal entity "Trader.com Internet Machine GIE" which represent specific online costs.

Non Specific costs:

To be allocated as set out below

Department	Online Allocation	Offline Allocation
Finance	30%	70%
Operation-Region I	50%	50%
Operation-Region II	50%	50%
Operation-CRM/Best Practices	50%	50%
Human Resources	30%	70%
Legal	30%	70%
Public Relation & Communication	30%	70%
International Portal	100%	0%
Internet Management	100%	0%
Information System & Technology	100%	0%
Executive Management	30%	70%
Acquisitions	50%	50%
Facility & Other	30%	70%

SIGNATORIES TO THE CREDIT AGREEMENT

Parent

HMI S HOLDCO N.V.

By: JOHN MACBAIN

Original Guarantors

HMI S HOLDCO NV

By: JOHN MACBAIN

HMI GROUP BV

By: JOHN MACBAIN

SPORTAKO BV

By: HANS VAN WALSEM

MONTAIGNE VII BV

By: HANS VAN WALSEM

TIVANA HOLDING (CANADA) INC.

By: ROBERT FETHERSTONHAUGH

TIVANA HOLDING BV

By: HANS VAN WALSEM

Arranger

DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

By: JOHN MACBAIN

Original Lenders

DLJ CAPITAL FUNDING, INC.

By: MICHAEL J. BARNES

Facility Agent

DLJ CAPITAL FUNDING, INC.

By: MICHAEL J. BARNES

Security Agent

DLJ CAPITAL FUNDING, INC.

By: MICHAEL J. BARNES

Syndication Agent

DLJ CAPITAL FUNDING, INC.

By: MICHAEL J. BARNES

CONFORMED COPY

DATED 10th December, 2001

SIXTH SUPPLEMENTAL AGREEMENT

BETWEEN

TRADER.COM NV
as Parent

TRADER.COM GROUP BV
as Obligors' Agent

CREDIT SUISSE FIRST BOSTON
as Arranger

CREDIT SUISSE FIRST BOSTON
as Facility Agent and Syndication Agent

and

DLJ CAPITAL FUNDING INC
as Security Agent

______________________________________________

relating to a
SENIOR FACILITY AGREEMENT
dated 18th December, 1998 as amended and
supplemented from time to time

______________________________________________

ALLEN & OVERY
London
BK:875924..4